UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Mueller Water Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Mueller Water Products

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

WHERE INTELLIGENCE MEETS INFRASTRUCTURE®

NOTICE OF ANNUAL MEETING

WHEN	WHERE	RECORD DATE
Thursday, February 6, 2025; 10:00 A.M., Eastern Time	The Annual Meeting will be held virtually via live webcast at: meetnow.global/MHMJVY5
Only our stockholders at the close of business on December 9, 2024, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

ITEMS OF BUSINESS

Board Recommendation
Proposal 1	To elect nine directors	FOR each director nominee
Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 3	To approve the amendment and restatement of the 2006 Employee Stock Purchase Plan	FOR
Proposal 4	To approve the amendment and restatement of the 2006 Stock Incentive Plan	FOR
Proposal 5	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025	FOR
Stockholders will also transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournments or postponements thereof.
We use United States Securities and Exchange Commission (“SEC”) rules allowing issuers to furnish proxy materials to their stockholders over the Internet. A Notice of Internet Availability of Proxy Materials or this Proxy Statement will first be mailed to our stockholders on or about December 18, 2024. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors.
CHASON A. CARROLL
Corporate Secretary
Atlanta, Georgia
December 18, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON February 6, 2025
This Proxy Statement and our 2024 Annual Report are available at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders).

PROXY STATEMENT FOR 2025 ANNUAL MEETING 1

LETTER TO STOCKHOLDERS
DEAR FELLOW STOCKHOLDERS,
Fiscal year 2024 was a record year for Mueller Water Products (“Mueller”). With Mueller’s outstanding financial, operational and strategic performance, as well as the reaffirmation of Marietta Edmunds Zakas as our Chief Executive Officer and appointment of Paul McAndrew as our President and Chief Operating Officer, the Board of Directors and I are enthusiastic about Mueller’s future. Together with the management team, we are focused on executing our strategic priorities to benefit our customers, people, communities and stockholders.
As previously reported, Mueller achieved record annual net sales, margins and cash generation in fiscal 2024. We also returned approximately $50 million to shareholders through share repurchases and increased quarterly dividends for the ninth time through the end of fiscal 2024. We are confident in our future, knowing that the significant investments we have made in our facilities and our ongoing strategies position us well to be a major contributor to enhancing the aging North American water infrastructure as the expected incremental spending associated with the federal infrastructure bill is realized. We remain committed to developing the products and solutions our communities need as we help our cities and water utilities deliver clean, safe drinking water.
Our commitment extends to our Environmental, Social and Governance (“ESG”) initiatives. In September, we released our fourth ESG Report, highlighting our progress toward becoming a more sustainable, innovative and impactful organization. Notably, in March 2024, MSCI ESG Research LLC upgraded Mueller’s ESG practices to its highest level of AAA. We also enhanced our global disclosure alignment with the United Nations Sustainable Development Goals and provided initial climate-related information to CDP Worldwide.
This year, we continued to advance our board refreshment plans by adding two highly accomplished directors. Christian A. Garcia brings operational and financial expertise in the industrial and manufacturing sectors across global organizations, while Brian Healy offers extensive executive leadership experience, strategic planning skills, and financial acumen. Additionally, we are nominating two senior executives, each of whom joined us as Board Observers in December 2024, as new directors for election at the 2025 Annual Meeting of Stockholders. Ms. Bentina Chisolm Terry brings us over 25 years of senior leadership in the utility industry, and Mr. Leland G. Weaver brings over 20 years of broad experience in operations and manufacturing. We are confident that each will bring fresh perspectives and significant value to our diverse Board.
With a continued eye to the future, we adopted tenure/age-based guidelines for continuing membership on our Board – carefully balancing our desire to benefit from the experience and historical knowledge of our members as well as from the infusion of fresh perspectives to assure the ongoing vitality of our Board.
Lastly, at the 2025 Annual Meeting of Stockholders, both Dr. Lydia Waters Thomas and Ms. Shirley C. Franklin will retire from the Board. I want to recognize and deeply thank Dr. Thomas and Ms. Franklin for their combined 31 years of instrumental and respected service on the Board. Through their leadership, they have provided thoughtful and judicious guidance. They will both be missed.
My fellow directors and I encourage you to review the accompanying Proxy Statement and associated materials prior to the Annual Meeting on February 6, 2025.
On behalf of the Board, our management, and all of our people, I thank you for being a Mueller Water Products stockholder and for your continued support of our superb organization.
STEPHEN C. VAN ARSDELL
Non-Executive Chair of the Board

2 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.
Company Overview
The Mueller Water Products story began in 1857 when a young machine shop apprentice immigrated to America to establish his first business in Decatur, Illinois. Since then, the Mueller name has become known for innovative water distribution products of superior quality, many of which have become industry standards.
Although the business has undergone many changes throughout the years, our commitment to innovation has never wavered. We are proud of our position as a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. We continue to invest, invent and lead in our worldwide broad product and service portfolios, which includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products and software that provides critical water system data.
This breadth of products and services enables us to deliver sustainable and efficient solutions that bridge the gap between intelligence and infrastructure, helping our customers deliver important water resources to their communities and empowering the smart cities of the future. We are one of the few companies that can fulfill the needs of water utilities from end to end – at the source, at the plant, below the ground, on the street and in the cloud. Built on a solid legacy of innovation, we have the expertise and vision to provide advanced infrastructure and technology solutions for transmitting, distributing, measuring and monitoring water more safely and effectively than ever before, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. To learn more visit www.muellerwaterproducts.com.

2024 By the Numbers[1]

~$1.31 billion	~90%	~92%
in Net Sales	Water-focused Products	Net Sales in U.S.

10	4	5	~3,400
Manufacturing Sites	Foundries	R&D Centers	Employees Worldwide

Our Core Values

RESPECT
INTEGRITY
TRUST
INCLUSION
SAFETY
The Mueller Way

Product Categories

Brass Products
Specialty Valves
Repair Products
Technology-enabled Products and Solutions
Hydrants and Iron Gate Valves
Consolidated 2024 Net Sales

End Markets

60-65% Repair and Replacement of Municipal Water Infrastructure

25-30% Residential Construction

~10% Natural Gas Utilities and Industrial Applications

Reporting Segments[2]

Consolidated 2024 Net Sales
Water Flow Solutions
Water Management Solutions

(1)    As of September 30, 2024.
(2)    Water Flow Solutions includes iron gate valves, specialty valves and service brass products. Water Management Solutions includes fire hydrants, repair and installation, natural gas, metering, leak detection, pressure control and software products.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 3

PROXY SUMMARY
Notable Achievements in Fiscal 2024

ESG Achievements
•We published our fourth annual ESG Report, disclosing an approximate 3% reduction in Scope 1 and Scope 2 emissions intensity between 2022 and 2023 and a +15% decrease in waste directed to disposal compared to 2022.
•We received a AAA ESG Rating from MSCI, the firm’s highest rating.

Leadership and Culture
•We launched a frontline leadership training program to enhance leadership capabilities across the organization, including a new organization-wide video communication strategy to increase leadership visibility and foster our values and shared culture.

Inclusion and Development	•We continued to drive a culture of inclusion through employee-led councils and involvement with Women in Manufacturing. •We awarded the first annual Mueller HBCU Scholarship.

Employee Engagement	•We conducted a robust employee engagement survey process with year-over-year increases in both participation and engagement.

Operational Improvements
•Our new brass foundry in Decatur, Illinois is operational, and we are in the process of closing our legacy Decatur foundry in fiscal 2025 as we continue to modernize our facilities and expand our capabilities.

Highlights of Fiscal 2024 Performance

Focused on Operational Investment and Efficiencies to Increase Long-Term Stockholder Value
We generated net sales of $1,314.7 million, operating income of $181.7 million, adjusted earnings before interest tax depreciation and amortization (“EBITDA”) of $284.7 million, net income per diluted share of $0.74 (with adjusted net income per diluted share of $0.96) and $238.8 million net cash provided by operating activities (an increase in free cash flow of $130.0 million to $191.4 million). Adjusted EBITDA, adjusted net income per diluted share and free cash flow are financial measures not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and are therefore considered non-GAAP measures. See Exhibit A for a reconciliation of non-GAAP performance measures to GAAP performance measures.

Dividend Benefits	Stockholder Value
•We paid stockholders a quarterly $0.064 per share dividend during fiscal 2024, an increase of 4.9% from fiscal 2023. •We returned $39.9 million to our stockholders through dividends in fiscal 2024.	We repurchased $10 million of our outstanding Common Stock during fiscal 2024.
4 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
Stockholder Engagement
We believe that strong corporate governance should include regular engagement with our stockholders to discuss various topics, including corporate governance, compensation, performance, strategy and other matters. With regular engagement with our stockholders, we are able to strengthen our relationships with stockholders and better understand stockholders’ views on our policies and practices and other matters of importance to our business. In 2024, management and the Board continued to reinforce our commitment to building long-term relationships with our stockholders. During the year, we utilized a variety of avenues for engagement including our Annual Meeting of Stockholders, in-person and virtual meetings, quarterly earnings calls and other investor events and conferences.

Fiscal 2024 engagement included:
•Ten investor events, including investor and industry conferences and road shows, and regular meetings and calls with investors and research analysts
•Topics of discussion included:
•Drivers of sales growth, including pricing initiatives, end markets, backlog, orders and volumes
•Trends in key end markets, including municipal repair and replacement and new residential construction, and anticipated benefits from the federal Infrastructure Investment and Jobs Act
•Discussion of strategic initiatives
•Impacts of inflationary pressures, supply chain disruptions, manufacturing inefficiencies, backlog levels and labor availability
•Environmental, Social and Governance topics, including strategies to achieve targets and goals
•Leadership Team and Board Refreshment Update and Chief Financial Officer Succession Plan
•Capital spending plans, including large capital projects, especially the new brass foundry
•Cash flow expectations, including liquidity and working capital, including inventory levels
•Capital allocation strategy, including future capital spending and acquisitions, dividends and share repurchases
•Our 2024 Annual Meeting of Stockholders
We value the stockholder feedback that we receive through our engagement activities.
Sustainability
PRIORITY AND REPORTING
We view sustainability, including environmental, social and governance (“ESG”) practices, as essential to our long-term viability. As an industry leader for more than 165 years, we embrace our responsibilities for sustainability stewardship. We recognize that these responsibilities not only address our commitment to our employees and our facilities, but also extend to our other stakeholders, including our investors, customers, suppliers and communities.
Access to clean, safe water is essential. With the depletion of freshwater sources, the impacts of climate change and aging water infrastructure, we understand the importance of managing resources from start to finish. As a good steward and leader in water infrastructure, we embrace the opportunity and responsibility to make the world a better place for the benefit of future generations.
In September 2024, the Company published its annual ESG Report, which includes the principal sustainability metrics the Company tracks: water withdrawal/energy usage, greenhouse gas emissions and solid waste management. The ESG Report may be found at https://www.muellerwaterproducts.com/environmental-social-and-governance. Our ESG Report is not a part of, or incorporated by reference in, this Proxy Statement.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 5

PROXY SUMMARY
Throughout 2024, we remained focused on our ESG commitments, which are intended to create value for our stakeholders. We are excited about the progress we are making through our ESG initiatives, which is further described in our ESG Report.
SUSTAINABILITY APPROACH
•Our approach to sustainability programs and initiatives is rooted in and guided by the sustainability reporting standards set forth by the Global Reporting Initiative, the Sustainability Accounting Standards Board, the United Nations Sustainable Development Goals and the Task Force on Climate-related Financial Disclosures.
•When we first became a publicly traded company in 2006, our Board formed the Environment, Health and Safety Committee to oversee and guide our progress toward smart sustainability, making sustainability a key consideration in our directors’ deliberations and informing their overall approach to risk oversight.
•Management formed the ESG Management Committee in 2020 to further enhance our focus on developing, monitoring, implementing, measuring and reporting on ESG-related matters.
•Our executive compensation programs include ESG metrics, which highlights our focus on the importance of sustainability.
SOCIAL STEWARDSHIP
•We provide access to benefits and offer programs that are designed to support work-life balance, including physical, financial and mental health resources for employees and their families.
•We promote and facilitate a high-performance, inclusive workplace, including by embracing diverse experiences and perspectives.
•We utilize a new associate development program to introduce and train new generations of employees entering the Mueller family.
•We partner each year with the American Water Works Association and local organizations providing scholarships, charitable donations and employee volunteers.
•We drive best practices development and benchmarking through lean principles and our safety excellence and leadership program.
•We focus on the prevention of all injuries with an emphasis on the prevention of serious injuries and fatalities.
•We seek to utilize new technologies and data analytics to drive safety performance improvement.
ENVIRONMENTAL STEWARDSHIP
•We strive to reduce our energy, water and material usage and to maintain a close watch on key performance indicators.
•We engage our supply chain to improve packaging and freight efficiencies.
•We strive to integrate sustainability key performance indicators into our facilities.
•We invest in the modernization of our facilities.
•We develop and implement programs to upgrade to more energy efficient equipment, utilize reusable material and implement cutting-edge technology.
•We work to standardize equipment and procedures across all our facilities to promote consistent, efficient manufacturing processes.
GOVERNANCE STEWARDSHIP
•We are committed to maintaining a strong governance structure built on a comprehensive set of corporate governance guidelines that promote the interests of our stakeholders.
•Our Board is led by an independent Chair and supported by fully independent standing committees of the Board.
•We promote director effectiveness through director orientation and mentoring, continuing education and regular Board, committee and director self and peer evaluations.
•We foster board and committee independence by conducting frequent executive sessions without the CEO or other members of management present.
•For our executive officers and directors, we maintain significant Common Stock ownership guidelines, prohibit hedging and pledging of our securities and have adopted enhanced clawback policies for executive compensation in the event of financial restatements or misconduct.
6 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
•We maintain a robust stakeholder engagement program.
See “Proposal One - Election of Nine Directors — The Board’s Role and Responsibilities — Board Oversight — Environmental, Social and Governance” for information regarding the Company's governance practices.

Proposal One
Election of Nine Directors
The Board recommends a vote FOR each nominee for director.
Director Nominees
Our directors are elected annually by the affirmative vote of a majority of the votes cast. All nominees are independent, except Ms. Zakas, our Chief Executive Officer (“CEO”). As part of the Company's Board refreshment plans, Ms. Shirley Franklin and Dr. Lydia Thomas are not renominated for reelection at the Annual Meeting. Messrs. Brian Slobodow and Niclas Ytterdahl are not renominated for reelection at the Annual Meeting. Additionally, Bentina Chisolm Terry and Leland G. Weaver were appointed to the Board as Board Observers, effective December 4, 2024, and are nominated for election at the Annual Meeting.
The following table provides summary information about each director nominee. See “The Board of Directors” for more information about each nominee.

Name and Experience	Age	Director Since	Independent	Board Committees(1)
Christian A. Garcia(2) Former Executive Vice President and Chief Financial Officer of BrandSafway	61	2024
Thomas J. Hansen Former Vice Chairman of Illinois Tool Works Inc.	75	2011
Brian C. Healy(3) Lecturer in Finance at University of Virginia; Former Managing Director and Co-Head of Mergers and Acquisitions – Americas of Morgan Stanley	54	2024
Christine Ortiz Morris Cohen Professor of Materials Science and Engineering at Massachusetts Institute of Technology	54	2019
Jeffery S. Sharritts(3) Former Executive Vice President and Chief Customer and Partner Officer of Cisco	56	2021
Bentina Chisolm Terry(4) President and Chief Executive Officer, Southern Linc and Southern Telecom, Inc. at Southern Company	54	New Director Nominee
Stephen C. Van Arsdell(5) Former Senior Partner of Deloitte LLP Chair and Chief Executive Officer of Deloitte & Touche LLP	74	2019
Leland G. Weaver(6) President, Water and Protection of DuPont de Nemours, Inc.	44	New Director Nominee
Marietta Edmunds Zakas Chief Executive Officer of Mueller Water Products, Inc.	65	2023

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
(1)Anticipated committee assignments upon election at the Annual Meeting.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 7

PROXY SUMMARY
(2)Upon the recommendation of the Nominating and Corporate Governance Committee, in connection with the Board’s refreshment activities, the Board appointed Mr. Garcia to the Board and Audit Committee effective August 1, 2024. If elected at the Annual Meeting, Mr. Garcia will join the Environment, Health and Safety Committee and continue on the Audit Committee.
(3)Mr. Sharritts and Mr. Healy will be appointed to chair the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee, respectively, upon Ms. Franklin’s and Dr. Thomas’ retirement.
(4)Upon the recommendation of the Nominating and Corporate Governance Committee, in connection with the Board’s refreshment activities, the Board appointed Ms. Bentina Chisolm Terry as Board Observer effective December 4, 2024. If elected at the Annual Meeting, Ms. Terry will join the Compensation and Human Resources Committee and the Environment, Health and Safety Committee.
(5)Mr. Van Arsdell serves as our Non-Executive Chair. See "Proposal One - Election of Nine Directors — Board Structure — Board Leadership Structure” for more information.
(6)Upon the recommendation of the Nominating and Corporate Governance Committee in connection with the Board’s refreshment activities, the Board appointed Mr. Leland G. Weaver as Board Observer effective December 4, 2024. If elected at the Annual Meeting, Mr. Weaver will join the Audit Committee and the Capital Allocation and Operations Committee.
Board Nominee Snapshot

INDEPENDENCE	AGE	TENURE	DIVERSITY
8 Independent	5 59 and Younger	8 0 to 10 Years	4 Underrepresented Minorities

1 Not Independent	2 60 to 70	1 Over 10 Years	3 Women

2 Over 70

8 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY

Proposal Two
Advisory Vote to Approve Executive Compensation
The Board recommends a vote FOR this proposal.
Framework of 2024 Compensation
The following table lists the primary elements of our compensation structure. This overview should be read in conjunction with the more detailed information set forth under “Compensation Discussion and Analysis” below.

Pay Element	Salary	Bonus	Options	RSUs	PRSUs
Recipients			All Named Executive Officers ("NEOs")

Period of Grant	Generally reviewed every 12 months	Annually	Annually	Annually	Annually
Form of Delivery	Cash			Equity

Type of Performance	Short-term emphasis			Long-term emphasis

Performance Measures	—	Mix of financial results and ESG-related operational goals	Value of delivered shares based on stock price on date of exercise	Value of delivered shares based on stock price on vesting dates	Return on Invested Capital ("ROIC") achievement	Relative total shareholder return ("rTSR")
Performance Period/Vesting	Ongoing	1 year	Generally vest annually over 3 years	Generally vest annually over 3 years	Vest at the end of the 3-year award cycle	Vest at the end of the 3-year award cycle
How Payout Determined	Predominantly tied to Peer Group data, with an element of Compensation Committee discretion	Predominantly formulaic (based on performance against goals), with an element of Compensation Committee discretion	Completion of required service period through each vesting date	Completion of required service period through each vesting date	Formulaic (based on performance against goals) for specific performance periods	Formulaic (based on performance against peers) for specific performance periods

CEO TARGET COMPENSATION MIX(1)	OTHER NEOs TARGET COMPENSATION MIX(1)

(1)Excludes Other Compensation. See "Proposal Two - Advisory Vote to Approve Executive Compensation — Executive Compensation Tables — Summary Compensation Table" for total compensation earned.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 9

PROXY SUMMARY

ANNUAL CASH INCENTIVE
	Relative Weighting
Performance Metric	Zakas McAndrew Heinrichs Helms	Floyd
Adjusted EBITDA	50%	55%
Adjusted Net Sales	25%	30%
Adjusted Working Capital as a % of Net Sales	15%	15%
ESG-Related Operational Goals(1)	10%	—
(1)Applicable to only Ms. Zakas and Messrs. McAndrew, Heinrichs and Helms.

LONG-TERM INCENTIVE

50% Time Based		50% Performance Based

25%	25%	25%	25%
Restricted Stock Units	Stock Options	Relative Total Shareholder Return	Return on Invested Capital
2024 Performance Highlights Related to Executive Compensation
The Compensation and Human Resources Committee (the “Compensation Committee”) established several performance metrics, including those set forth below, to assess and determine incentive plan compensation earned during fiscal 2024.

Company Results for Performance Evaluation Basis
	Adjusted Net Sales	Adjusted EBITDA	Adjusted Working Capital (as a % of Net Sales)	Relative Total Shareholder Return
	($ in millions)		%	Percentile
2024	1,336.9	304.8	31.1	61st
See “Proposal Two - Advisory Vote to Approve Executive Compensation — Compensation Discussion and Analysis — Highlights of 2024 Performance Related to Executive Compensation” for more information and Exhibit A for a reconciliation of the non-GAAP financial measures used in determining executive compensation to GAAP financial results.
Highlights of 2024 Executive Compensation
We design our executive compensation programs to target total compensation (and each principal element of compensation) for our NEOs at or about the 50th percentile of our customized peer group and size-adjusted survey sources. The principal elements of these compensation programs are base salary, annual performance-based cash bonus and long-term incentive compensation, including performance-based equity compensation. Additionally, our NEOs are covered under our broad-based employee benefit plans and executive severance plan(1).
We structure a significant portion of executives’ total compensation as incentive/performance-based compensation.
•We set clear and measurable financial goals for Company performance.
•We assess progress toward strategic priorities when evaluating individual performance.
•We align executive compensation with shareholder value with performance metrics, including relative total shareholder return (“rTSR”) and return on invested capital (“ROIC”).
10 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY

CEO TOTAL TARGET COMPENSATION(2)	OTHER NEOs TOTAL TARGET COMPENSATION(2)

Compensation for fiscal 2024 reflects Company performance.
•Our NEOs’ compensation was positively affected by performance in relation to targets set for fiscal 2024.
•Annual cash bonuses earned by Ms. Zakas and Messrs. McAndrew, Heinrichs and Helms were 168.1% of target. The annual cash bonus earned by Mr. Floyd was 177.7% of target.

(1) Ms. Zakas and Messrs. McAndrew and Heinrichs are subject to specific employment agreements and change in control severance agreements and do not receive benefits under the executive severance plan.

(2) Excludes Other Compensation. See "Proposal Two - Advisory Vote to Approve Executive Compensation — Executive Compensation Tables — Summary Compensation Table" for total compensation as earned.
•Long-term compensation based on ROIC is earned and vests as of the end of the applicable three-year cumulative performance period based on the three-year average ROIC performance of each year within the performance period. By way of example, the fiscal 2024 ROIC performance will be calculated by measuring the individual annual ROIC performance of fiscal 2024, fiscal 2025 and fiscal 2026 and dividing by three. Long-term compensation based on ROIC was first granted for fiscal 2023 (with a performance period from fiscal 2023 to fiscal 2025).
•Long-term compensation based on rTSR is earned and vests as of the end of the applicable three-year cumulative performance period. Long-term compensation based on rTSR granted for the fiscal 2022 to fiscal 2024 performance period was earned at 144.2% of target.
•Long-term compensation in the form of time-based restricted stock units and stock options awarded in fiscal 2024 vests annually over a three-year period.
We continue to maintain best practices for executive compensation.
•Our equity incentive plan prohibits the repricing or exchange of equity-based awards without stockholder approval.
•We prohibit hedging and pledging of our Common Stock by executives or directors.
•Our executives and directors are subject to stock ownership guidelines.
•We can “clawback” cash- or equity-based compensation paid to executives under certain circumstances.
•We do not provide excise tax gross-up benefits.
•We design our compensation programs to mitigate risk.
•We require a “double trigger” with respect to vesting of executive officers’ equity awards upon a change-in-control.
See “Proposal Two - Advisory Vote to Approve Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Overview”, “— Other Factors Considered by the Compensation Committee” and “— Other Compensation Practices and Policies” for more information regarding our compensation philosophy, structure and developments.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 11

PROXY SUMMARY

Proposal Three
Amendment and Restatement of 2006 Employee Stock Purchase Plan
The Board recommends a vote FOR this proposal.
We are asking our stockholders to approve the Mueller Water Products, Inc. Second Amended and Restated Employee Stock Purchase Plan (the “Amended ESPP”), which will amend and restate and replace the Mueller Water Products, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (as amended, the “ESPP”). The primary purpose of the Amended ESPP is to increase the total number of shares of Common Stock reserved for issuance (the “shares”) under the ESPP by 1,800,000 shares from 5,800,000 shares to 7,600,000 shares. The Amended ESPP will also extend the term of the Amended ESPP to the tenth anniversary of the Annual Meeting.
The ESPP was originally adopted in 2006 and amended in 2015. On December 4, 2024, the Board approved the Amended ESPP, subject to approval by our stockholders at the Annual Meeting. We are asking our stockholders to approve the Amended ESPP so that we may continue to provide eligible employees with the opportunity to acquire Common Stock in a manner consistent with the best interest of our stockholders.
The ESPP is currently scheduled to terminate on May 24, 2026. If the Amended ESPP is approved by our stockholders at the Annual Meeting, it will become effective as of the date of the Annual Meeting and will supersede and replace the ESPP. All reserved shares that have not been issued pursuant to the ESPP will become available for issuance under the Amended ESPP. If the Amended ESPP is not approved by our stockholders, the ESPP will remain in effect until it terminates in accordance with its terms on May 24, 2026.
The Board believes extending the term of the ESPP is in the best interests of our stockholders, as it encourages broad-based employee stock ownership, enables us to attract, motivate and retain the best employees with a market-competitive benefit and does so at a reasonable cost to stockholders.
Summary of the Amendments to the ESPP in the Amended ESPP
The terms of the Amended ESPP are substantially the same as those of the ESPP. If approved by our stockholders, the Amended ESPP would:
•Extend the term of the ESPP by 10 years from May 24, 2026 to the 10-year anniversary of the Annual Meeting; and
•Increase the number of shares of Common Stock available for purchase under the ESPP by 1,800,000 shares from 5,800,000 to 7,600,000.
See “Proposal Three - Amendment and Restatement of 2006 Employee Stock Purchase Plan — Summary of the Amended ESPP” for more information regarding the key terms of the Amended ESPP, as proposed.

Proposal Four
Amendment and Restatement of Second Amended and Restated 2006 Stock Incentive Plan
The Board recommends a vote FOR this proposal.
We are asking our stockholders to approve the Mueller Water Products, Inc. Third Amended and Restated 2006 Stock Incentive Plan (the “Amended Plan”), which will amend and restate and replace the Second Amended and Restated 2006 Stock Incentive Plan (the “Current Plan”), if approved by our stockholders. The primary purpose of the Amended Plan is to increase the shares under the Current Plan by 3,300,000 shares from 20,500,000 shares to 23,800,000 shares. Certain other changes to the Current Plan have been made as described below.
The Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan was originally adopted by the Board on May 24, 2006. On December 2, 2015, the Board approved the Current Plan, which was approved by our stockholders on January 26, 2016 and became effective on May 24, 2016, immediately following the expiration of the Amended and Restated 2006 Stock Plan on May 23, 2016. On December 4, 2024, the Board approved the Amended Plan, subject to approval by our stockholders at the Annual Meeting.
12 MUELLER WATER PRODUCTS, INC.

PROXY SUMMARY
If the Amended Plan is approved by our stockholders at the Annual Meeting, it will become effective as of the date of the Annual Meeting and will supersede and replace the Current Plan. All reserved shares that have not been issued pursuant to awards under the Current Plan will become available for issuance under the Amended Plan. If the Amended Plan is not approved by our stockholders, the Current Plan will remain in effect until it terminates in accordance with its terms on May 24, 2026.
The Board believes the Amended Plan is in the best interests of our stockholders, as it is integral to the Company’s compensation strategies and programs. The Board believes the Amended Plan provides the flexibility the Company needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees and directors essential for meeting our business objectives.
Summary of the Amendments to the Current Plan in the Amended Plan
The terms of the Amended Plan are substantially the same as those of the Current Plan. Changes were made to the Amended Plan which, if approved by our stockholders, would:
•Extend the term of the Current Plan from May 24, 2026 to the 10-year anniversary of the Annual Meeting.
•Increase the number of shares available for issuance under the Current Plan by 3,300,000 shares from 20,500,000 shares to 23,800,000 shares.
•Expressly subject all awards, including time-based awards, under the Amended Plan to the Company’s Incentive Clawback Policy and Supplemental Clawback Policy. See “Proposal Two - Advisory Vote to Approve Executive Compensation — Compensation Discussion and Analysis — Other Compensation Practices and Policies — Compensation Recovery (Clawback) Policies” for more information.
•Clarify that the more restrictive annual limitation on stock awards for directors only applies to non-employee directors and the limit is applied without regard to any stock awards received by a non-employee director during any period in which the individual served as an employee or consultant to the Company and its affiliates.
See “Proposal Four - Amendment and Restatement of Second Amended and Restated 2006 Stock Incentive Plan — Summary of the Amended Plan” for more information regarding the key terms of the Amended Stock Plan, as proposed.

Proposal Five
Ratification of the Appointment of our Independent Registered Public Accounting Firm for Fiscal 2025
The Board recommends a vote FOR this proposal.
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending September 30, 2025, subject to negotiation of definitive fee arrangements.

PROXY STATEMENT FOR 2025 ANNUAL MEETING 13

14 MUELLER WATER PRODUCTS, INC.

PROXY STATEMENT FOR 2025 ANNUAL MEETING 15

16 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Proposal One
Election of Nine Directors
The Board recommends a vote FOR each nominee for director.

The Board of Directors
The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for identifying qualified candidates to serve on the Board and recommending nominees to be submitted to our stockholders for election at each annual meeting. After the Governance Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.
We strive to maintain a diverse Board whose collective body of skills and experience supports achievement of the Company’s strategy. We work to balance industry expertise with independence and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by new directors. The Governance Committee uses a matrix of key skills and experiences to evaluate candidates. The Governance Committee carefully reviews all directors and director candidates in light of these factors based on the context of the current and anticipated composition of the Board and our current and anticipated strategic and operating requirements. In reviewing a director candidate, the Governance Committee considers the following elements as qualifications required of all directors:

•Personal ethics and integrity •Independence	•Collaborative skills •Interpersonal skills	•Commitment •Business acumen
The Governance Committee expects and intends the Board to be comprised of directors with diverse backgrounds, skills and experiences. Although the Board does not have a formal policy regarding diversity, diversity is among the criteria considered by the Board when evaluating candidates. Diversity may include gender, race, ethnicity, geographic origin or personal, educational and professional experience. The Governance Committee further believes the backgrounds and qualifications of the directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board’s oversight role.
After almost 17 years of distinguished service as a director on our Board, Dr. Lydia Thomas will retire at the 2025 Annual Meeting. Dr. Thomas has more than 30 years of experience in senior executive positions with multiple companies, including service as a Chair, President and CEO. Dr. Thomas’ executive experience, combined with her willingness to listen and advise, has been vital to the Company’s success. Her judicious guidance has been a true North Star for helping the Company thrive in the water infrastructure and technology space. As a Board member, Dr. Thomas has served on multiple Board committees, including as Chair of the Environment, Health and Safety Committee from January 2014 to October 2022 and as Chair of the Nominating and Governance Committee since October 2022. Throughout her tenure, she has contributed a broad perspective on business strategy, capital allocation and sustainability. We take this opportunity to thank Dr. Thomas for her many years of service, advice, wisdom and dedication.
After 14 years of distinguished service as a director on our Board, Shirley Franklin will retire at the 2025 Annual Meeting. With decades of experience in senior positions, including serving as Mayor of Atlanta, Georgia from 2002 to 2009, Ms. Franklin has provided invaluable leadership, particularly in matters related to the municipal arena. Her expertise in capital management and utility operations has helped the Company excel in key areas. Ms. Franklin has served on multiple Board committees, including as Chair of the Compensation Committee since February 2024. Her acumen in matters of strategy, operations, customer relationships and executive compensation has been key in helping the Company achieve a diverse products and solutions portfolio. We take this opportunity to thank Ms. Franklin for her many years of service, guidance, commitment and insight.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 17

ELECTION OF DIRECTORS
As previously disclosed, in accordance with the Cooperation Agreement entered into between the Company and Ancora Catalyst Institutional, LP and certain of its affiliates in October 2022, Brian Slobodow and Niclas Ytterdahl joined the Board. With the expiration of the Cooperation Agreement in August 2024, Messrs. Slobodow and Ytterdahl are not renominated for re-election at the 2025 Annual Meeting. We thank them for their service.
In connection with the above and based on the recommendation of the Governance Committee, the Board plans to reduce the size of the Board from eleven to nine directors effective as of the 2025 Annual Meeting.
Set forth below is a summary of the key skills and experience reflected in our director nominees.

SKILLS & EXPERIENCE AND LINK TO STRATEGY
	Garcia	Hansen	Healy	Ortiz	Sharritts	Terry	Van Arsdell	Weaver	Zakas
Executive Leadership/CEO	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓			✓	✓	✓	✓
Financial/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government and Regulatory Affairs			✓	✓	✓	✓	✓
International Business	✓	✓	✓	✓	✓		✓	✓	✓
Mergers and Acquisitions	✓	✓	✓				✓	✓	✓
Multiple-Part Manufacturing	✓	✓		✓				✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management	✓	✓	✓	✓			✓		✓
Human Capital Management		✓	✓	✓	✓		✓	✓	✓
Environment, Health and Safety		✓		✓				✓
Technology				✓	✓	✓		✓	✓
Materials Science and Engineering				✓				✓
Environmental, Social and Governance				✓		✓			✓
Branding		✓		✓	✓	✓			✓
After evaluating each director and the composition of the full Board, the Governance Committee has recommended each nominee identified above for election. If elected, each of the nine individuals nominated for election to the Board will hold office until the 2026 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. However, if for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors.

18 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Information about the nominees, including information concerning their qualifications for office, is set forth below:

Christian A. Garcia Age: 61 Independent Director since 2024 Committees:	Key Board Contributions

Mr. Garcia has more than 30 years of financial leadership experience in the industrial services, automotive electronics, energy, software and business equipment industries. He has served as Chief Financial Officer to three public companies, overseeing all aspects of finance, including accounting, financial planning, investor relations, treasury and operational finance.
Through his executive positions, Mr. Garcia brings strategic planning and corporate growth insights to the Board, gained from his involvement in strategic acquisitions, cost optimization, and business model transformation.
Mr. Garcia has broad experience in multiple-part manufacturing from his financial leadership of large global companies, oversight of supply chain operations, and track record of value creation across a number of industrial manufacturing industries.

Professional Experience

BrandSafway, an industrial services company
•Executive Vice President and Chief Financial Officer (2020–2023)
Weatherford International (NASDAQ: WFRD), a multinational oilfield services company
•Executive Vice President and Chief Financial Officer (2020)
Visteon Corporation (NASDAQ: VC), a global automotive electronics manufacturer
•Executive Vice President and Chief Financial Officer (2016–2019)
Halliburton Company (NYSE: HAL), a global energy company
•Senior Vice President and Acting Chief Financial Officer (2015–2016)
•Senior Vice President and Chief Accounting Officer (2014–2015)
•Senior Vice President and Treasurer (2011–2014)
•Senior Vice President, Investor Relations (2008–2011)
•Vice President, Operations Finance (2006–2007)
•Various Roles (1995–2006)

Skills and Qualifications
•Corporate Governance
•Enterprise Risk Management
•Executive Leadership/CEO
•Financial/Capital Allocation
•International Business
•Mergers and Acquisitions
•Multiple-Part Manufacturing
•Strategic Planning

Public Company Boards
•Bausch Health Companies (NYSE: BHC) (since 2024) •TETRA Technologies (NYSE: TTI) (since 2023) •Keane Group, Inc. (formerly NYSE: FRAC) (2017–2019)

Education
•BS, Business Economics, University of the Philippines •MS, Management, Purdue University

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
PROXY STATEMENT FOR 2025 ANNUAL MEETING 19

ELECTION OF DIRECTORS

Thomas J. Hansen Age: 75 Independent Director since 2011 Committees:	Key Board Contributions

With over three-decades of leadership career at a global manufacturing company, Mr. Hansen has a proven track record of corporate value creation and business development. He provides the Board with valuable insights on strategic capital allocation and international business operations.
While serving as EVP and Vice Chairman of Illinois Tool Works, Mr. Hansen also oversaw several successful business divestitures and acquisitions, driving significant shareholder value creation opportunities for the company.
He brings a particular expertise with multi-part manufacturing processes developed through his oversight responsibilities displayed throughout his career at Illinois Tool Works, a diversified manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and contributes vital perspectives developed through his extensive experience in operations and environmental, health and safety oversight.

Professional Experience

Illinois Tool Works, Inc. (NYSE: ITW), a global manufacturer of engineered components, consumable systems and a variety of specialty products and equipment
•Vice Chairman (2006–2012)
•Executive Vice President, Worldwide Metal, Plastic Fastener and Components; Fluids and Polymers; Construction (1998–2006)
•President, Worldwide Metal Fastener and Components (1993–1998)
•President, North American Industrial and Automotive Fastener (1990–1993)
•Vice President and General Manager, North American Industrial Metal Fastener and Buckle Divisions (1986–1990)
•General Manager, Shakeproof Industrial Products (1983–1986)
•Manager, Sales and Marketing (1980–1983)

Skills and Qualifications
•Branding
•Corporate Governance
•Enterprise Risk Management
•Environment, Health and Safety
•Executive Leadership/CEO
•Financial/Capital Allocation
•Human Capital Management
•International Business
•Mergers and Acquisitions
•Multiple-Part Manufacturing
•Strategic Planning

Public Company Boards
•Standex International Corporation (NYSE: SXI) (2013–present) •Terex Corporation (NYSE: TEX) (2008–2024) •CDW Corp. (NASDAQ: CDW) (2005–2008)

Other Affiliations
•Gill Industries Inc., Director (2014–2018)

Education
•BS, Marketing, Northern Illinois University •MBA, Governors State University

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
20 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Brian C. Healy Age: 54 Independent Director since 2024 Committees:	Key Board Contributions

Mr. Healy is a financial expert with over 25 years of experience in the investment banking industry, advising public and private companies on a wide range of strategic transactions including acquisitions, divestitures, spin-offs and corporate carve-outs, as well as cross-border transactions. His expertise includes advising boards and senior management on all aspects of M&A, including strategic rationale, valuation and financial impact, and negotiation tactics.
During his senior leadership roles at Morgan Stanley, he oversaw business development strategies, financial planning, regulatory compliance and risk mitigation, including evaluating the impacts of regulatory changes and developing response and mitigation strategies.
Mr. Healy also provides perspectives on human capital management, having led and overseen global teams through complex transactions and projects.

Professional Experience

McIntire School of Commerce, University of Virginia
•Lecturer of Commerce, Associate Director of the Center for Investments & Financial Markets (2024–present)
Morgan Stanley (NYSE: MS), a financial holding company that provides various financial products and services
•Managing Director and Co-Head of Mergers and Acquisitions – Americas (2019–2023)
•Managing Director and Global Chief Operating Officer – Investment Banking (2014–2019)
•Managing Director and Head of Firm Strategy and Execution (2012–2014)
•Managing Director - Mergers and Acquisitions (2008–2012)
•Various roles (2000–2008)
Lehman Brothers, a global financial services firm
•Associate, Mergers and Acquisitions (1998–2000)
Raymond James Financial, a financial services firm
•Analyst, Investment Banking (1993–1996)

Skills and Qualifications
•Corporate Governance
•Enterprise Risk Management
•Executive Leadership/CEO
•Financial/Capital Allocation
•Government and Regulatory Affairs
•Human Capital Management
•International Business
•Mergers and Acquisitions
•Strategic Planning

Public Company Boards
•None

Other Affiliations
•Children’s Aid and Family Services of New Jersey, Board Member (2017–present)

Education
•BS, Commerce – Finance and Accounting, University of Virginia •MBA, Chicago Graduate School of Business

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
PROXY STATEMENT FOR 2025 ANNUAL MEETING 21

ELECTION OF DIRECTORS

Christine Ortiz Age: 54 Independent Director since 2019 Committees:	Key Board Contributions

Dr. Ortiz is a distinguished scientist and engineer in the areas of materials technologies, advanced manufacturing and sustainable design. She has served as a professor at MIT for over 25 years, focusing her research on multi-scale mechanics of structural materials, materials design, nanotechnology, additive manufacturing and computational materials science.
During her tenure as the institution’s Dean for Graduate Education, she supported over 7,000 graduate students in 45 graduate degree programs across 5 academic schools. Over her career, Dr. Ortiz has authored over 200 scholarly publications and received more than 30 national and international honors, including the Presidential Early Career Award in Science and Engineering.
Dr. Ortiz also gained significant business innovation and strategic planning experience through founding Station1, an innovative higher education educational institution, and has partnered with over 90 technology-focused startup companies, social enterprises, and nonprofit organizations on innovation-focused research and development projects.

Professional Experience

Massachusetts Institute of Technology (MIT)
•Director, MIT Technology and Policy Program, Institute for Data, Systems, and Society (2024–present)
•Dean for Graduate Education (2010–2016)
•Morris Cohen Professor of Materials Science and Engineering (since 1999)
Station1, an innovation-focused nonprofit higher education educational institution
•Founder (since 2016)

Skills and Qualifications
•Branding
•Enterprise Risk Management
•Environment, Health and Safety
•Environmental, Social and Governance
•Executive Leadership/CEO
•Financial/Capital Allocation
•Government and Regulatory Affairs
•Human Capital Management
•International Business
•Materials Science and Engineering
•Multiple-Part Manufacturing
•Strategic Planning
•Technology

Public Company Boards
•Enovis Corporation (NYSE: ENOV) (2022–present)

Other Affiliations
•Massachusetts State Apprenticeship Council (2023–present)

Education
•BS, Materials Science and Engineering, Rensselaer Polytechnic Institute •MS, Materials Science and Engineering, Cornell University •PhD, Materials Science and Engineering, Cornell University

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
22 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Jeffery S. Sharritts Age: 56 Independent Director since 2021 Committees:	Key Board Contributions

With over two decades in sales leadership roles with a multinational public company, Mr. Sharritts has deep experience in strategy development, market positioning, branding, and customer engagement with particular expertise in sales and marketing of technology-driven products and services.
Mr. Sharritts provides the Board with unique insights on international business operations and strategic planning. As SVP of the Americas for Cisco, he managed a business unit with more than $29 billion of annual sales in 49 countries, overseeing products in both the commercial and public sector verticals. He also played a central role in expanding Cisco’s commercial sales model to Canada and Latin America.
Additionally, Mr. Sharritts was responsible for overseeing global talent teams, developing effective human capital management programs to attract and retain top technical talent, with a focus on fostering a culture of innovation and transformation to build value.

Professional Experience

Cisco Systems, Inc. (NYSE: CSCO), a multinational technology company that develops, sells, and manufactures networking equipment, software, and services
•Executive Vice President, Chief Customer and Partner Officer (2022–2024)
•Senior Vice President, America Sales (2018–2022)
•Senior Vice President, U.S. Commercial Sales (2014–2018)
•Various sales leadership roles (2000–2018)

Skills and Qualifications
•Branding
•Executive Leadership/CEO
•Financial/Capital Allocation
•Government and Regulatory Affairs
•Human Capital Management
•International Business
•Strategic Planning
•Technology

Public Company Boards
•None

Other Affiliations
•Georgia Chamber of Commerce, Advisory Board Member (2011–present) •Metro Atlanta Chamber of Commerce, Advisory Board Member (2011–present)

Education
•BS, Business Administration, The Ohio State University

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
PROXY STATEMENT FOR 2025 ANNUAL MEETING 23

ELECTION OF DIRECTORS

Bentina Chisolm Terry Age: 54 New Director Nominee Committees:	Key Board Contributions

Ms. Terry is an accomplished senior executive with over 25 years of experience across a range of functions in the utility industry and a strong track record of driving growth and innovation. She brings valuable perspectives on technology, through her current role leading The Southern Company’s fiber-optic and wireless communications businesses and as the chief architect for Georgia Power’s digital transformation of its Direct-to-Consumer platforms.
Through various executive leadership roles with The Southern Company, Ms. Terry led multiple environmental initiatives and had responsibility for health and safety, providing her with a strong understanding of environmental and sustainability issues.
She also contributes to the Board a strong understanding of regulatory matters and government affairs, demonstrated through her service as General Counsel for Southern Nuclear Operating Company and overseeing the government and regulatory teams for Gulf Power Company, where her efforts led to the company receiving the largest rate increase in its history to ensure continued service reliability and infrastructure upgrades.

Professional Experience

The Southern Company (NYSE: SO), an energy company
•President and CEO, Southern Linc and Southern Telecom (2024-present)
•Senior Vice President, Customer Strategy and Solutions, Georgia Power Company (2021–2024)
•Senior Vice President, Region External Affairs & Community Engagement, Georgia Power Company (2017–2021)
•Vice President, Customer Service and Sales; President, Gulf Power Foundation (2014–2017)
•Vice President, External Affairs & Administrative Services, Compliance Officer, Gulf Power Company (2007–2014)
•General Counsel, Vice President, External Affairs, Compliance Officer and Corporate Secretary, Southern Nuclear Operating Company (2005–2007)
•Other leadership roles with Georgia Power Company (2001–2004)
Progress Energy (formerly NYSE: PGN), a vertically integrated electric and gas utility
•Associate General Counsel (1998–2001)
Troutman Sanders, a national law firm
•Associate, Labor and Employment (1996–1998)

Skills and Qualifications
•Branding
•Corporate Governance
•Environmental, Social and Governance
•Executive Leadership/CEO
•Financial/Capital Allocation
•Government and Regulatory Affairs
•Strategic Planning
•Technology

Public Company Boards
•None

Other Affiliations

•Competitive Carriers Association, Board Member (2024–present)
•CTIA, Board Member (since 2024)
•International Women’s Forum – Georgia, Board Secretary (2022–present)
•North Carolina State University Foundation, Chair of the Board of Trustees (2020–present)

Education
•BA, English, North Carolina State University •JD, University of Michigan

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
24 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Stephen C. Van Arsdell Age: 74 Independent Director since 2019 Committees:	Key Board Contributions

Mr. Van Arsdell has developed extensive leadership, finance, and risk management expertise throughout his nearly four decades at Deloitte and Deloitte & Touche, where he oversaw a national organization of 15,000 professionals providing audit, assurance, risk and capital markets advisory services.
He has significant experience in mergers and acquisitions acquired through advising numerous clients on their M&A activities and overseeing the successful merger of First Midwest Bancorp and Old National Bancorp in his capacity as a corporate director, creating the sixth largest bank in the Midwest.
He also brings deep knowledge in international business and strategic planning, gained through his roles serving Deloitte’s multinational clients and in Deloitte’s international operations as a key member of the Global Audit Leadership Team, where he helped develop the firm’s strategic plans for the global audit practice.

Professional Experience

Deloitte & Touche LLP, a global provider of audit, assurance, risk and capital markets advisory services
•Chair, Chief Executive Officer, and Chief Quality Officer (2010–2012)
•Deputy Chief Executive Officer (2009–2010)
•Various roles of increasing responsibility (1975–2003)
Deloitte LLP, a global provider of audit, consulting, tax, and advisory services
•Senior Partner, Member and Vice Chair of the Board (2003–2009)

Skills and Qualifications
•Corporate Governance
•Enterprise Risk Management
•Executive Leadership/CEO
•Financial/Capital Allocation
•Government and Regulatory Affairs
•Human Capital Management
•International Business
•Mergers and Acquisitions
•Strategic Planning

Public Company Boards
•Old National Bancorp (NASDAQ: ONB) (2022–present) •First Midwest Bancorp (formerly NASDAQ: FMBI) (2017–2022)

Other Affiliations
•Brown Brothers Harriman, Audit Committee Member (2015–present) •The Morton Arboretum, Board of Trustees, (2015–2024, Chair 2020–2024)

Education
•BS, Accounting, University of Illinois •MAS, University of Illinois •Certified Public Accountant (CPA)

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
PROXY STATEMENT FOR 2025 ANNUAL MEETING 25

ELECTION OF DIRECTORS

Leland G. Weaver Age: 44 New Director Nominee Committees:	Key Board Contributions

Mr. Weaver is an accomplished senior executive with extensive experience across various industries and global markets. His career highlights include building high-performance teams, managing large-scale operations, and driving significant financial growth.
He has acquired deep knowledge of the water business through his current role as President of the DuPont Water & Protection business, a global business with $6 billion revenue, where he oversees 34 manufacturing sites and 7,000 employees as well as the strategy to deliver sustainable, technology-based products and solutions for water, shelter and safety.
Mr. Weaver brings to the board both operational and manufacturing experience as well as growth strategy and transformation having held leadership roles within Dupont’s investor relations and business strategy arm, managing relationships with institutional investors and playing a pivotal role in significant corporate transformation initiatives, including the spin-off of DuPont’s Nutrition & Biosciences business and its merger with International Flavors and Fragrances.

Professional Experience

Skills and Qualifications
•Corporate Governance
•Environment, Health and Safety
•Executive Leadership/CEO
•Financial/Capital Allocation
•Human Capital Management
•International Business
•Materials Science and Engineering
•Mergers and Acquisitions
•Multiple-Part Manufacturing
•Strategic Planning
•Technology

DuPont (NYSE: DD), a global chemicals company
•President, Water & Protection (2021–Present)
•Vice President, Investor Relations (2019–2021)
•Director, Investor Relations (2019)
•Vice President, Americas Commercial, Mobility & Materials (2016–2019)
•Global Business Director, Kalrez (2014–2015)
•Manager, Global Strategic Planning, Performance Polymers (2014)
•Manager, Finance and Marketing, Corporate Executive Office (2013–2014)
•Manager, Sales Accounts, Titanium Technologies (2011–2013)
•Manager, Market Development (2010–2011)
•Various Roles (2003–2008)

Public Company Boards
•None

Other Affiliations
•National Action Council for Minorities in Engineering (NACME), Board Member (since 2023)

Education
•BS, Chemical Engineering, University of Alabama •MBA, Wharton School at the University of Pennsylvania

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
26 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Marietta Edmunds Zakas Age: 65 Director since 2023 Committees:	Key Board Contributions

Ms. Zakas is a proven executive leader with deep experience in finance and business development. In her current and former roles, she has directed the Company’s strategic planning, investor relations and corporate development activities and previously held responsibility as Chief Financial Officer, overseeing all financial functions, developing a deep understanding of capital allocation strategies and financial risk management with a focus on long-term sustainable growth.
Ms. Zakas has in-depth knowledge and experience with corporate growth strategy and mergers and acquisitions through her roles at both Mueller Water Products and at Russell Corporation, where she played a key role in the firm’s 2006 acquisition by Berkshire Hathaway.
She brings human capital management expertise developed in her leadership roles at Russell Corporation and further enhanced while serving for two years as Interim Head of Human Resources at the Company.

Professional Experience

Mueller Water Products (NYSE: MWA)
•Chief Executive Officer (2024–present)
•President and Chief Executive Officer (2023–2024)
•Executive Vice President and Chief Financial Officer (2018–2023)
•Interim Head of HR (2016–2017)
•Senior Vice President, Strategy, Corporate Development and Communications (2006–2017)
Russell Corporation, an athletic apparel, footwear and equipment company
•Corporate Vice President, Chief of Staff, Business Development and Treasurer (2005–2006)
•Vice President and Treasurer (2002–2005)
Equifax, Inc. (NYSE: EFX), a global data, analytics and technology company
•Corporate Vice President, Director of Investor Relations and Corporate Secretary (1996–2000)
•Various Senior Leadership Roles including Treasurer and Director of Investor Relations (1993–1996)
Morgan Stanley (NYSE: MS), a global financial services firm
•Vice President, Investment Banking Division (1988–1991)

Skills and Qualifications
•Branding
•Corporate Governance
•Enterprise Risk Management
•Environmental, Social and Governance
•Executive Leadership/CEO
•Financial/Capital Allocation
•Human Capital Management
•International Business
•Mergers and Acquisitions
•Strategic Planning
•Technology

Public Company Boards
•BlueLinx Holdings, Inc. (NYSE: BXC) (2022–present) •Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI) (2011– until acquisition by SouthState Corporation (NASDAQ: SSB) in 2022)

Other Affiliations
•National Alliance of Manufacturers (NAM), Board Member (beginning 2025) •Manufacturers Alliance, Board Member (2023–present) •University of Virginia Darden School Foundation, Trustee (2023–present)

Education
•BA, Mathematics and Economics, Randolph-Macon Woman’s College •MBA, General Management, University of Virginia Darden School of Business •JD, University of Virginia School of Law

Chair	Member	A = Audit	C = Compensation	E = EHS	G = Governance	O = Capital Allocation	X = Executive
PROXY STATEMENT FOR 2025 ANNUAL MEETING 27

ELECTION OF DIRECTORS
Board Refreshment/Board Succession Planning
We continued our refreshment program that has introduced six new directors to the Board since 2019 and has seen the retirement of six, including Ms. Franklin and Dr. Thomas this year, of our longer tenured members beginning in 2021. As part of this program, each member of the Board who has served for more than 10 years will have retired by the 2026 Annual Meeting. Board refreshment has been undertaken with attentiveness to continually enhancing the Board’s set of relevant skills and diversity of experience and successively strengthening the Board’s oversight capabilities.
The Board believes that thoughtful refreshment is necessary to ensure that the Board remains aligned with the needs of the Company as it evolves. To that end, the Governance Committee regularly assesses director succession and board refreshment, with a focus on maintaining an optimal mix of institutional knowledge, industry expertise and fresh insight among its directors.
Board Tenure Policy
The Board believes that an appropriate mix of tenured directors and newer directors with fresh perspectives is necessary to ensure a vital and effective Board. Complementing this strategy of refreshment and enhancement is a commitment to making the most of our longer tenured directors’ experience and knowledge of the Company’s operations. While the Board believes the best interests of the Company are served by taking advantage of all available talent and that a significant degree of continuity year-over-year is beneficial to stockholders, it also believes that age and tenure are important considerations in assessing Board composition. Accordingly, in January 2024, the Board prospectively implemented tenure and age limits of 10 years and 75 years, respectively, and provided discretion to the Board to allow exceptions to these limits.
Board Composition
The Board continues to identify and incorporate directors with diverse experiences and perspectives to provide the Company with thoughtful and engaged board oversight. In fiscal 2024, with the retirement of Messrs. O’Brien and Tokarz, the election of Mr. Healy and the appointment of Mr. Garcia, the number of Board members was eleven. In fiscal 2025, with the departures of Dr. Thomas, Ms. Franklin, and Messrs. Slobodow and Ytterdahl, and the additions of Ms. Terry and Mr. Weaver, if elected, the number of our Board members will be nine. Each of our director nominees is independent, except Ms. Zakas, our CEO. As demonstrated by the following key metrics, the Board actively seeks highly qualified women, individuals from underrepresented minorities and those with a wealth of diverse skills and talents to join the Board.

28 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

At September 30, 2024	As Nominated

10 of our 11 directors are independent, including the Chair	8 of our 9 director nominees are independent, including the Chair
4 of our 11 directors are women	3 of our 9 director nominees are women
9 of our 11 directors have Corporate Governance experience	7 of our 9 director nominees have Corporate Governance experience
11 of our 11 directors have Executive Leadership/CEO experience	9 of our 9 director nominees have Executive Leadership/CEO experience
4 of our 11 directors are from underrepresented minorities	4 of our 9 director nominees are from underrepresented minorities
Director Nomination Process

In discharging its responsibility related to director nominations, the Governance Committee receives input from other directors and, if applicable, an independent professional search firm. It also considers and evaluates candidates recommended by stockholders, as described below. The Governance Committee utilizes the same process and criteria to evaluate all candidates.
The Governance Committee’s comprehensive evaluation includes multiple stages. The Chair of the Governance Committee interviews each qualified candidate and selects candidates to be interviewed by other members of the Governance Committee. The Governance Committee's evaluation includes a reference and background check, as well as interviews and discussions about the candidate’s qualifications, availability and commitment. The Governance Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to nominating a candidate for election to the Board.
In evaluating candidates, the Governance Committee considers a variety of qualifications, experience, attributes and skills and recognizes that a diversity of knowledge, viewpoints and experience can enhance the Board’s effectiveness. Accordingly, as part of its evaluation, the Governance Committee considers how the candidate’s background, qualifications, experience, attributes and skills may enhance the quality of the Board’s deliberations and decisions.
Set forth below is a summary of the key skills and experience that we have determined to be necessary for the Board as a whole. See “Proposal One - Election of Nine Directors — The Board of Directors” for information concerning each nominee’s relevant skills and experience.
Nomination Process At-a-Glance
1	Establish Candidate Pool
2	Conduct Interview by Chair and Governance Committee Members
3	Perform Reference/Background Check and Governance Committee Interviews
4	Review Results and Recommend

PROXY STATEMENT FOR 2025 ANNUAL MEETING 29

ELECTION OF DIRECTORS

Skill/Experience	Relevance to Mueller Water Products

Executive Leadership/CEO Experience. Experience serving in top management positions is important since these directors bring perspective in analyzing, shaping and overseeing strategy and the execution of important operational and policy issues at a senior level.

Corporate Governance Expertise. Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal, environmental and regulatory compliance.

Financial/Capital Allocation Expertise. Knowledge of financial markets, financing and funding operations, accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal control of these activities.

Government and Regulatory Affairs Expertise. Directors who have served in government positions or who have worked extensively with governments, environmental or regulatory bodies can provide oversight of compliance with rules and regulations and insight into working constructively with government, environmental and regulatory bodies.

International Business Experience. Since we manufacture and sell certain of our products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding significant aspects of our businesses.

Mergers and Acquisitions Experience. Since we have a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing our businesses through combination with other organizations.

Multiple-part Manufacturing and Operations Experience. Experience in manufacturing is useful in understanding our research and development efforts, product engineering, design and manufacturing, operations, products and the market segments in which we compete.

Strategic Planning Expertise. We operate in competitive markets and our businesses are subject to a wide variety of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures responsive to the risks we face.

Enterprise Risk Management Experience. In light of the potential financial and reputational damage that can occur when companies fail to oversee compliance and properly manage risk, it is increasingly important to include directors with extensive enterprise risk management experience.

Human Capital Management Experience. We recognize that an engaged and diverse workforce is the foundation of our success, so it is important that our directors have experience with organizational management and talent development, including employee compensation and benefits, engagement and training, and diversity and inclusion.

Environment, Health and Safety (“EHS”) Expertise. We are committed to responsible environmental stewardship and rigorous health and safety oversight. We believe directors with EHS experience can help drive strong environment, health and safety performance not only at the most strategic level but also throughout the organization.

Technology Experience. Directors with backgrounds in engineering disciplines, computer science, software development and cyber security are increasingly important in light of our strategic focus on manufacturing and product technologies.

Materials Science and Engineering Experience. Directors with a background in these areas are important to our understanding of how metals, nanomaterials and other substances meet the electrical, chemical or mechanical requirements of our products.

Environmental, Social and Governance (“ESG”) Experience. Directors with experience overseeing ESG strategy are important to ensure the Company successfully implements and executes the appropriate strategies for sustainability; diversity, equity and inclusion; and human capital management.

Branding Expertise. Directors who have worked to define and maintain perceptions of the nature and focus of an enterprise, specifically during transformative change, are an invaluable asset.
30 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Director Candidate Recommendations
A stockholder who wishes to submit a director candidate for consideration by the Governance Committee must do so by writing our Corporate Secretary and including the candidate’s biographical data. See “Questions About Voting and the Annual Meeting.”
The Board’s Role and Responsibilities
Overview
Our Board is responsible for overseeing the business affairs of the Company, including regularly monitoring the effectiveness of management’s implementation of strategy, policy, risk mitigation tactics and other decisions. As the Company continues to grow and transform, the Board not only guides management, but also assists in reacting to changing environments. The Board receives regular updates and engages actively with the management team regarding key strategic initiatives, technology trends, competitive and economic changes and other important developments and is also involved in strategic planning and review each year. Combined with management’s execution of our business strategy, the Board’s oversight promotes the creation of long-term stockholder value, with a focus on assessing both the potential opportunities available to us and the risks that we might encounter.
Board Oversight
RISK
While the Board maintains oversight responsibility for how we manage risk, it charges management with assessing and mitigating that risk through the development, implementation and maintenance of the Company's risk management processes and cybersecurity program. As a result, our internal control environment has been specifically designed to identify and manage risks and to facilitate communication with the Board. Our internal audit department, which reports to the Audit Committee, administers our enterprise risk assessment and, in coordination with our legal and compliance functions, is responsible for ongoing enterprise risk management assessments. It also regularly reports to the Board and its committees on risk-related issues as a complement to our strategic planning process. Additionally, the Audit Committee oversees the Company’s cybersecurity and data privacy programs and practices and consults with management regarding cybersecurity initiatives. The Audit Committee is also responsible for reviewing cyber and data security matters, including cybersecurity threat and risk mitigation initiatives. The Audit Committee requests that management report to the Audit Committee and/or the full Board regularly on its assessment not only of cybersecurity, but also of the operational, financial and accounting, competitive, reputational and legal risks to the Company. The Board also considers specific risk topics and receives regular reports from the heads of our principal businesses and corporate functions that include discussion of the risks and exposures inherent in their respective areas of responsibility.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 31

ELECTION OF DIRECTORS
The Board executes its risk oversight function both as a whole and through delegation to its committees, specifically:

Audit Committee
•Oversees risk management related to accounting and financial reporting, the audit process, internal control over financial reporting and disclosure controls and procedures
•Oversees the internal audit function
•Monitors legal and compliance issues and active matters
•Reviews cyber and data security matters, including our cybersecurity threat and risk mitigation initiatives

Compensation and Human Resources Committee
•Oversees risk management related to the risks and rewards associated with our compensation policies and practices
•Oversees management development and succession planning across senior positions

Environment, Health and Safety Committee •Oversees risk management related to risks directly related to the environment, health and safety areas	Nominating and Corporate Governance Committee •Oversees risk management related to governance structure and processes and risks arising from related person transactions
Capital Allocation and Operations Committee •Oversees the capital allocation and operations of the Company to create value and approve targeted action plans related to strategic initiatives
ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We embrace our ESG responsibilities and strive to effectively address the issues that matter most to our stockholders, employees, customers, suppliers, investors and the communities we serve. We are dedicated to transparency and measurement of our ESG performance as we execute our business strategy and expand our manufacturing reputation and expertise. We believe that a comprehensive ESG approach is more than a matter of process. Our ESG approach has been developed from a foundation of best practices and a desire for environmental, social and governance leadership, integrity and accountability.
Due to the significance of our ESG approach, the Board maintains oversight of the Company’s ESG program, including strategy, initiatives, metrics and policies. To facilitate its oversight, the Board has delegated certain responsibilities to its committees as follows:
•The Audit Committee oversees the appropriateness and reasonableness of the Company's applicable ESG standards, measurement mechanisms and key performance indicators.
•The Compensation Committee oversees matters related to human capital management, including matters relating to employee compensation, benefits, engagement, training, diversity, inclusion and other social matters.
•The Environment, Health and Safety Committee (the “EHS Committee”) oversees matters related to the environmental, materials sustainability and employee health and safety programs.
•The Governance Committee reviews and makes recommendations to the Board regarding the Company’s ESG practices, reviews relevant ESG metrics developed by other Board committees and oversees management’s production of the Company’s ESG Report.
The Company publishes an annual ESG Report, which includes the principal sustainability metrics the Company tracks: water withdrawal/energy consumption, greenhouse gas emissions and solid waste management. The most current ESG Report may be found at https://www.muellerwaterproducts.com/environmental-social-and-governance. The ESG Report is not a part of, or incorporated by reference in, this Proxy Statement.
Management Succession Planning
Management conducts annual talent reviews. During these reviews, the executive leadership team discusses succession plans for key positions and identifies top talent for development needed in future leadership roles. The Board maintains a succession and contingency plan for the CEO position as well as other key officer positions.
32 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Corporate Governance Policies and Materials
Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our employees and directors. We make available an ethics helpline that employees and others may use to anonymously report suspected violations of the Code of Conduct. We will disclose promptly any amendments to, or waivers from, provisions of the Code of Conduct on our website at www.muellerwaterproducts.com, as may be required under applicable rules.
Listed below are some of the Board policies and other materials relating to our corporate governance program that are available on our website. We will also provide copies of any of these policies and materials without charge upon written request to our Corporate Secretary at Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The information on our website is not a part of this Proxy Statement.

•Corporate Governance Guidelines	•Board Committee Charters	•Bylaws
•Code of Business Conduct and Ethics	•Certificate of Incorporation	•Stock Ownership Guidelines

Stockholder Engagement
We believe that strong corporate governance should include regular engagement with our stockholders to enable us to understand and respond to stockholder concerns. Understanding the issues important to our stockholders is critical to ensuring that we address their concerns in a meaningful and effective way. In fiscal 2024, management and the Board, as appropriate, continued to reinforce our commitment to building long-term relationships with our stockholders. As part of our engagement program, we engage with representatives of many of our top institutional stockholders to solicit feedback on performance, strategy, vision, risk management, governance and other matters. We strive to be responsive to our stockholders and are committed to continued engagement.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 33

ELECTION OF DIRECTORS
Board Structure
Board Leadership Structure
Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for the Company, and the Board believes separating the roles of Chair and CEO is in the best interest of the Company and its stockholders. Mr. Van Arsdell currently serves as our Non-Executive Chair, and Ms. Zakas serves as our CEO.
Under our Bylaws, the Chair presides over meetings of the Board and of stockholders, while the CEO has general and active management of our property, business and affairs, subject to the supervision and oversight of the Board.
The Board believes this structure facilitates decisive and effective leadership and, when combined with our other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by the Board.
Director Independence
The Governance Committee and the Board annually assess the outside affiliations of each director to determine if these affiliations could cause a potential conflict of interest or interfere with the director’s independence. Our Corporate Governance Guidelines (the “Guidelines”) set forth the categorical standards of independence for the Board. To be considered “independent” for purposes of the director qualification standards:
•The director must meet bright-line independence standards under New York Stock Exchange (“NYSE”) listing standards; and
•The Board must affirmatively determine the director otherwise has no material relationship with the Company directly or as an officer, stockholder or partner of an organization that has a relationship with us. See the Guidelines on our website www.muellerwaterproducts.com for more detail. The information on our website is not a part of this Proxy Statement.
Each of our directors, other than our CEO, and each member of the Audit Committee, the Compensation Committee and the Governance Committee is independent pursuant to the above director qualification standards.
•No member of those committees receives compensation from us other than directors’ fees and no member is an affiliated person of ours (other than by virtue of his or her directorship).
•Members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002.
•All members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and meet the independence requirements of NYSE listing standards.
Executive Sessions
Our non-employee directors meet at least quarterly in executive sessions at which only non-employee directors are present. Our Non-Executive Chair presides at these sessions.
Board Committee Information
The Board currently has five standing committees: the Audit Committee, the Capital Allocation and Operations Committee (the “Capital Allocation Committee”), the Compensation Committee, the Governance Committee and the EHS Committee. An additional committee, the Executive Committee, meets as needed. Each member of the Audit, Compensation, Governance and EHS Committees satisfies both the NYSE’s and our definition of an independent director, and the Board has determined that all Audit Committee members are “financially literate” and at least one independent member qualifies as an “audit committee financial expert” under the NYSE listing standards and the rules and regulations of the SEC. The Board designated each of Messrs. Van Arsdell, Garcia and Hansen as an “audit committee financial expert” during 2024.
Each standing committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from management and annually evaluates its performance. Additional information about the committees is provided below. In addition to being a member of the Executive Committee, Mr. Van Arsdell is an ex officio member of the other standing committees. See the committee charters on our website at www.muellerwaterproducts.com for more detail. The information on our website is not a part of this Proxy Statement.
34 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS

Audit Committee
CURRENT MEMBERS Hansen (Chair) Garcia Healy Ytterdahl(1)
•Oversees the integrity of our financial statements, financial reporting activities and accounting policies and procedures.
•Selects and oversees the independent registered public accounting firm, approves its services (including both audit and non-audit services) and fees, and evaluates its performance. In its evaluation, the Audit Committee considers the firm’s reputation for independence and integrity, the qualifications and performance of the firm’s personnel and the effectiveness of the firm’s communications, the appropriateness of fees and Public Company Accounting Oversight Board reports on the firm and its peers.
•Selects, reviews and evaluates the lead partner of the audit engagement team.
•Reviews the scope and results of the independent registered public accounting firm’s audits.
•Reviews the scope of the internal audit function, internal audit plans, internal audit reports and corrective actions taken in response to internal audit findings. Evaluates the performance of the internal audit function.
•Oversees our internal accounting systems and related internal control over financial reporting, as well as our financial risk management profile.
•Oversees our legal compliance and ethics programs and the Code of Conduct.
•Reviews cyber and data security matters, including our cybersecurity risk mitigation initiatives.
•Oversees the appropriateness and reasonableness of the Company's applicable ESG standards, measurement mechanisms and key performance indicators.

12 meetings in fiscal 2024

Compensation and Human Resources Committee
CURRENT MEMBERS Franklin(1) (Chair) Hansen Healy Sharritts
•Reviews, approves and administers our executive compensation and equity-based plans.
•Reviews and approves goals and objectives for compensation of our CEO, evaluates performance in relation to these goals and objectives, and determines and approves the compensation of our CEO.
•Reviews and approves the compensation of all executive officers.
•Reviews and recommends the compensation of non-employee directors.
•Reviews and approves stock ownership requirements for officers and directors.
•Oversees an annual risk assessment process related to compensation programs.
•Reviews succession planning across senior positions.
•Oversees matters related to human capital management, including matters relating to employee compensation, benefits, engagement, training, diversity, inclusion and other social matters, including such matters related to the Company’s ESG program.

11 meetings in fiscal 2024

Environment, Health and Safety Committee
CURRENT MEMBERS Ortiz (Chair) Franklin(1) Thomas(1)
•Reviews policies and procedures related to compliance with laws, regulations and rules pertaining to the environment, health and safety.
•Monitors compliance with health, safety and environmental policies, programs and practices.
•Encourages activities and initiatives that demonstrate sound environmental stewardship.
•Reviews the scope of internal and independent environmental, health and safety audits and assessments.
•Reviews results of internal compliance reviews and remediation projects.
•Supports the Board’s responsibilities relating to sustainability and corporate social responsibility.
•Reviews the Company’s environmental, health and safety performance and related initiatives.
•Oversees matters related to the Company’s environmental, materials sustainability and employee health and safety programs.

3 meetings in fiscal 2024
(1)Ms. Franklin, Dr. Thomas and Messrs. Slobodow and Ytterdahl are not renominated for re-election at the 2025 Annual Meeting of Stockholders.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 35

ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee
CURRENT MEMBERS Thomas(1) (Chair) Ortiz Sharritts Slobodow(1)
•Establishes criteria for and qualifications of persons suitable for nomination as directors and reports recommendations to Board.
•Selects and recommends director candidates to be considered for election.
•Develops and annually reviews the Company’s Corporate Governance Guidelines.
•Oversees the annual Board and committee evaluation process.
•Makes recommendations to the Board related to committee structure and membership.
•Advises the Board regarding corporate governance matters.
•Monitors the orientation and continuing education programs for directors.
•Oversees the development, updating and production of the Company's annual ESG Report, reviews and makes recommendations to the Board regarding our ESG practices and reviews applicable committee ESG metrics.

6 meetings in fiscal 2024

Executive Committee
CURRENT MEMBERS Zakas (Chair) Franklin(1) Hansen Thomas(1) Van Arsdell	•Exercises interim powers delegated to it when a matter requires expeditious Board action or when it would not be practical for the full Board to meet.
4 meetings in fiscal 2024

Capital Allocation and Operations Committee
CURRENT MEMBERS Zakas (Co-Chair) Slobodow(1) (Co-Chair) Hansen Ytterdahl(1)
•Reviews, analyzes, oversees, and makes recommendations to the Board regarding the capital allocation and operations of the Company.
•Identifies opportunities to create value, including in relation to improving production rates, accelerating the completion timeline of the facility modernization projects and overseeing any targeted action plans related to the foregoing.

12 meetings in fiscal 2024
(1)Ms. Franklin, Dr. Thomas and Messrs. Slobodow and Ytterdahl are not renominated for re-election at the 2025 Annual Meeting of Stockholders.

36 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Board Practices, Processes and Policies
History of Commitment to Good Governance Practices
The Board has always followed a principled framework in carrying out its oversight responsibilities related to the business of the Company. The Board is committed to good corporate governance practices and a sound governance structure that promote the interests of all stockholders. While the underlying guiding principles of the Board remain consistent, the implementation of these principles continues to be flexible and evolves in response to ever-changing business, legal and social environments.
Director Attendance

The Board held 11 meetings in fiscal 2024 and each director attended at least 96% of the total number of meetings of the Board and its committees of which she or he was a member in fiscal 2024. Although the Company does not have a formal policy requiring attendance at annual meetings of stockholders, directors are encouraged to attend, and each then-current director attended the 2024 Annual Meeting of Stockholders.
Fiscal 2024 Board/Committee meeting attendance

Director, Board and Committee Evaluations
Each year, the Guidelines require the Board to conduct an evaluation of its own performance. Additionally, our committee charters require each of our committees to conduct an annual performance evaluation. The Governance Committee is responsible for overseeing the annual assessment process on behalf of the Board and its committees. Throughout the evaluation process, the Governance Committee solicits comments from directors, via self and peer evaluations and committee and Board assessments, to ensure that the Board as a whole, its committees and each director are functioning effectively. The Governance Committee reviews comments from each director to assess directors’ contributions to the Board, evaluates the Board’s contributions to the Company and identifies areas for improvement in the Board’s performance. The Governance Committee discusses its findings with the Board annually regarding ways in which the Board and its committees can improve their key functions.
Director Orientation and Continuing Education
The Company’s Guidelines establish recommendations for director onboarding and continued education. All new members of the Board participate in the Company’s new director orientation program, including corporate document and policy reviews, management meetings and site visits. Additionally, directors participate in an in-depth review of the Company strategy and have the opportunity to meet with senior management and obtain insights into the business. All directors are encouraged to participate in continuing education programs, with any associated expenses reimbursed by the Company, to stay current and knowledgeable about the Company’s industry, market and overall environment. Such orientation and continuing education programs are overseen by the Governance Committee.
Corporate Governance Guidelines
Our Board is committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.
To that end, our Bylaws provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. Additionally, the Guidelines provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company.
Our corporate governance structure and processes are set forth in our key governance documents, including the Guidelines. The Guidelines govern the operation of the Board and its committees and guide the Board and its committees in the execution of their respective responsibilities. The Governance Committee reviews the Guidelines at least annually,
PROXY STATEMENT FOR 2025 ANNUAL MEETING 37

ELECTION OF DIRECTORS
and the Board updates the Guidelines periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant.
An important aspect of achieving a strong and effective corporate governance structure is to encourage an open dialogue with our stockholders. Accordingly, highlighted below are the key areas of our corporate governance practices that we believe align with common best practices.

Board Composition and Leadership	✓	Our Board is led by an independent Non-Executive Chair who is not our CEO
	✓	Each of our director nominees, other than our CEO, is independent
	✓	Our directors have complementary and diverse skills sets, backgrounds and experiences and are continually educated on our industry
	✓	Our Board size promotes an open dialogue among directors
Director Elections	✓	We use a majority voting standard in uncontested director elections, and require incumbent directors who fail to receive a majority of the votes cast to tender their resignation
	✓	Directors are elected on an annual basis
Board Committee Structure	✓	We have a well-developed committee structure with clearly understood responsibilities
	✓	With the exception of our CEO’s participation in the Capital Allocation and Operations Committee and the Executive Committee, each member of our standing committees is independent
Director Effectiveness	✓	Our Board, committees and directors conduct regular self and peer evaluations, led by our Governance Committee, to assess effectiveness and areas for improvement
Director Responsibilities	✓	Each of our directors has input into the setting of the Board agenda
	✓	Each of our directors has unfettered access to management, and committees have the authority to retain independent advisors
	✓	Our Board frequently meets in executive session without the CEO or other members of management
	✓	Our Board focuses on significant risks and seeks the proper calibration of risk and reward while focusing on the longer-term interests of our stockholders
Director Compensation	✓	We pay a substantial portion of non-employee director compensation in equity grants
Related Person Transactions
The Governance Committee administers a written Related Person Transaction Policy that applies to any transaction or series of transactions in which we are a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the policy, our General Counsel determines whether a transaction meets the requirements of a related person transaction requiring review by the Governance Committee. Transactions that fall within this definition will be referred to the Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in our best interest. In addition, the Board has delegated to the Chair of the Governance Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.
We did not engage in any transaction during fiscal 2024, and have no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.
Communicating with the Board
Stockholders and other interested parties may communicate with any of our directors, including our Non-Executive Chair and the Chairs of our committees, or our independent directors as a group, on Board-related issues by writing in care of our Corporate Secretary at our principal executive office address: 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Stockholders and other interested persons may also communicate with directors by sending an email message to boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. These procedures may change from time to time. Please visit our website at www.muellerwaterproducts.com for the most current means of contacting our directors.
38 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
Director Compensation
The Compensation Committee is responsible for reviewing and considering revisions to director compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviews director compensation and compares it to director compensation paid by other companies in the Peer Group described under “Compensation Discussion and Analysis — Executive Compensation Program Overview — Peer Group Benchmarking and Total Compensation.”
The Board reviews the Compensation Committee’s recommendations and approves the final structure and amounts of director compensation. The Board has determined compensation for non-employee directors should comprise a mix of cash and equity-based awards consistent with the mix and form of payment implemented by other companies in our Peer Group. In addition to utilizing an overall compensation structure consistent with market practice, the Board believes the interests of directors are aligned with the interests of other stockholders by linking a significant portion of director compensation to Common Stock performance. Under our stock ownership guidelines, directors are required to hold at least 50% of the Common Stock acquired through equity-based awards until they own Common Stock equal in market value to at least five times their annual retainer. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Stock Ownership Guidelines” for more information.
Annual Retainer
Each non-employee director was entitled to receive an annual retainer of $100,000 in fiscal 2024. In addition, the Chairs of the Audit Committee, the Compensation Committee, the Governance Committee and the EHS Committee were entitled to receive chair fees equal to $20,000, $15,000, $10,000 and $10,000, respectively. Non-employee members of the Capital Allocation Committee receive an annual retainer of $15,000. Our Non-Executive Chair receives $100,000 for serving in this capacity. The annual retainers and chair fees are paid pro-rata quarterly.
Meeting Fees
The Board eliminated meeting fees beginning in fiscal 2024.
Deferred Compensation
The Board adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. We make deferred payments in January of the year determined by the non-employee director pursuant to an election filed with our Corporate Secretary. The payments may be made in any calendar year not earlier than the year in which the participant has his or her 72nd birthday or the year of the participant’s termination of his or her services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his or her election form. Former Director, Michael Tokarz, was the only non-employee director who participated in this plan during fiscal 2024. Mr. Tokarz’s deferred payments are maintained in a stock equivalent account.
In January 2024, the Board terminated the Directors’ Deferred Fee Plan, approving the survival of the provisions necessary to address Mr. Tokarz’ settlement in January 2025.
Equity-Based Awards
Our Second Amended and Restated 2006 Stock Incentive Plan (the “Stock Plan”) provides that, on the date of each annual meeting of stockholders, we will grant equity-based awards with an economic value determined by the Compensation Committee to each non-employee director who is re-elected to the Board and has served as a director for at least six months. In addition, the Stock Plan provides that each director will receive an initial equity-based grant on the first day following the date on which he or she commences service as a director, the economic value and terms of which to be determined by the Compensation Committee. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Role of Compensation Consultant in Compensation Decisions.”
On February 28, 2024, each non-employee director, with the exception of Messrs. Garcia and Healy, received equity-based awards in the amount of $115,000, which resulted in the grant of 7,376 restricted stock units (“RSUs”) in accordance with the Stock Plan and related policies. On February 29, 2024, Mr. Healy received an initial grant of 7,395 RSUs following his election to the Board in accordance with the Stock Plan. On August 2, 2024, Mr. Garcia received an initial grant of 3,238 RSUs, which amount was prorated as of the date of his grant, in accordance with the Stock Plan.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 39

ELECTION OF DIRECTORS
These RSUs vest for directors remaining in continuous service through the first anniversary of the grant date, although the Compensation Committee may waive this minimum service requirement. On February 28, 2024, in connection with their retirement from service, Messrs. O’Brien and Tokarz each received an equity-based award in the amount of $115,000, which resulted in the grant of 7,376 RSUs that vest in full on the first anniversary of the grant date.
Travel Expenses
We reimburse directors for their travel and related expenses in connection with attending Board and committee meetings and related activities.
Director Compensation Summary
The following table shows fiscal 2024 compensation for our current and recently retired non-employee directors.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash ($)				Stock Awards ($)(4)	Total ($)
Name	Annual Retainer ($)(1)	Meeting Fees ($)(2)	Other ($)(3)	Total ($)
Shirley C. Franklin	108,839	—	—	108,839	114,992	223,831
Christian A. Garcia	51,374	—	—	51,374	63,627	115,001
Thomas J. Hansen	126,786	—	—	126,786	114,992	241,778
Brian C. Healy	91,576	—	—	91,576	114,992	206,568
Mark J. O’Brien(5)	88,304	—	10,750	99,054	114,992	214,046
Christine Ortiz	110,000	—	7,000	117,000	114,992	231,992
Jeffery S. Sharritts	100,000	—	—	100,000	114,992	214,992
Brian L. Slobodow	115,000	—	7,000	122,000	114,992	236,992
Lydia W. Thomas	110,000	—	7,000	117,000	114,992	231,992
Michael T. Tokarz(5)	47,232	—	7,000	54,232	114,992	169,224
Stephen C. Van Arsdell	167,143	—	7,000	174,143	114,992	289,135
Karl Niclas Ytterdahl	115,000	—	—	115,000	114,992	229,992
(1)Includes fees earned as Chair of a committee, as Non-Executive Chair or as a member of the Capital Allocation Committee. The annual retainers paid to Messrs. Garcia, Hansen, Healy, O’Brien, Tokarz and Van Arsdell and Ms. Franklin were prorated for their periods of service during fiscal 2024.
(2)The Board eliminated meeting fees for fiscal 2024.
(3)The Board authorized a one-time payment of (i) $3,500 to each of Drs. Thomas and Ortiz and Messrs. O’Brien, Slobodow, Tokarz, Van Arsdell for their service on the Special Committee (see “Proposal Two - Advisory Vote to Approve Executive Compensation — 2023 Leadership Transitions”) and (ii) $3,500 to each of Drs. Thomas and Ortiz and Messrs. Slobodow, Tokarz and Van Arsdell for their extraordinary efforts, time, guidance and participation in various activities above and beyond the standard committee work related to multiple director candidates. Mr. O’Brien also received $7,250 in compensation paid under a consulting agreement related to the CEO search after his retirement from the Board.
(4)Reflects the grant date fair value of the RSUs granted during fiscal 2024 computed in accordance with the stock-based compensation accounting rules described in our fiscal 2024 consolidated financial statements, which are included in the Company’s 2024 Annual Report. On February 28, 2024, in connection with their retirement from service, Messrs. O’Brien and Tokarz each received an equity-based award in the amount of $115,000. Mr. Garcia’s grant was prorated in accordance with the Stock Plan.
(5)Messrs. O’Brien and Tokarz retired from the Board at the conclusion of the 2024 Annual Meeting of Stockholders on February 28, 2024.
40 MUELLER WATER PRODUCTS, INC.

ELECTION OF DIRECTORS
The following table shows information related to option awards and stock awards made to our current and recently retired non-employee directors that were outstanding at September 30, 2024.

	Option Awards		Stock Awards
	Number of Securities Underlying Options (#)		Number of Shares or Units of Stock That Have Not Vested (#)
Name	Exercisable	Unexercisable
Shirley C. Franklin	—	—	7,376
Christian A. Garcia	—	—	3,238
Thomas J. Hansen	—	—	7,376
Brian C. Healy	—	—	7,395
Mark J. O’Brien	10,791	—	7,376
Christine Ortiz	—	—	7,376
Jeffery S. Sharritts	—	—	7,376
Brian L. Slobodow	—	—	7,376
Lydia W. Thomas	10,791	—	7,376
Michael T. Tokarz	—	—	7,376
Stephen C. Van Arsdell	—	—	7,376
Karl Niclas Ytterdahl	—	—	7,376

PROXY STATEMENT FOR 2025 ANNUAL MEETING 41

EXECUTIVE COMPENSATION

Proposal Two
Advisory Vote to Approve Executive Compensation
The Board recommends a vote FOR this proposal.
We provide our stockholders with the annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our stockholders about executive compensation. Our Compensation Committee sets executive compensation.
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has designed compensation plans for our executive officers that target total compensation at or about the 50th percentile of our Peer Group and size-adjusted survey sources. See “Compensation Discussion and Analysis — Executive Compensation Program Overview — Peer Group Benchmarking and Total Compensation.” A significant portion of our executives’ overall compensation is structured as incentive compensation. For fiscal 2024, incentive compensation represented approximately 83% of our current CEO’s total target compensation (excluding Other Compensation), and an average of approximately 73% of the total target compensation (excluding Other Compensation) of the other named executive officers. We believe an emphasis on both short-term and long-term incentive compensation aligns executives’ and stockholders’ interests. Further, the Company’s results, as measured against the performance metrics established by the Committee in fiscal 2024, produced a performance-based cash incentive compensation payout percentage of 168.1% of target for Ms. Zakas and Messrs. McAndrew, Heinrichs and Helms and 177.7% of target for Mr. Floyd and a long-term incentive payout percentage of 144.2% for incentives based on relative total shareholder return for all NEOs, which illustrate rigorous and meaningful targets and highlight the Committee's pay-for-performance philosophy.
We encourage our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.
Accordingly, we ask for stockholder approval of the following resolution:
RESOLVED, that the stockholders of Mueller Water Products, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s proxy statement for the 2025 annual meeting of stockholders.
At the most recent annual meeting of stockholders, approximately 78% of votes cast were in support of the compensation of our named executive officers. The Compensation Committee will once again consider the result of this year’s vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. See “Compensation Discussion and Analysis — Highlights of 2024 Executive Compensation.”
2024 Leadership Transitions
Effective May 1, 2024, Marietta Edmunds Zakas, who was appointed President and Chief Executive Officer in August 2023, was reaffirmed as Chief Executive Officer of the Company and Paul McAndrew, the Company’s Chief Operating Officer, was appointed President and Chief Operating Officer of the Company. The Board, via a Special Committee, conducted a comprehensive chief executive officer search and interview process, which resulted in Ms. Zakas and Mr. McAndrew being appointed to their current positions. Additionally, on September 5, 2024, we announced that Steven S. Heinrichs would transition from his position as Chief Financial Officer and Chief Legal and Compliance Officer of the Company to the position of Senior Advisor on or about December 31, 2024. This transition will occur on the date the Company provides Mr. Heinrichs with a written notice of transition, which date shall not be prior to December 31, 2024 and no later than March 1, 2025 (the “Transition Date”). Mr. Heinrichs will serve as a Senior Advisor from the Transition Date through September 30, 2025. The compensation impact related to each of these transitions is discussed in more detail below.
42 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
During fiscal 2024, none of the members of the Compensation Committee (comprised of Shirley C. Franklin, Thomas J. Hansen, Brian C. Healy, and Jeffery S. Sharritts) was a former or current officer or employee of the Company or any of its subsidiaries or had any relationships requiring disclosure as a related person transaction. None of our executive officers serves or has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or its Compensation Committee during fiscal 2024.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 43

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide our stockholders with information about our fiscal 2024 compensation program for our named executive officers (“NEOs”) determined in accordance with the applicable SEC rules. Our NEOs for fiscal 2024 include the following officers serving at fiscal year end:

Marietta Edmunds Zakas Chief Executive Officer	Paul McAndrew President and Chief Operating Officer	Steven S. Heinrichs Executive Vice President, Chief Financial Officer and Chief Legal and Compliance Officer	Todd P. Helms Senior Vice President and Chief Human Resources Officer	Scott P. Floyd Senior Vice President, Sales and Marketing
Highlights of Fiscal 2024 Performance

Focused on Operational Investment and Efficiencies to Increase Long-Term Stockholder Value
We generated net sales of $1,314.7 million, operating income of $181.7 million, adjusted earnings before interest tax depreciation and amortization (“EBITDA”) of $284.7 million, net income per diluted share of $0.74 (with adjusted net income per diluted share of $0.96) and $238.8 net cash flow provided by operating activities (an increase in free cash flow of $130.0 million to $191.4 million). Adjusted EBITDA, adjusted net income per diluted share and free cash flow are financial measures not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and are therefore considered non-GAAP measures. See Exhibit A for a reconciliation of non-GAAP performance measures to GAAP performance measures.

Dividend Benefits	Stockholder Value
•We paid stockholders a quarterly $0.064 per share dividend during fiscal 2024, an increase of 4.9% from fiscal 2023. •We returned $39.9 million to our stockholders through dividends in fiscal 2024.	We repurchased $10 million of our outstanding Common Stock during fiscal 2024.
Highlights of 2024 Performance Related to Executive Compensation
The Compensation Committee used several financial and performance elements (including those set forth below) to assess and determine incentive plan compensation earned during fiscal 2024. Our compensation programs continually evolve to incorporate stockholder feedback, market best practices, and performance and retention considerations. Our stockholders have strongly supported our executive compensation program in the past, as exhibited by an affirmative “say-on-pay” vote of approximately 92% and 78% in each of the last two years. See Exhibit A for a reconciliation of the following non-GAAP financial measures used in determining executive compensation to GAAP financial results.
44 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

Company Results for Performance Evaluation Basis
	Adjusted Net Sales(1)	Adjusted EBITDA(2)	Adjusted Working Capital (as a % of Net Sales)(3)	Relative Total Shareholder Return(4) (rTSR)
	($ in millions)		%	Percentile
2024	1,336.9	304.8	31.1	61st
(1)For the performance evaluation with respect to Adjusted Net Sales, the Company received a positive adjustment for estimated net sales impacted by the Israel-Hamas War.
(2)Defined for this purpose as net income plus interest, income tax, depreciation and amortization expenses, adjusted to exclude significant unusual charges and credits. For the purposes of Adjusted EBITDA for performance evaluation, the Company removed certain amounts related to non-cash asset impairments, strategic reorganization expenses, a warranty charge, and an estimated EBITDA impact as a result of the Israel-Hamas war.
(3)Adjusted Working Capital as a Percent of Net Sales is a non-GAAP measure and means the Average Net Working Capital over the previous five calendar quarters divided by Net Sales for the fiscal year, subject to certain applicable adjustments. ‘‘Average Net Working Capital’’ means, as of September 30, 2024, the average of the last five quarter end balances for each of (i) receivables, as reported, plus (ii) inventories, as reported, minus (iii) accounts payable, as reported. For fiscal 2024, there were no adjustments to the working capital as a percent of net sales.
(4)See “Proposal Two - Advisory Vote to Approve Executive Compensation — Compensation Discussion and Analysis — Long-Term Equity-Based Compensation” for more information on rTSR.
Highlights of 2024 Executive Compensation
We design our executive officer compensation programs to target total compensation at or about the 50th percentile for comparable executive positions of our Peer Group and size-adjusted survey sources. The principal elements of our compensation program for executives are base salary, annual performance-based cash bonus, long-term incentive equity compensation and broad-based benefit programs and executive severance plan, as applicable.

We tie our executives' compensation to Company performance.

For fiscal 2024, 53.6% of our current CEO’s total target compensation, and an average of 39.5% of the total target compensation of our other NEOs, could only be earned by meeting performance goals at target.
PERFORMANCE-BASED TOTAL TARGET COMPENSATION(1)

•Our NEOs’ compensation was positively affected by Company performance in relation to targets set for fiscal 2024.
•Annual cash bonuses earned by our NEOs for fiscal 2024 ranged from $377,533 to $1,664,562 compared with $97,316 to $223,871 last year(2).
•Long-term performance-based compensation based upon rTSR was paid at 144.2% of target for fiscal 2024 compared with a rTSR payout at 72.5% of target last year.

We structure performance-based compensation to pay for performance.
We set clear and measurable financial goals for Company performance. In evaluating individual performance, we assess progress toward strategic priorities.

(1) Excludes Other Compensation. See "Proposal Two - Advisory Vote to Approve Executive Compensation — Executive Compensation Tables — Summary Compensation Table" for total compensation as earned.
(2) Scott Hall, the Company’s previous CEO, stepped down in August 2023; as a result, his annual cash bonus was not reflected in last year’s bonus amounts.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 45

EXECUTIVE COMPENSATION

We consider stockholder feedback on executive compensation.

At our 2023 and 2024 annual meetings of stockholders, approximately 92% and 78%, respectively, of the votes cast supported the advisory vote on executive compensation. We carefully consider feedback from our stockholders regarding executive compensation.
“SAY-ON-PAY” SUPPORT

•Based on the stockholder support expressed for our executive compensation programs, the Compensation Committee applied a consistent pay-for-performance philosophy in structuring executive compensation for fiscal 2024.
•Stockholders are invited to express their views or concerns on executive compensation directly to the Chair of the Compensation Committee in the manner described under “Corporate Governance — Communicating with the Board.”

We utilize best practices for executive compensation.

✓	WE DO	✗	WE DON’T
✓	Use incentives to substantially link NEO pay to Company performance	✗	Re-price or exchange equity-based awards

✓	Require executives to maintain significant stock ownership levels	✗	Permit hedging or pledging of Common Stock by executives

✓	Maintain compensation clawback policies	✗	Pay dividends on unvested equity-based incentives(1)
✓	Require a double trigger vesting of executive officers’ equity awards upon a change-in-control	✗	Provide excise tax gross-up benefits

(1)     Related to the fiscal 2023 leadership transitions, Ms. Zakas received a one-time vested equity grant that receives dividends; provided that, up to 40% of the vested shares are subject to repayment obligations under her letter agreement.
Executive Compensation Program Overview
GUIDING PRINCIPLES
The Compensation Committee has identified the following guiding principles in overseeing the compensation program for our executives:

Competitiveness
Compensation programs should be designed to a total compensation target at the 50th percentile of our comparable executive positions at a customized peer group and size-adjusted survey sources.

Pay for Performance
Where compensation for an executive is tied to the achievement of financial and strategic goals, actual results that exceed target levels should provide above-target payouts, and results that do not reach threshold levels should not provide payouts.

Responsibility
A significant portion of an executive’s overall compensation should be tied to the achievement of financial performance goals. The portion of an executive’s target total compensation that is incentive based should increase as an executive’s responsibilities increase.

Stockholder Alignment
Executives’ interests are more directly aligned with stockholders’ interests when compensation programs:
•Emphasize both short- and long-term financial performance;
•Are significantly impacted by the value of Common Stock; and
•Require meaningful Common Stock ownership.

46 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
PEER GROUP BENCHMARKING AND TOTAL COMPENSATION
Each year, the Compensation Committee’s compensation consultant collects Peer Group compensation data, as well as survey data from multiple leading providers and prepares an executive benchmarking study using a market analysis to size-adjust the market data for our net sales size as a whole. The Compensation Committee, with input from its independent compensation consultant, reviews the prior year Peer Group. This review focuses on companies that have a primary manufacturing component to their businesses, have similar organizational structures and are publicly traded or otherwise file financial statements with the SEC. We believe the resulting Peer Group provides a valid and appropriate comparison for the Company’s executive compensation program and governance practices. For fiscal 2024, the Compensation Committee made no changes to the previous year’s group with the exception of the removal of Circor International, Inc., which was acquired by a private entity. The Peer Group for fiscal 2024 consisted of the companies listed below.

Fiscal 2024 Peer Group		The Compensation Committee targets total compensation at or about the 50th percentile of the Peer Group and size-adjusted survey sources
Advanced Drainage Systems, Inc.	Helios Technologies, Inc.
Badger Meter, Inc.	IDEX Corporation
Chart Industries	Itron, Inc.
Columbus McKinnon Corporation	ITT Inc.
Crane Co.	Kadant Inc.
Enerpac Tool Group Corp.	Lindsay Corporation
EnPro Industries, Inc.	Valmont Industries, Inc.
ESCO Technologies Inc.	Watts Water Technologies, Inc.
Franklin Electric Co.	Zurn Elkay Water Solutions Corporation
Graco Inc.
The Compensation Committee regularly reviews the target total compensation of each executive and compares it to the total compensation for comparable executive positions in the Peer Group and the size-adjusted survey sources. The Compensation Committee targets total compensation at or about the 50th percentile of the Peer Group and size-adjusted survey sources, subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 47

EXECUTIVE COMPENSATION
Compensation Elements
The following table lists our primary elements of compensation. Each element is targeted at or about the 50th percentile for comparable positions in the Peer Group and size-adjusted survey sources.

Pay Element	Salary	Bonus	Options	RSUs	PRSUs
Recipients			All Named Executive Officers ("NEOs")

Period of Grant	Generally reviewed every 12 months	Annually	Annually	Annually	Annually
Form of Delivery	Cash			Equity

Type of Performance	Short-term emphasis			Long-term emphasis

Performance Measures	—	Mix of financial results and ESG-related operational goals	Value of delivered shares based on stock price on date of exercise	Value of delivered shares based on stock price on vesting dates	Return on Invested Capital ("ROIC") achievement	Relative total shareholder return ("rTSR")
Performance Period/Vesting	Ongoing	1 year	Generally vest annually over 3 years	Generally vest annually over 3 years	Vest at the end of the 3-year award cycle	Vest at the end of the 3-year award cycle
How Payout Determined	Predominantly tied to Peer Group data, with an element of Compensation Committee discretion	Predominantly formulaic (based on performance against goals), with an element of Compensation Committee discretion	Completion of required service period through each vesting date	Completion of required service period through each vesting date	Formulaic (based on performance against goals) for specific performance periods	Formulaic (based on performance against peers) for specific performance periods
SALARY
The Compensation Committee regularly compares the salary of each executive to the 50th percentile of comparable executives in the Peer Group and size-adjusted survey sources and uses this benchmark as a guide. Salaries for the NEOs are adjusted, as appropriate, annually on February 1. The Compensation Committee approved the following salaries for our NEOs in fiscal 2024. See “— Leadership Transition Compensation Matters” below for information regarding NEO compensation changes during fiscal 2024.

Name(1)	Annual Salary Rate at September 30, 2024 ($)	Annual Salary Rate at September 30, 2023 ($)	Salary Increase (%)
Marietta Edmunds Zakas	900,000	900,000	0.0
Paul McAndrew	560,000	450,000	24.4
Steven S. Heinrichs	550,000	550,000	0.0
Todd P. Helms	389,120	383,369	1.5
Scott P. Floyd	388,154	382,418	1.5
(1)    Effective May 1, 2024, Ms. Zakas was reaffirmed as CEO after her initial appointment in August 2023 and Mr. McAndrew was appointed President and Chief Operating Officer. Mr. McAndrew’s salary was increased commensurate with his new role and responsibilities as supported by a benchmarking study conducted by the Compensation Committee’s independent compensation consultant. See “— Leadership Transition Compensation Matters” below.
48 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
ANNUAL CASH INCENTIVE AWARDS
The annual cash incentive plan rewards our named executive officers for achieving key financial metrics, which drive our operating results and enhance stockholder value. The Compensation Committee targets annual cash incentive compensation for each executive at the 50th percentile of comparable executives in the Peer Group and size-adjusted survey sources. Based on actual achieved performance against performance goals, each NEO may earn between 0% and 200% of her or his annual cash target opportunity. For fiscal 2024, the Compensation Committee selected two types of performance metrics: (i) financial goals (weighted 90%) and (ii) ESG-related performance metrics (weighted 10%). The financial goals related to adjusted EBITDA, adjusted working capital (as a % of net sales) and adjusted net sales. The Compensation Committee selected these financial metrics to encourage our NEOs to focus on generating income from continuing operations and enhancing long-term stockholder value. The ESG-related performance metric was tied to reductions in total recordable incidence rates and key performance indicators for sustainability, including reduction of energy intensity and water withdrawal, and specific activities identified as leading safety indicators. The Compensation Committee selected these metrics because they promote, drive and support the Company’s ESG initiatives and performance. All financial performance goals were set with minimum (or threshold), target and maximum objectives for each goal as described in the “2024 Annual Performance Targets and Results” table below.

2024 ANNUAL PERFORMANCE TARGETS AND RESULTS

							Weighted Aggregate Actual % of Target for Ms. Zakas and Messrs. McAndrew, Heinrichs and Helms 168.1%
Metric	Weight (% of Target Bonus)(		Results Required to Achieve Bonus ($ in millions, except for percentages)(1)			Actual 2024 Payout Factor (% of Target Bonus) unweighted

	Zakas McAndrew Heinrichs Helms	Floyd	Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted EBITDA	50.0%	55.0%				200.0%
Adjusted Net Sales	25.0%	30.0%				170.9%	Weighted Aggregate Actual % of Target for Mr. Floyd 177.7%
Adjusted Working Capital as a % of Net Sales	15.0%	15.0%				109.6%
ESG(2)	10.0%	—	—	—	—	89.6%
(1)See Exhibit A for a reconciliation of non-GAAP performance measures to GAAP performance measures.
(2)Applicable to Ms. Zakas and Messrs. Heinrichs, Helms and McAndrew.

PROXY STATEMENT FOR 2025 ANNUAL MEETING 49

EXECUTIVE COMPENSATION
FISCAL 2024 ANNUAL CASH INCENTIVE AWARDS
Based on actual performance against the performance goals as set forth above, each NEO earned 168.1% of her or his annual cash target opportunity for fiscal 2024 with the exception of Mr. Floyd, who earned 177.7% of his annual cash target opportunity for fiscal 2024. The table below shows each NEO’s annual cash target opportunity and the amount of the annual cash bonuses paid to each NEO.

	At Target Performance		At Actual Performance
Name	% of Salary	Amount ($)	% of Target	Amount ($)(1)
Marietta Edmunds Zakas	110%	990,000	168.1%	1,664,562
Paul McAndrew	70%	334,094	168.1%	561,738
Steven S. Heinrichs	70%	385,000	168.1%	647,330
Todd P. Helms	60%	232,312	168.1%	390,604
Scott P. Floyd	55%	212,424	177.7%	377,533
(1)    For fiscal 2024, the payout for officers promoted during the fiscal year was determined using the applicable target percentage for the portion of the year that the promoted officer served in each of the roles such officer held during fiscal 2024, subject in each case to performance against the performance goals as set by the Compensation Committee at the beginning of fiscal 2024. See “— Leadership Transition Compensation Matters” below.
LONG-TERM EQUITY-BASED COMPENSATION
The long-term incentive program aligns the interests of our NEOs with those of our stockholders and rewards our NEOs for achieving key metrics. This program drives operating results, enhances stockholder value and helps retain our NEOs. Due to the rules for how the grant date fair value of long-term incentive awards must be calculated for accounting purposes, the 2024 Summary Compensation Table may not reflect the same stock option and PRSU values described below. In addition, accounting values can increase or decrease each year, causing volatility in the long-term incentive awards reported. For fiscal 2024, the Compensation Committee set each NEO’s target long-term compensation value at or about the 50th percentile of comparable executives in the Peer Group and size-adjusted survey sources.
For fiscal 2024, fiscal 2023 and fiscal 2022, the NEOs’ target long-term compensation value was allocated 50% in the form of performance-based restricted stock units (“PRSUs”), 25% in the form of time-based stock options and 25% in the form of time-based restricted stock units (“RSUs”). The fiscal 2022 PRSUs are solely based upon rTSR performance ("Market Units"). The fiscal 2023 and fiscal 2024 PRSUs are 50% Market Units and 50% return on invested capital units (“ROIC Units”).
PERFORMANCE-BASED RESTRICTED STOCK UNITS
The following are the key aspects of the PRSUs awarded, granted, earned and/or vested in fiscal 2022, fiscal 2023 and fiscal 2024:
PRSUs Awarded for Fiscal 2022:
•For fiscal 2022, 50% of each NEO’s target long-term incentive compensation value was awarded in PRSUs. The number of PRSUs awarded in fiscal 2022 was equal to the target value divided by the share price of our Common Stock on the date of award.
•The fiscal 2022 PRSUs are based solely upon the Company’s rTSR performance.
•Market Units:
◦The rTSR is measured by, during the applicable performance period, computing the total shareholder return of each company that was in the S&P 600 SmallCap Industrial Index at the beginning of the applicable performance period (the “TSR Group”) and comparing the Company’s total shareholder return results thereto in order to determine the percentile ranking within the TSR Group.
◦The Market Units consist of a single tranche and vest on a 3-year cumulative performance period against the applicable index.
50 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
◦The Compensation Committee establishes the performance period target related to the Market Unit award on the grant date of the award.
◦At the end of the 3-year award period, the Compensation Committee confirms actual performance against the applicable performance target.
◦The number of shares of our Common Stock earned at the conclusion of each Market Unit performance period may range from zero to two times the number of target Market Units awarded, based on the level of achievement against the applicable performance period target.
PRSUs Awarded for Fiscal 2023 and Fiscal 2024:
•For fiscal 2023 and fiscal 2024, 50% of each NEO’s target long-term incentive compensation value was awarded in PRSUs. The number of PRSUs awarded in fiscal 2023 and fiscal 2024 was equal to the target value divided by the share price of our Common Stock on the date of award. As noted above, the fiscal 2023 and fiscal 2024 PRSUs comprise 50% ROIC Units and 50% Market Units.
•Market Units: Market Unit details for the fiscal 2023 and fiscal 2024 Market Units are as described above for fiscal 2022.
•ROIC Units:
◦ROIC Units consist of a single tranche and vest on a 3-year cumulative performance period.
◦The Compensation Committee establishes a ROIC Unit performance target for the performance period on the grant date of the award.
◦At the conclusion of the performance period, the performance achieved each year during the performance period is averaged for a final achievement amount.
◦The number of shares of our Common Stock earned at the conclusion of the applicable ROIC Unit performance period may range from zero to two times the number of target ROIC Units initially awarded, based on the level of final achievement against the applicable performance period target.
PRSUs Generally:
•All PRSUs are settled in shares of Common Stock.
•To receive shares of Common Stock in settlement of PRSUs, the NEO must normally be employed through the last day of the 3-year award cycle.
•PRSUs do not convey voting rights or accrue dividends until vested and paid.
PERFORMANCE MEASURES AND RESULTS FOR FISCAL 2024
The applicable performance target for the performance period for PRSUs awarded for fiscal 2022 (vested September 30, 2024) was based solely on rTSR. The applicable performance targets for the performance period for PRSUs awarded for fiscal 2023 (vesting September 30, 2025) were based on 50% rTSR and 50% ROIC performance. The applicable performance targets for the performance period for PRSUs awarded for fiscal 2024 (vesting September 30, 2026) were based on 50% rTSR and 50% ROIC performance.
The Compensation Committee determined the rTSR target using benchmark data from the S&P 600 SmallCap Industrial Index (based upon a 20-trading day average) and assistance from an independent compensation consultant. For fiscal 2022, fiscal 2023 and fiscal 2024 grants, the performance necessary to earn 100% of Market Unit target payout requires the rTSR to be in the 50th percentile, and the performance necessary to earn the minimum of 50% and a maximum of 200% of Market Unit target payout requires the rTSR to be in the 25th and 75th percentile, respectively. The fiscal 2022, fiscal 2023 and fiscal 2024 Market Unit grants vest and settle at the end of the corresponding cumulative 3-year performance period. For the fiscal 2022 Market Unit grant, the performance during the actual performance period resulted in a Company rTSR in the 61st percentile, resulting in an achievement of 144.2%.
The Compensation Committee determined the ROIC target using benchmark data from the Peer Group and assistance from the Company’s independent compensation consultant. “ROIC” is defined for this purpose as the quotient obtained by dividing the Adjusted Return by Invested Capital. “Adjusted Return” means the net operating profit after tax, which is the adjusted operating income multiplied by (one minus the Company’s effective tax rate), excluding charges relating to: strategic reorganization and other charges, non-cash impairments, legal settlements, severance, product liability charges,
PROXY STATEMENT FOR 2025 ANNUAL MEETING 51

EXECUTIVE COMPENSATION
one-time impact of significant and/or retroactive tax law changes if not contemplated in the ROIC target, other adjustments to conform to adjustments in earnings release, and any other adjustment approved by the Compensation Committee. “Invested Capital” means total assets less liabilities, excluding cash and debt, with average of five quarter-end balances for each year for invested capital. For fiscal 2024, vesting at the end of fiscal 2026, the performance necessary to earn at least 50% of ROIC Unit target payout required annual ROIC of 9.50%, the performance necessary to earn 100% of ROIC Unit target payout required ROIC of 11.25%, and the performance necessary to earn the maximum 200% of ROIC Unit target payout required ROIC of at least 13.50%. See “Executive Compensation Tables — Grants of Plan-Based Awards Table” for additional information.

PRSU PERFORMANCE MEASURES AND RESULTS FOR PERFORMANCE PERIOD ENDED FISCAL 2024

PRSU AWARD ISSUANCES
Common Stock to be issued related to PRSUs awarded in fiscal 2023 (for the three-year award cycle from fiscal 2023 through fiscal 2025) and fiscal 2024 (for the three-year award cycle from fiscal 2024 through fiscal 2026) will not be issued until the Compensation Committee confirms performance results for the fiscal 2025 and fiscal 2026 performance periods, respectively. Shares of Common Stock issued in December 2024 to NEOs for the PRSUs awarded in fiscal 2022 (for the three-year award cycle from fiscal 2022 through fiscal 2024) and vested in fiscal 2024 are set forth below:

Year of Award	Performance Period
	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025	Fiscal 2026

Fiscal 2022	Vested 2022 Market Unit Awards (1 Tranche)

Fiscal 2023		Future Vesting of 2023 Market Unit Awards (1 Tranche)

Future Vesting of 2023 ROIC Unit Awards (1 Tranche)

Fiscal 2024			Future Vesting of 2024 Market Unit Awards (1 Tranche)

Future Vesting of 2024 ROIC Unit Awards (1 Tranche)
52 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

PRSU SETTLEMENTS OF FISCAL 2022 AWARD

	Performance Period	Total Issued Number of Shares
	Fiscal 2022 Through Fiscal 2024(1)
Name	Number of Shares Earned
Marietta Edmunds Zakas	34,641	34,641
Paul McAndrew	—	—
Steven S. Heinrichs	27,080	27,080
Todd P. Helms	18,955	18,955
Scott P. Floyd	16,327	16,327
(1)Fiscal 2024 shares (granted for fiscal 2022) issued includes shares awarded based solely on rTSR.
TIME-BASED RESTRICTED STOCK UNITS
For fiscal 2024, 25% of each NEO’s target long-term incentive compensation value was awarded in RSUs. The number of RSUs awarded was equal to the compensation value divided by the price of our Common Stock on the date of award. Typically, one-third of the RSUs awarded vest on each anniversary of the award date. See “Executive Compensation Tables — Grants of Plan-Based Awards Table.”
TIME-BASED STOCK OPTIONS
For fiscal 2024, 25% of each NEO’s target long-term incentive compensation value was awarded in stock options. The number of stock options awarded was equal to the compensation value divided by the grant date fair value of our Common Stock on the date of award. Normally, one-third of the stock options awarded vest on each anniversary of the award date subject to continuing service. Due to the rules for how the grant date fair value of long-term incentive awards must be calculated for accounting purposes, the 2024 Summary Compensation Table may not reflect the same stock option values described above. In addition, accounting values can increase or decrease each year, causing volatility in the long-term incentive awards reported. The amounts reported in the Option Awards column in the 2024 Summary Compensation Table represent the grant date fair value of stock option awards granted under the Stock Plan to each of the NEOs, calculated in accordance with ASC Topic 718. We use a Black-Scholes model when determining the grant date fair value of stock options. For information on the assumptions used by us in calculating these values, see Note 10 to our consolidated financial statements in the Form 10-K. To see the value actually received upon exercise of options by the NEOs in fiscal 2024, refer to our Annual Report on 2024 Option Exercises and Stock Vested table in this Proxy Statement. Outstanding option awards are reflected in the 2024 Outstanding Equity Awards table in this Proxy Statement. Also see the “Executive Compensation Tables — Grants of Plan-Based Awards Table” for additional information.
TIMING OF EQUITY AWARDS
While the Compensation Committee may grant equity-based awards at any of its scheduled meetings or by unanimous written consent, it generally establishes awards for executives at its last regularly scheduled meeting of the calendar year, except for awards related to promotions or new hires. Awards approved during scheduled meetings become effective and are priced as of the date of approval. Awards approved by unanimous written consent become effective and are priced as of a predetermined future date. All stock options have a per-share exercise price equal to the closing stock price on the NYSE on the date of the award. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards, and the Company’s release of material nonpublic information is not timed with the purpose of affecting the value of executive compensation.
LEADERSHIP TRANSITION COMPENSATION MATTERS
As part of our leadership transition process, in August 2023, the independent members of our Board, upon the recommendation of our Compensation Committee, with assistance from independent advisors, set the compensation for Ms. Zakas and for Messrs. McAndrew and Heinrichs in each of their new roles of Chief Executive Officer (“CEO”), Chief Operating Officer, and Chief Financial Officer and Chief Legal Officer, respectively. Effective May 1, 2024, Ms. Zakas was reaffirmed as CEO and Mr. McAndrew was appointed as President and Chief Operating Officer. Additionally, on September 5, 2024, the Company announced that Steven Heinrichs would transition from his position as Chief Financial
PROXY STATEMENT FOR 2025 ANNUAL MEETING 53

EXECUTIVE COMPENSATION
Officer and Chief Legal and Compliance Officer of the Company to the position of Senior Advisor on or about December 31, 2024.
In connection with the August 2023 leadership transitions, the transition agreements executed between the Company and each of Ms. Zakas and Mr. Heinrichs (collectively, “Transition Agreements”) have been amended and/or terminated to extinguish all single trigger change-in-control provisions. The Transition Agreements stated that in the event of a termination by the Company without “cause” or a resignation by the executive for “good reason” within the two years following the date a permanent CEO was appointed, such termination would be considered a “Qualifying Termination” pursuant to the Executive Change-in-Control Severance Agreements (the “CIC Agreements”) between the Company and Ms. Zakas and Mr. Heinrichs, respectively.
2024 LEADERSHIP TRANSITIONS AND AWARDS
Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer
There were no changes to Ms. Zakas’ existing compensatory arrangements in connection with the reaffirmation of her appointment as CEO of the Company, effective May 1, 2024.
In connection with Mr. McAndrew’s appointment as President and Chief Operating Officer of the Company, his annual base salary increased from $450,000 to $560,000 and his target annual bonus opportunity for fiscal year 2024 increased from 65% to 70%, in each case, pro-rated for the time of service in his roles during the fiscal year. In addition, Mr. McAndrew received a special, one-time restricted stock unit grant of $600,000, which will vest at the end of the three-year period following the date of grant, subject to Mr. McAndrew’s continued employment through such vesting date. No changes were made to Mr. McAndrew’s annual long-term incentive opportunity as a result of his appointment. In making these changes, the independent directors of our Board and the Compensation Committee, with assistance from independent advisors, considered the compensation of similarly situated officers and the results of industry surveys. In light of these considerations and taking into account the performance and tenure of Mr. McAndrew, the demands and expectations of his newly expanded role, the independent directors, at the recommendation of Compensation Committee, approved the compensation discussed above.
Pursuant to Mr. Heinrichs’ agreement dated September 5, 2024 (“Letter Agreement”), Mr. Heinrichs will transition to Senior Advisor and eventually exit the Company. Until such transition, Mr. Heinrichs will continue to receive the same compensation and benefits provided for under his Employment Agreement, dated July 18, 2018, and his Executive Change-in-Control Severance Agreement, dated September 30, 2019, including Mr. Heinrichs’ 2024 annual bonus and equity awards previously granted to him under the Company’s Second Amended and Restated 2006 Stock Incentive Plan. Mr. Heinrichs is not eligible for any additional equity awards for fiscal 2025. While serving as a Senior Advisor, Mr. Heinrichs will be paid a monthly consulting fee of $5,000. Upon transitioning to the Senior Advisor role, he will receive the following payments and benefits: (i) a cash payment equal to $1,443,750, payable in a lump-sum amount; (ii) a prorated annual bonus for the fiscal year in which the Transition Date occurs, determined based on actual performance and paid at the time bonuses are paid to other executives of the Company; (iii) continued vesting under active equity award agreements in accordance with their terms through the date of exit; (iv) continued medical and dental coverage for up to 30 months following the Transition Date, subject to certain requirements, including payment of the premiums; (v) continued group life insurance coverage for 18 months following the Transition Date; (vi) continued disability coverage for 18 months following the Transition Date, subject to certain requirements, including payment of the premiums; and (vii) reasonable and documented expenses related to outplacement services not to exceed $50,000.
OTHER RETENTION AWARDS
Scott Floyd, the Company’s Senior Vice President, Sales and Marketing, received a special, one-time restricted stock unit grant of $425,000 on June 7, 2024, which will vest on the second anniversary of the date of grant, subject to Mr. Floyd’s continued employment through such vesting date.
RETIREMENT BENEFITS
We offer retirement benefits to our NEOs and other employees intended to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.
54 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
RETIREMENT SAVINGS PLAN APPLICABLE TO EMPLOYEES GENERALLY
The Mueller Group LLC Retirement Savings Plan is a 401(k) plan that provides retirement benefits for our non-union employees and those of our participating subsidiaries. Each of our NEOs participated in the plan in fiscal 2024 on the same basis as our other eligible employees, under which we make matching contributions in accordance with the terms of that plan.
OTHER BENEFITS
PERQUISITES
We provide certain perquisites to our NEOs that the Compensation Committee believes are reasonable and consistent with our overall compensation program. In fiscal 2024, the Compensation Committee offered each of the NEOs limited perquisites, including a car allowance (excluding Messrs. Helms and Floyd), life insurance, supplemental long-term disability insurance and reimbursement for certain financial planning and annual physical examination expenses. See “Executive Compensation Tables — Summary Compensation Table - All Other Compensation.”
SEVERANCE BENEFITS
Each NEO is entitled to severance benefits. See “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control.”
CHANGE-IN-CONTROL BENEFITS
Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should we be acquired, despite the risk of losing employment. Our change-in-control agreements for executives provide for vesting of outstanding equity-based awards and payment of severance amounts in connection with a change-in-control (as defined in the agreements) and operate with a “double trigger” for severance payments and equity awards, meaning severance payments and accelerated vesting of equity awards do not occur unless the executive’s employment is terminated by the Company without Cause or the executive resigns with Good Reason (as such terms are defined in the agreements) within 24 months following a change-in-control. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will, at his or her discretion, either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable.
The Company provides NEOs without a change-in-control agreement with change-in-control benefits via the Company's executive severance plan approved by the Compensation Committee and instituted by the Company in January 2020. For applicable employees, the executive severance plan provides, upon a change-in-control, for vesting of outstanding equity-based awards if a replacement award (as defined in the executive severance plan) is not available and for payment of severance amounts if the executive’s employment is involuntarily terminated (other than for Cause or for termination for Good Reason as defined in the agreement) within 24 months following a change-in-control, i.e., a “double trigger.”
EMPLOYEE STOCK PURCHASE PLAN
Our Employee Stock Purchase Plan (“ESPP”) provides all of our employees an opportunity to purchase Common Stock, subject to certain restrictions, through regular payroll deductions. During fiscal 2024, Messrs. Heinrichs and Floyd were the only NEOs to participate in the ESPP. We are seeking stockholder approval of the Amended ESPP. See “Proposal Three - Amendment and Restatement of 2006 Employee Stock Purchase Plan.”
HEALTH AND WELFARE BENEFITS
We generally offer group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. employees, except as otherwise required by collective bargaining agreements. Employees are provided life insurance up to one times their base salaries at no charge, other than related income taxes, to the employee. For an additional charge, employees may obtain coverage of up to four times their base salary up to a maximum life insurance benefit of $1,250,000. NEOs participate on the same basis as other eligible employees.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 55

EXECUTIVE COMPENSATION
Other Factors Considered by the Compensation Committee
RISK AND INCENTIVE COMPENSATION
The Compensation Committee has conducted an assessment of our compensation policies and practices and does not believe these policies and practices are reasonably likely to have a material adverse effect on us. This assessment included a review of the risk profile of our compensation policies and practices for all employees. To facilitate its review, the Compensation Committee engaged its compensation consultant to review our compensation structure to identify design elements that might encourage excessive risk taking. The compensation consultant discussed its review and conclusions with the Compensation Committee. In conducting its review, the Compensation Committee noted several policies and practices that mitigate risk, including:
•Using multiple performance measures in annual incentive awards and capping payout levels;
•Maintaining the ability to reduce annual incentive awards, based on its independent judgment;
•Using multiple long-term incentive vehicles;
•Using overlapping multi-year award cycles in connection with performance shares and capping payout levels; and
•Maintaining stock ownership guidelines, an anti-hedging policy, an anti-pledging policy and clawback policies.
TALLY SHEETS
The Compensation Committee regularly reviews “tally sheets” for each executive. The tally sheets contain information concerning prior years’ compensation, proposed compensation for the current year, outstanding equity-based awards (both vested and unvested) and various termination-of-employment scenarios. The tally sheets assist the Compensation Committee in evaluating the many facets of executive compensation, understanding the magnitude of potential payouts as a result of termination-of-employment scenarios and considering changes to our compensation programs, arrangements and plans in light of emerging trends.
Other Compensation Practices and Policies
ROLE OF COMPENSATION CONSULTANT IN COMPENSATION DECISIONS
The Compensation Committee has sole authority to select and retain a compensation consultant, including authority to approve fees and retention terms. For fiscal 2024, the Compensation Committee retained Farient Advisors, LLC as its compensation consultant. The Compensation Committee reviews the performance of its compensation consultant annually.
In fiscal 2024, the compensation consultant’s responsibilities included, but were not limited to:
•Providing recommendations regarding the composition of our Peer Group;
•Preparing and analyzing Peer Group compensation and plan design data;
•Reviewing and advising on the performance measures to be used in incentive awards;
•Valuing equity-based awards; and
•Reviewing and advising on principal aspects of executive and non-employee director compensation, including base salaries, bonuses, perquisites and equity-based awards for executives, and cash compensation and equity-based awards for non-employee directors.
The Compensation Committee considered the independence of its compensation consultant in light of NYSE listing standards. The Compensation Committee requested and received a letter from the compensation consultant addressing its independence, including the factors described below:
•Other services provided to us by the consultant;
•Fees paid by us as a percentage of the consultant’s total revenue;
•Policies or procedures maintained by the consultant that are designed to prevent a conflict of interest;
•Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;
•Any Common Stock owned by the individual consultants involved in the engagement; and
56 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
•Any business or personal relationships between our executives and the consultant or the individual consultants involved in the engagement.
The Compensation Committee took into account these considerations, along with other factors relevant to the compensation consultant’s independence from management, and concluded the compensation consultant is independent and the engagement of the compensation consultant and the services rendered by the compensation consultant did not raise any conflict of interest.
ROLE OF MANAGEMENT IN COMPENSATION DECISIONS
The Compensation Committee reviews information provided by its compensation consultant and uses that information as a reference point for the components of compensation. The Compensation Committee and the CEO discuss the financial metrics and operational goals intended to closely align performance targets of the Company with our strategic goals. The CEO makes recommendations to the Compensation Committee for executives other than herself with respect to annual salary adjustments, annual incentive adjustments and grants of equity-based awards under our incentive plans. The Compensation Committee makes the final decision with respect to the compensation of these executives, taking into consideration the CEO’s recommendations.
The Compensation Committee annually receives input from the entire Board with respect to the CEO’s performance and recommends her compensation level to the Board. The Board discusses and approves the annual salary of the CEO. The Chair of the Compensation Committee and Non-Executive Chair of the Board meet with the CEO to discuss the CEO’s performance and compensation based on evaluations received from the Board.
In fiscal 2024, the CEO was present at all of the Compensation Committee meetings but was excused from the executive sessions of the Compensation Committee and did not participate in deliberations during which her compensation was discussed.
INCOME TAX CONSEQUENCES OF EXECUTIVE COMPENSATION
Our compensation programs were designed to permit us to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as “performance-based.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed (subject to certain transition rules for certain qualifying performance-based compensation existing on November 2, 2017), effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million is generally not deductible. As a result, we may no longer take a deduction for any compensation paid to our NEOs in excess of $1 million, except to the extent the transition rule applies. In fiscal 2024 and in plans for fiscal 2025, the Compensation Committee continued to design compensation programs and make grants that it believes are performance-based and aligned with the interests of our stockholders.
COMPENSATION RECOVERY (CLAWBACK) POLICIES
The Compensation Committee adopted, effective October 2, 2023, a revised Incentive Compensation Recovery Policy (the “Incentive Clawback Policy”) in compliance with Exchange Act Rule 10D and corresponding NYSE listing standards that applies to the Company’s current and certain former executive officers. In the event the Company is required to restate its financial statements as a result of events described in the NYSE listing standards, the Compensation Committee is authorized to recover incentive compensation awarded to covered current and former executive officers of the Company in accordance with the Incentive Clawback Policy. The Compensation Committee has exclusive authority to administer and enforce the provisions of the Incentive Clawback Policy. This Incentive Clawback Policy reflects the Company’s culture that emphasizes high standards of integrity and reinforces the Company’s pay-for-performance compensation philosophy.
In addition, the Compensation Committee adopted, effective December 3, 2024, a Supplemental Compensation Recovery Policy (the “Supplemental Clawback Policy”) that provides the Compensation Committee the discretion to recoup incentive compensation in all forms including time-and performance-based awards received by a current or former Vice President, Senior Vice President, Executive Vice President, President/CEO or other Executive Officer (“Covered Employee”) during the three-year period prior to which the Board or the Compensation Committee determines that Detrimental Conduct (as defined below) has occurred. “Detrimental Conduct” occurs when a Covered Employee engages in conduct that constitutes (a) gross negligence (including gross negligence in supervising the work of others), (b) fraud, or (c) intentional
PROXY STATEMENT FOR 2025 ANNUAL MEETING 57

EXECUTIVE COMPENSATION
misconduct. The Supplemental Clawback Policy applies to incentive compensation granted after adoption of the policy, beginning with our fiscal 2025 incentive awards.
PROHIBITION ON HEDGING AND PLEDGING
We do not allow directors or employees to hedge the value of our equity securities held directly or indirectly by them. Our policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our securities, as well as hedging or monetization transactions, purchases of our equity securities on margin and borrowing against any account in which our securities are held. We prohibit pledging of our Common Stock by executives or directors.
INSIDER TRADING POLICY
We have adopted an insider trading policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees, as well as the Company, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K.
STOCK OWNERSHIP GUIDELINES
The Compensation Committee has adopted stock ownership guidelines to promote a high level of stock retention among executives and non-employee directors. The guidelines require that the total value of the executive’s or non-employee director’s holdings of Common Stock must equal or exceed the specified target value shown below.

Position/Title	Target Ownership
Chief Executive Officer	6x base salary
President	4x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary
Non-Employee Directors	5x annual retainer
In general, participants have five (5) years from the date of becoming subject to the program to achieve the applicable stock ownership target. If a participating individual is promoted, such participant has three (3) years from the date of promotion to increase his or her holdings to meet the applicable stock ownership requirements. All current executive officers and directors are in compliance with our stock ownership guidelines. Our stock ownership guidelines are available on our website at www.muellerwaterproducts.com. The information on our website is not a part of this Proxy Statement.
58 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Report of the Compensation and Human Resources Committee
The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
See “Board Structure — Board Committee Information” for information concerning the Compensation Committee and its responsibilities.

Compensation and Human Resources Committee
SHIRLEY C. FRANKLIN, CHAIR
THOMAS J. HANSEN
BRIAN C. HEALY
JEFFERY S. SHARRITTS

PROXY STATEMENT FOR 2025 ANNUAL MEETING 59

EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table
The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Marietta Edmunds Zakas Chief Executive Officer	2024	900,000	270,000	2,524,782	749,248	1,664,562	71,603	6,180,195
	2023	512,109	1,430,000	2,135,843	212,492	223,871	56,439	4,570,754
	2022	448,672	—	642,729	163,879	280,528	54,270	1,590,077
Paul McAndrew President and Chief Operating Officer	2024	495,984	568,000	1,244,456	191,244	561,738	49,608	3,111,030
	2023	306,096	200,000	1,673,553	112,497	97,316	176,661	2,566,123
	2022	—	—	—	—	—	—	—
Steven S. Heinrichs Executive Vice President, Chief Financial Officer and Chief Legal and Compliance Officer	2024	550,000	565,000	787,599	233,739	647,330	52,903	2,836,571
	2023	477,190	200,000	1,518,869	156,249	175,803	54,101	2,582,212
	2022	454,191	—	502,452	128,111	243,410	46,322	1,374,485
Todd P. Helms Senior Vice President and Chief Human Resources Officer	2024	387,187	141,736	379,031	112,492	390,604	25,914	1,436,964
	2023	379,606	—	423,605	112,497	127,821	33,546	1,077,075
	2022	367,670	—	349,316	89,677	197,041	29,505	1,033,209
Scott P. Floyd Senior Vice President, Sales and Marketing	2024	386,226	166,446	804,014	112,492	377,533	23,836	1,870,547
	2023	341,340	—	432,092	99,995	83,815	19,983	977,225
	2022	330,000	—	272,668	77,247	173,564	18,694	872,173
(1)Generally, salaries for the NEOs are adjusted annually and are effective on February 1st of each year. On May 1, 2024, Ms. Zakas was reaffirmed as CEO and Mr. McAndrew was appointed President and Chief Operating Officer. See “Compensation Discussion and Analysis — Leadership Transition Compensation Matters” for information regarding NEO compensation changes during fiscal 2024.
(2)In connection with the fiscal 2024 leadership transitions discussed in “Compensation Discussion and Analysis — Leadership Transition Compensation Matters” above, Messrs. Heinrichs and McAndrew each received a restricted cash retention award in the amount of $1,000,000, with 20% of the amount being paid on the grant date and the remainder to be paid on each of the first four six-month anniversaries of August 24, 2023 and Messrs. Helms and Floyd received a restricted cash retention award in the amount of $50,000 and $100,000, respectively, being paid in equal amounts on the first and second anniversaries of August 24, 2023. Also, in connection with the leadership transitions of August 2023 and May 2024, all NEOs received a cash bonus that was designated to be determined in the discretion of the Board equal to at least 10% but no more than 50% of the NEO’’s annual base salary (the “Transition Success Bonus”). The Board subsequently determined that the appropriate percentage of this Transition Success Bonus was 30%.
(3)“Stock Awards” comprise RSUs, Market Units and ROIC Units. All RSUs, Market Units and ROIC Units are granted on the date of award. For fiscal 2024, the Stock Awards amounts include the aggregate grant date fair values of RSUs, Market Units and ROIC Units granted in fiscal 2024. The dollar amounts shown for Stock Awards represent the aggregate grant date fair values calculated in accordance with ASC 718, Stock Compensation. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation” for more information.
(4)“Option Awards” comprise stock options. All stock amounts for the awards represent the grant date fair value of stock options granted under the Stock Plan to each of the NEOs, calculated in accordance with ASC Topic 718. For more information regarding how the Company calculated these amounts, see the audited financial statements contained in our Annual Report on Form 10-K for fiscal 2024. The calculated compensation expense of the option awards recognized for financial reporting purposes will vary from the actual amount ultimately realized by the NEOs due to stock price fluctuations and timing factors related to the NEO’s realization of value from the option. For value actually received upon exercise of options by the NEOs in 2024, refer to the 2024 Option Exercises and
60 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Stock Vested table below. See the “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation” for more information.
(5)Amounts reflect annual non-equity incentive plan compensation awards earned by our NEOs based on Company financial performance along with ESG-related objectives and segment performance, as applicable. The amounts earned for fiscal 2024 were paid in December 2024. See “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards” for more information.
(6)Amounts reflect the combined value of each NEO’s perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2024 are described in “— Summary Compensation Table - All Other Compensation” below.
Summary Compensation Table - All Other Compensation
The following table provides additional detail regarding the amounts presented in the “All Other Compensation” column in the Summary Compensation Table for fiscal 2024.

Name	Vehicle Allowance ($)	Financial Planning(1) ($)	Contributions to 401(k) Plans ($)	Life and Long-Term Disability Insurance ($)	Other(2) ($)	Total ($)
Marietta Edmunds Zakas	24,000	10,000	17,000	13,967	6,636	71,603
Paul McAndrew	18,000	1,400	20,846	5,721	3,641	49,608
Steven S. Heinrichs	18,000	7,500	17,250	10,153	—	52,903
Todd P. Helms	—	1,000	16,738	8,176	—	25,914
Scott P. Floyd	—	—	18,083	5,753	—	23,836
(1)NEOs are entitled to reimbursement of up to $7,500 for annual financial planning ($10,000 for the CEO).
(2)Other compensation consists of reimbursement of annual physical exam expenses.
Grants of Plan-Based Awards Table
The following table summarizes the fiscal 2024 annual incentive grants (awarded on November 28, 2023) and other grants made to our NEOs during fiscal 2024 on a grant-by-grant basis. Each of the equity-based awards granted during fiscal 2024 and reported in the following table was granted under, and is subject to the terms of, the Stock Plan.

FISCAL 2024 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Issuance of Shares Under Equity Incentive Plans			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(6)	All Other Stock-Based Awards (#)	Grant Date Fair Value of Stock-Based Awards ($)(7)
Name	Award Date		Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marietta Edmunds Zakas		(1)	—	990,000	1,980,000
	11/28/2023	(2)									56,673	749,217
	11/28/2023	(3)				28,337	56,673	113,346				1,026,348
	11/28/2023	(4)				28,337	56,673	113,346				749,217
	11/28/2023	(5)							189,204	13.22		749,248
Paul McAndrew		(1)	—	334,094	668,189
	5/9/2024	(2)									31,315	599,995
	11/28/2023	(2)									14,466	191,241
	11/28/2023	(3)				7,233	14,466	28,932				261,979
	11/28/2023	(4)				7,233	14,466	28,932				191,241
	11/28/2023	(5)							48,294	13.22		191,244
PROXY STATEMENT FOR 2025 ANNUAL MEETING 61

EXECUTIVE COMPENSATION

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Issuance of Shares Under Equity Incentive Plans			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(6)	All Other Stock-Based Awards (#)	Grant Date Fair Value of Stock-Based Awards ($)(7)
Name	Award Date		Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven S. Heinrichs		(1)	—	385,000	770,000
	11/28/2023	(2)									17,679	233,716
	11/28/2023	(3)				8,840	17,679	35,358				320,167
	11/28/2023	(4)				8,840	17,679	35,358				233,716
	11/28/2023	(5)							59,025	13.22		233,739
Todd P. Helms		(1)	—	232,312	464,624
	11/28/2023	(2)									8,508	112,476
	11/28/2023	(3)				4,254	8,508	17,016				154,080
	11/28/2023	(4)				4,254	8,508	17,016				112,476
	11/28/2023	(5)							28,407	13.22		112,492
Scott P. Floyd		(1)	—	212,424	424,849
	6/7/2024	(2)									24,257	424,983
	11/28/2023	(2)									8,508	112,476
	11/28/2023	(3)				4,254	8,508	17,016				154,080
	11/28/2023	(4)				4,254	8,508	17,016				112,476
	11/28/2023	(5)							28,407	13.22		112,492
(1)Amounts represent the range of possible cash payouts for fiscal 2024 awards under the annual cash incentive plan as described in “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards.” The amounts that were earned based on actual performance for fiscal 2024 were paid in December 2024 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)Represents time-based RSUs. Each RSU entitles the grantee to receive one share of Common Stock upon vesting. The RSUs generally vest in equal installments on the first, second and third anniversaries of the award date. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Time-Based Restricted Stock Units” for more information. Upon his appointment as President and Chief Operating Officer, Mr. McAndrew received a special, one-time restricted stock unit grant of $600,000, which will vest at the end of the three-year period following the date of grant, subject to Mr. McAndrew’s continued employment through such vesting date. Mr. Floyd received a retention award in the form of a special, one-time restricted stock unit grant of $425,000 on June 7, 2024, which will vest at the end of the second-year period following the date of grant, subject to Mr. Floyd’s continued employment through such vesting date.
(3)Represents the range of shares of Common Stock that may vest after the end of the three-year cumulative award period applicable to a PRSU award based solely on rTSR performance goals established in fiscal 2024, i.e., Market Units, assuming achievement of threshold, target and maximum performance. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units” for more information.
(4)Represents the range of shares of Common Stock that may vest after the end of the three-year cumulative award period applicable to a PRSU award based solely on ROIC performance goals established in fiscal 2024, i.e., ROIC Units, assuming achievement of threshold, target and maximum performance. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units” for more information.
(5)Represents stock options. Upon vesting, each stock option entitles the NEO to purchase one share of our Common Stock at a specified exercise price. These stock options generally vest in equal installments on the first, second and third anniversary of the date of award. Once vested, options will generally remain exercisable until their normal expiration dates, which dates are ten years from the applicable grant dates. Grantees generally have ninety days to exercise any vested options upon termination of employment. This period is extended to one year in the event termination results from death and disability and two years in the case of retirement. All outstanding options will immediately terminate if the grantee is terminated for cause.
(6)Each stock option granted during fiscal 2024 was granted with a per-share exercise price equal to the closing price of our Common Stock on the NYSE on the award date.
(7)See footnote 3 and footnote 4 to the “Summary Compensation Table” for a description of the methods used to determine grant date fair value of equity-based awards.
62 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Outstanding Equity Awards Table
The following table sets forth information detailing the outstanding unexercised options and unvested RSUs and PRSUs held by each of our NEOs at September 30, 2024.

			Option Awards				Stock Awards
			Number of Securities Underlying Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or RSUs That Have Not Vested (#)(2)	Market Value of Shares or RSUs That Have Not Vested ($)(3)	Number of Performance Units That Have Not Vested (#)(4)	Market Value of Performance Units That Have Not Vested ($)(3)
Name	Award Date		Exercisable	Unexercisable
Marietta Edmunds Zakas	12/02/20	(5)	48,513	—	11.86	12/02/30
	11/30/21	(6)					4,005	86,909
	11/30/21	(7)	31,852	15,926	13.64	11/29/31
	11/29/22	(8)					12,416	269,427
	11/29/22	(9)							18,624	404,141
	11/29/22	(10)							18,624	404,141
	11/29/22	(11)	21,399	42,798	11.41	11/29/32
	08/24/23	(12)					42,339	918,756
	11/28/23	(13)					56,673	1,229,804
	11/28/23	(14)							56,673	1,229,804
	11/28/23	(15)							56,673	1,229,804
	11/28/23	(16)	—	189,204	13.22	11/28/33
Paul McAndrew	11/29/22	(18)					17,529	380,379
	11/29/22	(8)					6,572	142,612
	11/29/22	(9)							9,858	213,919
	11/29/22	(10)							9,858	213,919
	11/29/22	(11)	329	22,658	11.41	11/29/32
	08/24/23	(17)					29,606	642,450
	11/28/23	(13)					14,466	313,912
	11/28/23	(14)							14,466	313,912
	11/28/23	(15)							14,466	313,912
	11/28/23	(16)	—	48,294	13.22	11/28/33
	05/09/24	(19)					31,315	679,536
Steven S. Heinrichs	12/02/20	(5)	38,109	—	11.86	12/02/30
	11/30/21	(6)					3,130	67,921
	11/30/21	(7)	24,900	12,450	13.64	11/29/31
	11/29/22	(8)					9,128	198,078
	11/29/22	(9)							13,692	297,116
	11/29/22	(10)							13,692	297,116
	11/29/22	(11)	15,735	31,470	11.41	11/29/32
	08/24/23	(17)					29,606	642,450
	11/28/23	(13)					17,679	383,634
	11/28/23	(14)							17,679	383,634
	11/28/23	(15)							17,679	383,634
	11/28/23	(16)	—	59,025	13.22	11/28/33
PROXY STATEMENT FOR 2025 ANNUAL MEETING 63

EXECUTIVE COMPENSATION

			Option Awards				Stock Awards
			Number of Securities Underlying Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or RSUs That Have Not Vested (#)(2)	Market Value of Shares or RSUs That Have Not Vested ($)(3)	Number of Performance Units That Have Not Vested (#)(4)	Market Value of Performance Units That Have Not Vested ($)(3)
Name	Award Date		Exercisable	Unexercisable
Todd P. Helms	12/02/20	(5)	11,005	—	11.86	12/02/30
	11/30/21	(6)					2,191	47,545
	11/30/21	(7)	17,430	8,715	13.64	11/29/31
	11/29/22	(8)					6,572	142,612
	11/29/22	(9)							9,858	213,919
	11/29/22	(10)							9,858	213,919
	11/29/22	(11)	11,329	22,658	11.41	11/29/32
	08/24/23	(17)					1,850	40,145
	11/28/23	(13)					8,508	184,624
	11/28/23	(14)							8,508	184,624
	11/28/23	(15)							8,508	184,624
	11/28/23	(16)	—	28,407	13.22	11/28/33
Scott P. Floyd	12/02/20	(5)	10,287	—	11.86	12/02/30
	11/30/21	(6)					1,887	40,948
	11/30/21	(7)	15,014	7,507	13.64	11/29/31
	11/29/22	(8)					5,842	126,771
	11/29/22	(9)							8,763	190,157
	11/29/22	(10)							8,763	190,157
	11/29/22	(11)	10,070	20,140	11.41	11/29/32
	08/24/23	(17)					3,700	80,290
	11/28/23	(13)					8,508	184,624
	11/28/23	(14)							8,508	184,624
	11/28/23	(15)							8,508	184,624
	11/28/23	(16)	—	28,407	13.22	11/28/33
	06/07/24	(20)					24,257	526,377
(1)Option exercise prices are equal to the closing price of Common Stock on the NYSE on the respective award dates.
(2)This column includes unvested RSUs and outstanding Common Stock subject to repurchase obligation. RSUs generally vest in equal installments on the first, second and third anniversaries of the respective award dates.
(3)Market value for units in this column is calculated by multiplying the number of RSUs or PRSUs that have not vested by the closing price of Common Stock on the NYSE on September 30, 2024 of $21.70 per share, the last trading day of the fiscal year.
(4)This column includes unvested annual incentive performance units based upon the applicable performance metric specified.
(5)This row includes unexercised annual incentive stock options awarded in fiscal 2021. Stock options vest in equal installments on the first, second and third anniversaries of the respective grant dates.
(6)This row includes annual incentive RSUs awarded in fiscal 2022 in accordance with the Stock Plan.
(7)This row includes unexercised annual incentive stock options awarded in fiscal 2022. Stock options vest in equal installments on the first, second and third anniversaries of the respective award dates.
(8)This row includes annual incentive RSUs awarded in fiscal 2023 in accordance with the Stock Plan.
(9)This row includes annual incentive Market Units awarded in fiscal 2023 for a cumulative three-year award cycle (fiscal 2023 through fiscal 2025). The PRSUs shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
(10)This row includes annual incentive ROIC Units awarded in fiscal 2023 for a three-year award cycle (fiscal 2023 through fiscal 2025) in accordance with the Stock Plan. The PRSUs shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
(11)This row includes unexercised annual incentive stock options awarded in fiscal 2023. Stock options vest in equal installments on the first, second and third anniversaries of the respective award dates.
(12)Represents outstanding Common Stock subject to a repayment obligation. The repayment obligation does not apply to 20% of the August 2023 transition grant awarded to Ms. Zakas, and subject to her continued employment through the applicable date, the
64 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
repayment obligation will cease to apply with respect to an additional 20% of the August 2023 transition grant on each of the first four six-month anniversaries of August 24, 2023.
(13)This row includes annual incentive RSUs awarded in fiscal 2024 in accordance with the Stock Plan.
(14)This row includes annual incentive Market Units awarded in fiscal 2024 for a three-year award cycle (fiscal 2024 through fiscal 2026) in accordance with the Stock Plan. The PRSUs shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
(15)This row includes annual incentive ROIC Units awarded in fiscal 2024 for a three-year award cycle (fiscal 2024 through fiscal 2026) in accordance with the Stock Plan. The PRSUs shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units.”
(16)This row includes annual incentive unexercised stock options awarded in fiscal 2024. Stock options vest in equal installments on the first, second and third anniversaries of the respective award dates.
(17)In connection with the management transitions discussed in section “Proposal Two - Advisory Vote to Approve Executive Compensation — 2023 Leadership Transitions” above, Messrs. Heinrichs and McAndrew each received a RSU equity grant of $1,000,000, with 20% of the RSUs vesting on the award date and the remainder vesting in equal parts on each of the first four six-month anniversaries of the award date, subject to a continued service requirement with certain exceptions; Messrs. Helms and Floyd received a RSU equity grant of $50,000 and $100,000, respectively, vesting in equal amounts on the first two anniversaries of the award date, subject to a continued service requirement with certain exceptions. All RSUs were awarded in accordance with the Stock Plan.
(18)In connection with his hiring, Mr. McAndrew received an initial bonus RSU award in the amount of $300,000, which vests one-third on the first anniversary of the award date and two-thirds on the second anniversary of the award date. All RSUs were awarded in accordance with the Stock Plan.
(19)In connection with his appointment as President and Chief Operating Officer, Mr. McAndrew received an RSU award in the amount of $600,000, which vests in full on the third anniversary of the award date. All RSUs were awarded in accordance with the Stock Plan. See “Compensation Discussion and Analysis — Compensation Elements — Leadership Transition Compensation Matters” for information regarding NEO compensation changes during fiscal 2024.
(20)Mr. Floyd received an RSU retention award in the amount of $425,000, which vests in full on the second anniversary of the award date. All RSUs were awarded in accordance with the Stock Plan.
Option Exercises and Stock Vested Table
The following table shows stock options exercised and RSUs and PRSUs vested during fiscal 2024.

	Option Awards		Stock/RSU Awards		PRSU Awards(3)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Marietta Edmunds Zakas	—	—	14,685	196,935	34,641	751,710
Paul McAndrew	11,000	39,734	41,655	702,393	—	—
Steven S. Heinrichs	—	—	40,813	692,718	27,080	587,636
Todd P. Helms	27,000	94,384	9,786	145,091	18,955	411,324
Scott P. Floyd	—	—	9,456	154,150	16,327	354,296
(1)Calculated by subtracting the exercise price of the option from the actual trade value of the share on exercise, multiplied by the number of options exercised.
(2)Calculated as the closing price of Common Stock on the NYSE on the vesting date multiplied by the number of RSUs or PRSUs that vested.
(3)Consists solely of Market Units.
Pension Plan
None of our NEOs participate in a defined benefit pension plan.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 65

EXECUTIVE COMPENSATION
Employment, Severance and Change-in-Control Arrangements
At September 30, 2024, we maintained employment agreements with each NEO except as noted. Each agreement provides for an annual equity opportunity, which is subject to the discretion of the Compensation Committee, and commensurate with their executive-level position. Each agreement also entitles the employee to receive reimbursement for financial planning services and the cost of an annual physical exam. The following table sets forth certain information with respect to these agreements.

Name	Base Salary Rate(1) ($)	Annual Target Bonus as Percent of Base Salary(2) (%)	Monthly Car Allowance ($)	Annual Vacation	Severance Benefits as Percent of Salary(3) (%)
Marietta Edmunds Zakas	900,000	110	2,000	4 weeks	300.0
Paul McAndrew	560,000	70	1,500	4 weeks	262.5
Steven S. Heinrichs	550,000	70	1,500	4 weeks	262.5
Todd P. Helms(4)	389,120	60	N/A	4 weeks	100.0
Scott P. Floyd(4)	388,154	55	N/A	4 weeks	100.0
(1)Salaries are reviewed annually. Amounts shown represent annual salary rates as of September 30, 2024.
(2)Payout can range from zero to up to twice the amount of the target based on the satisfaction of predetermined financial, market and operational performance objectives.
(3)Other severance benefits are paid in monthly installments over 18 months for each NEO, together with a lump sum payment of unpaid salary and other benefits.
(4)Messrs. Helms and Floyd are subject to the Company's executive severance plan and do not maintain separate employment agreements. The executive severance plan provides for lump sum payments for most severance benefits.
At September 30, 2024, we also maintained change-in-control arrangements with Ms. Zakas and Messrs. McAndrew and Heinrichs. Under the change-in-control agreements with Ms. Zakas and Messrs. McAndrew and Heinrichs, if a change-in-control (as defined in the agreement) of the Company occurs and the executive’s employment is terminated by the Company without Cause (as defined in the agreement) or the executive resigns for Good Reason (as defined in the agreement) within 24 months (a “Qualifying Termination”), all outstanding equity awards would immediately vest. However, if any equity awards subject to the change-in-control agreements are not continued or replaced with similar awards upon the occurrence of a change-in-control, such awards would vest upon a change-in-control and any such performance equity awards would be deemed earned at target. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. Further, following a Qualifying Termination, the executive would be entitled to a lump-sum severance payment equivalent to 3.0x (for Ms. Zakas) and 2.0x (for Messrs. McAndrew and Heinrichs) base salary and annual incentive bonus (generally calculated as the greater of (i) the Executive’s annual target bonus and (ii) the average of actual annual incentive bonuses over the preceding three years) and payment of 150% of the cost of elected COBRA coverage for 18 months. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable, based on which result is more favorable to her or him on an after-tax basis.
The Company provides NEOs without a change-in-control agreement with change-in-control benefits via the Company's executive severance plan approved by the Compensation Committee and instituted by the Company in January 2020. For applicable employees, the executive severance plan provides, upon a change-in-control, for vesting of outstanding equity-based awards if a replacement award (as defined in the executive severance plan) is not available and for payment of severance amounts if the executive’s employment is involuntarily terminated (other than for Cause or for termination for Good Reason as defined in the agreement) within 24 months following a change-in-control, i.e., a “double trigger.” Such cash severance payments would include a lump-sum payment equivalent to the sum of 1.0x base salary and annual target incentive bonus, a pro rata amount of her or his annual target incentive bonus (prorated based upon the time of service during the applicable fiscal year) and cash equivalent amounts related to other benefits.
Potential Payments Upon Termination or Change-in-Control
The following table sets forth the potential benefits each NEO would be entitled to receive upon termination of employment in the situations outlined below. The NEO would not be entitled to the severance benefits described below if she or he terminates employment without Good Reason or is terminated for Cause, except as otherwise noted. The amounts shown are estimates and do not necessarily reflect the actual amounts that would be paid to the NEOs, which
66 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
would only be known at the time they become eligible for payment. The amounts shown are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2024.
The termination events pursuant to which the NEOs are entitled to potential payments are as follows:
A - Severance arrangement for termination without Cause or for Good Reason
B - Termination without Cause or resignation with Good Reason after a change-in-control
C - Death, disability or retirement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

Name		Cash Severance ($)		Bonus Earned as of Event Date(1) ($)	Vesting of Unvested Long-Term Awards(2) ($)	Health, Welfare and Other Benefits Continuation(3) ($)	Outplacement(4) ($)	Total ($)
Marietta Edmunds Zakas	A	2,769,231	(5)	990,000	—	52,797	25,000	4,511,590
	B	5,739,231	(6)	990,000	7,945,991	106,887	315,000	15,771,671
	C	—		—	6,036,825	—	—	6,036,825
Paul McAndrew	A	1,513,077		334,094	—	2,111	25,000	2,101,926
	B	1,831,265		334,094	3,857,236	138,256	196,000	6,584,495
	C	—		—	3,296,074	—	—	3,296,074
Steven S. Heinrichs	A	1,486,058	(5)	385,000	—	3,870	25,000	2,162,258
	B	1,912,308	(6)	385,000	3,578,289	148,858	192,500	6,479,285
	C	—		—	2,868,699	—	—	2,868,699
Todd P. Helms	A	651,364	(5)	232,312	—	28,687	25,000	1,095,655
	B	883,676	(6)	232,312	1,756,295	28,687	25,000	3,084,262
	C	—		—	1,367,518	—	—	1,367,518
Scott P. Floyd	A	630,436	(5)	212,424	—	18,683	25,000	1,051,652
	B	842,860	(6)	212,424	2,217,209	18,683	25,000	3,481,285
	C	—		—	1,844,273	—	—	1,844,273
(1)Each current NEO is entitled to a pro rata share of the current fiscal year bonus in the event of termination without Cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2024 and represent bonus paid at target.
(2)The value of stock options is the difference between the closing price of Common Stock on September 30, 2024, the last trading day of the fiscal year, and the option exercise prices per share multiplied by the number of options. The value of RSUs is the closing price of Common Stock on September 30, 2024 multiplied by the number of RSUs. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. The closing price of our Common Stock on September 30, 2024 on the NYSE was $21.70.
(3)For all current NEOs, excluding Messrs. Helms and Floyd, health and welfare benefits are continued for up to 42 months from the separation date based on the current elections and plan terms depending upon the scenario.
(4)Services in Case A (without Cause termination) will be reasonable in our sole discretion. Services in Case B (change-in-control termination) will be provided for up to two years but will not exceed 35% of the base salary at the time of termination for Messrs. McAndrew and Heinrichs and Ms. Zakas or $25,000 for Messrs. Helms and Floyd.
(5)Cash severance in Case A (without Cause termination) is equal to a percentage of current annual base salary plus accrued vacation. The percentage applicable to Ms. Zakas is 300%. The percentage applicable to Messrs. Heinrichs and McAndrew is 262.5%. The percentage applicable to Messrs. Helms and Floyd is 100% plus an amount equal to a pro rata annual incentive bonus calculated at target goals. Other severance benefits, if applicable, are paid in monthly installments over 18 months for each other NEO, together with a lump sum payment of unpaid salary and other benefits.
(6)Cash severance in Case B (change-in-control termination) for Ms. Zakas is equal to three times the sum of annual base salary plus the greater of (i) the annual target bonus and (ii) the average bonus over the last three years, plus accrued vacation. Cash severance in Case B (change-in-control termination) for Messrs. McAndrew and Heinrichs is equal to two times annual base salary plus two times the greater of (i) the annual target bonus and (ii) the average bonus over the last three years, plus accrued vacation. Cash severance in Case B (change-in-control termination) for Messrs. Helms and Floyd is equal to one times annual base salary and target annual incentive bonus plus pro rata target annual incentive bonus, accrued vacation and ancillary medical benefits. Accrued vacation assumes no vacation has been taken.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 67

EXECUTIVE COMPENSATION
Pay Versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between compensation of our principal executive officer (“PEO”) and NEOs and certain financial performance measures for the fiscal years ended September 30, 2024, September 30, 2023, September 30, 2022, and September 30, 2021. For further information on our pay-for-performance philosophy and how executive compensation aligns with the Company’s performance, please refer to the “Compensation Discussion and Analysis” section.

PAY VERSUS PERFORMANCE TABLE

	Summary Compensation Table Total for PEO(1,2) ($)		Compensation Actually Paid to PEO(1,3) ($)		Average Summary Compensation Table Total for Non-PEO NEOs(1,2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1,3) ($)	Value of Initial Fixed $100 Investment Based on
Year	Hall	Zakas	Hall	Zakas			TSR(4) ($)	Peer Group TSR(4) ($)	Net Income(5) ($ in millions)	Adjusted EBITDA(6) ($ in millions)
2024	—	6,180,195	—	10,964,060	2,313,778	4,174,276	223.70	219.89	115.9	304.8
2023	5,206,847	4,570,754	6,572,172	4,913,760	1,848,127	2,006,500	128.61	144.21	85.5	203.6
2022	4,807,096	N/A	200,868	N/A	1,248,157	405,003	102.26	111.20	76.6	195.2
2021	5,549,031	N/A	8,316,738	N/A	1,412,604	1,825,241	148.93	140.71	70.4	204.3
(1)NEOs included in these columns reflect the following:

Year	PEO		Non-PEO NEOs
2024	—	Zakas	Messrs. McAndrew, Heinrichs, Helms and Floyd
2023	Hall	Zakas	Messrs. McAndrew, Heinrichs, Helms and Takeuchi
2022	Hall	N/A	Ms. Zakas, Messrs. Heinrichs, Helms and Takeuchi
2021	Hall	N/A	Ms. Zakas, Messrs. Heinrichs, Helms and Takeuchi
(2)Amounts reflect the total compensation for our NEOs, as reported in the Summary Compensation Table for each applicable year.
(3)In accordance with Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the tables below. For PRSUs with an rTSR metric, or Market Units, the fair values as of each measurement date (prior to the end of the performance period) were determined using a Monte Carlo simulation pricing model, with assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under GAAP. The range of estimates used in the Monte Carlo calculations are as follows: (i) for 2024, volatility between 28.3% and 29.2% and risk-free rate between 3.6% and 3.9%; (ii) for 2023, volatility between 30.0% and 30.8% and risk-free rate between 4.9% and 5.3%; (iii) for 2022, volatility between 29.4% and 31.3% and risk-free rate between 4.0% and 4.1%; and (iv) for 2021, volatility between 27.3% and 41.3% and risk-free rate between 0.1% and 0.3%. For PRSUs with a Return on Net Assets metric, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. For a discussion of the assumptions made in the valuation at grant, see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2024. For each fiscal year reflected, the “compensation actually paid” to the PEOs and the average “compensation actually paid” to the non-PEO NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation S-K:
68 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

	Hall	Zakas
	2024	2024
	($)	($)
Summary Compensation Table (“SCT”) total for PEO	—	6,180,195
Grant Date Fair Value of Equity Awards Granted in Fiscal Year	—	(3,274,030)
Change in Pension Value	—	—
Pension Service Cost and Associated Prior Service Cost	—	—
Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	6,415,426
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	1,086,803
Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—
Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	—	555,666
Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—
Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation actually paid	—	10,964,060

2024
($)
Average Summary Compensation Table (“SCT”) total for non-PEO NEOs	2,313,778
Grant Date Fair Value of Equity Awards Granted in Fiscal Year	(966,267)
Change in Pension Value	—
Pension Service Cost and Associated Prior Service Cost	—
Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	1,692,763
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	787,002
Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—
Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	346,999
Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—
Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—
Average Compensation actually paid	4,174,276
(4)Company TSR and Peer Group TSR reflected in these columns for each applicable fiscal year are calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. Peer Group TSR for each applicable fiscal year uses the Dow Jones U.S. Building Materials & Fixtures Index as disclosed in our annual report on Form 10K for fiscal year ended 2024 pursuant to Item 201(e) of Regulation S-K. Historical stock performance is not necessarily indicative of future stock performance.
(5)Amounts reflect net income calculated in accordance with GAAP as reported in our audited financial statements for the applicable fiscal year.
(6)While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to NEOs, for the most recently completed fiscal year, to Company performance.
Relationship Between Pay and Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following charts to show graphically the relationship between “compensation actually paid” (“CAP”) to our NEOs and (i) our cumulative TSR (“MWA TSR”) and our Peer Group TSR relative to the Dow Jones U.S. Building Materials & Fixtures Index (“DJ TSR”), (ii) net income and (iii) Adjusted EBITDA.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 69

EXECUTIVE COMPENSATION
CAP VERSUS MWA TSR and DJ TSR
CAP VERSUS NET INCOME
70 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
CAP VERSUS ADJUSTED EBITDA
Tabular List of Financial Performance Measures
As also required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table lists the three financial performance measures that, in the Company’s assessment, represent the most important performance measures used to link CAP for our NEOs to Company performance for fiscal 2024. The performance measures included in this table are not ranked by relative importance.

Adjusted EBITDA
Adjusted Net Sales
Free Cash Flow
In addition to these financial metrics, the Company’s executive compensation program is impacted by our performance with respect to ESG goals under the annual cash incentive program. Our ESG goals are included as an element of our annual cash incentive program because they collectively represent ESG criteria that are priorities for the Company. Please see the “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards” section for further information regarding these financial performance measures as well as the ESG goals used in our annual cash incentive program.
CEO Pay Ratio Disclosure
For fiscal 2024, (i) the annual total compensation of our median employee (excluding our current CEO) was $60,077 and (ii) the annualized total compensation of our current CEO was $6,180,195. Based on this information, the ratio of the annual total compensation of our CEO to that of the median employee is approximately 103 to 1. Our employee population consists of approximately 3,400 employees located throughout the world, with approximately 84% in the United States.
To identify the median employee for fiscal 2024, we included all part-time and full-time employees that were employed for any portion of fiscal 2024 so long as they were still actively employed on September 30, 2024. Compensation elements used included regular pay (base salary for exempt population and hourly wages for non-exempt population), bonuses, overtime, shift pay and paid time off. Commissions and executive perquisites were omitted from the median employee selection calculation. Using this methodology, we determined the “median employee” was a full-time, hourly employee located in the United States.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 71

EXECUTIVE COMPENSATION
AMENDMENT AND RESTATEMENT OF 2006 EMPLOYEE STOCK PURCHASE PLAN

Proposal Three
Amendment and Restatement of 2006 Employee Stock Purchase Plan
The Board recommends a vote FOR this proposal.
We are asking our stockholders to approve the Mueller Water Products, Inc. Second Amended and Restated Employee Stock Purchase Plan (the “Amended ESPP”), which will amend and restate and replace the Mueller Water Products, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (as amended, the “ESPP”). The primary purpose of the Amended ESPP is to increase the total number of shares of Common Stock reserved for issuance (the “shares”) under the ESPP by 1,800,000 shares from 5,800,000 shares to 7,600,000 shares. The Amended ESPP will also extend the term of the Amended ESPP to the tenth anniversary of the Annual Meeting.
The ESPP was originally adopted in 2006 and amended in 2015. On December 4, 2024, the Board approved the Amended ESPP, subject to approval by our stockholders at the Annual Meeting. We are asking our stockholders to approve the Amended ESPP so that we may continue to provide eligible employees with the opportunity to acquire Company stock in a manner consistent with the best interest of our stockholders.
If the Amended ESPP is approved by our stockholders at the Annual Meeting, it will become effective as of the date of the Annual Meeting and will supersede and replace the ESPP. All reserved shares that have not been issued pursuant to the ESPP will become available for issuance under the Amended ESPP. If the Amended ESPP is not approved by our stockholders, the ESPP will remain in effect until it terminates in accordance with its terms on May 24, 2026.
If the Amended ESPP is approved by our stockholders at the Annual Meeting, we intend to file a registration statement on Form S-8 to register the additional shares as soon as reasonably practicable following the Annual Meeting pursuant to the Securities Act of 1933.
Background
Stock purchase plans offer eligible employees the opportunity to acquire stock through periodic payroll deductions that are applied toward the purchase of stock at a discount from the current market price. The ESPP is currently scheduled to terminate on May 24, 2026, and, if the Amended ESPP is not approved by our stockholders, the ESPP will remain in effect until it terminates in accordance with its terms on May 24, 2026. The Amended ESPP would expire on the 10-year anniversary of the Annual Meeting. The Board believes extending the term of the ESPP is in the best interests of our stockholders, as it encourages broad-based employee stock ownership and enables us to attract, motivate and retain the best employees with a market-competitive benefit and does so at a reasonable cost to stockholders.
The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and provides our employees with an opportunity to purchase shares through payroll deductions. The purchase price is equal to 85% of the lesser of the closing price of our Common Stock on the first trading day of the offering period or the closing price of our Common Stock on the last trading day of the offering period. The offering period is three months long. Shares purchased under the Amended ESPP will have the same voting, dividend and other rights as all other shares of our Common Stock.
72 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION

Total shares authorized to date	5,800,000
Total shares issued through December 1, 2024	4,034,247
Total shares issued to employees, other than executives, through December 1, 2024	3,917,844
Total shares issued to executives, other than employees, through December 1, 2024	116,403
Total shares available at December 1, 2024	1,767,654
Additional shares requested under this amendment	1,800,000
Total shares authorized if this amendment is approved	7,600,000
Total shares available if this amendment is approved	3,567,654
Of our NEOs, Ms. Zakas and Messrs. Heinrichs, Helms, and Floyd have purchased 1,425 shares, 10,468 shares, 3,411 shares and 9,792 shares, respectively. During fiscal 2024, Messrs. Heinrichs and Floyd were the only NEOs to purchase shares via the ESPP.
Summary of the Amendments to the ESPP in the Amended ESPP
The terms of the Amended ESPP are substantially the same as those of the ESPP. If approved by our stockholders, the Amended ESPP would:
•Extend the term of the ESPP to the 10-year anniversary of the Annual Meeting; and
•Increase the number of shares available for purchase under the ESPP by 1,800,000.
Summary of the Amended ESPP
The key terms of the Amended ESPP, as proposed, are summarized below. This summary is qualified in its entirety by references to the full text of the Amended ESPP. See Exhibit B.
Purchase of Stock
Employees may enroll under the Amended ESPP by completing a payroll deduction form permitting the deduction from their compensation (base cash compensation and commissions earned) of at least 1%, but not more than 10%, of their compensation. The Amended ESPP designates offering periods and purchase dates. Offering periods are generally consecutive three-month periods, commencing on or about each January 2, April 2, July 2 and October 2 and ending on or about each April 1, July 1, October 1 and January 1, respectively. On the first trading day of each offering period (the “offering date”), each participant is granted an option to purchase on the last trading day of that offering period (the “purchase date”) such number of shares as is determined by dividing the total amount that has been withheld from the employee’s compensation under the Amended ESPP during that offering period by the applicable purchase price. The applicable purchase price is 85% of the lesser of the NYSE-listed closing price of the shares on the offering date or the purchase date. The participant’s option is automatically exercised on the purchase date. A participant may not purchase more than 1,000 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares (determined at the time the option is granted) during any calendar year. The maximum number of shares all participants may purchase in the aggregate during each offering period is 100,000 shares.
Share Reserve
A maximum of 5,800,000 shares may be issued under the ESPP. As of September 30, 2024, 1,767,654 shares remained available for issuance under the ESPP. Absent stockholder approval of the increased share limit, once these remaining shares are issued, we would be required to terminate the ESPP and refund any remaining employee contributions to employees. However, if stockholders approve this proposal, the share limit will be increased by 1,800,000 to 7,600,000. This share limit is subject to customary adjustments in the case of stock splits, reorganizations, mergers and other similar unusual or extraordinary corporate events.
Eligibility and Participation
Generally, all of our employees whose customary employment is for at least 20 hours per week and more than five months in a calendar year are eligible to participate in the Amended ESPP, except for employees who own shares possessing 5% or more of the total combined voting power or value of our Common Stock. Eligible employees may, but are not required to, participate in any offering period. Eligible employees may participate in the Amended ESPP by
PROXY STATEMENT FOR 2025 ANNUAL MEETING 73

EXECUTIVE COMPENSATION
electing to participate in a given offering period pursuant to procedures set forth by the plan administrator. Participation in the Amended ESPP continues until the participant makes a new election, or withdraws from an offering period or the Amended ESPP.
Administration, Amendment and Termination
The Compensation Committee, which is made up entirely of independent directors, administers the Amended ESPP. The Compensation Committee, as plan administrator, may make rules and regulations for the administration of the Amended ESPP and its interpretations and decisions with regard to the Amended ESPP are final and binding on all parties. The Board may, at any time and for any reason, terminate, suspend or amend the Amended ESPP; provided, however, that, subject to the Board’s power to terminate or suspend the Amended ESPP and/or an ongoing offering period, no such actions will be made to an option which, without a participant’s consent, would impair any of such participant’s rights and obligations under that option. To the extent necessary to comply with the requirements of Section 423 of the Code, we will obtain stockholder approval of any amendment, alteration or discontinuation of the Amended ESPP. The ESPP is scheduled to terminate on May 24, 2026. However, if stockholders approve this proposal, the termination date will be extended to the 10-year anniversary of the Annual Meeting. As a result, if stockholders approve the proposed amendment (unless previously terminated by the Board), no new offering periods will commence on or after the 10-year anniversary of the Annual Meeting, or, if earlier, when no shares remain available for options under the Amended ESPP.
Federal Income Tax Consequences
The Amended ESPP is intended to satisfy the requirements of Section 423 of the Code. The following is a general summary of the federal income tax consequences, assuming the Amended ESPP satisfies these requirements. Amounts deducted from an employee’s pay to purchase shares under the Amended ESPP are generally included in taxable income for the calendar year in which they were deducted. The purchase of shares at a discount does not result in any taxable income to the employee at that time. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period (the “grant date”), the employee generally will recognize ordinary income at that time equal to the lesser of (i) the excess of the fair market value of such shares on the date of disposition over the employee’s purchase price or (ii) the excess of the fair market value of such shares on the offering date over the employee’s purchase price. If the employee disposes of shares within two years of the grant date, the employee generally will recognize ordinary income at that time in an amount equal to the excess of the fair market value of such shares on the date of purchase over the employee’s purchase price. In either case, the employee’s tax basis will be increased by the amount of ordinary income reportable by the employee and any additional gain or loss on such disposition will be treated as long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a federal income tax deduction unless the employee disposes of the shares within two years of the grant date. Any such deduction will be equal to the amount of the employee’s ordinary income on the disposition.
Plan Benefits
The benefits that will be awarded under the Amended ESPP are not currently determinable as awards granted under the Amended ESPP are subject to the elections of the participants. As of September 30, 2024, the closing price of our Common Stock was $21.70.
Approval by Stockholders
In order to be effective, the Amended ESPP must be approved by the affirmative vote of a majority of votes cast. The Board recommends a vote FOR Proposal Three.
74 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
AMENDMENT AND RESTATEMENT OF SECOND AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Proposal Four
Amendment and Restatement of Second Amended and Restated 2006 Stock Incentive Plan
The Board recommends a vote FOR this proposal.
We are asking our stockholders to approve the Mueller Water Products, Inc. Third Amended and Restated 2006 Stock Incentive Plan (the “Amended Plan”), which will amend and restate and replace the Second Amended and Restated 2006 Stock Incentive Plan (the “Current Plan”), if approved by our stockholders. The primary purpose of the Amended Plan is to increase shares under the Current Plan by 3,300,000 shares from 20,500,000 shares to 23,800,000 shares. Certain other changes to the Current Plan have been made as described below.
The Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan was originally adopted by the Board on May 24, 2006. On December 2, 2015, the Board approved the Current Plan, which was approved by our stockholders on January 26, 2016 and became effective on May 24, 2016, immediately following the expiration of the Amended and Restated 2006 Stock Plan on May 23, 2016. On December 4, 2024, the Board approved the Amended Plan, subject to approval by our stockholders at the Annual Meeting.
If the Amended Plan is approved by our stockholders at the Annual Meeting, it will become effective as of the date of the Annual Meeting and will supersede and replace the Current Plan. All reserved shares that have not been issued pursuant to awards under the Current Plan will become available for issuance under the Amended Plan. If the Amended Plan is not approved by our stockholders, the Current Plan will remain in effect until it terminates in accordance with its terms on May 24, 2026.
If the Amended Plan is approved by our stockholders at the Annual Meeting, we intend to file a registration statement on Form S-8 to register the additional shares as soon as reasonably practicable following the Annual Meeting pursuant to the Securities Act of 1933.
Background
The Current Plan is currently scheduled to terminate on May 24, 2026; however, only 3,874,846 shares remain available for issuance pursuant to new awards under the Current Plan as of September 30, 2024 (the last day of our 2024 fiscal year), which the Board does not believe is sufficient to adequately recruit, motivate and retain its employees, consultants and directors through May 24, 2026.
The Amended Plan is integral to the Company’s compensation strategies and programs. The Board believes the Amended Plan provides the flexibility the Company needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees, consultants and directors essential for meeting our business objectives.
As of September 30, 2024, the 3,874,846 shares that remain available for future grant under the Current Plan represent 2.48% of the total outstanding number of shares and voting power of the Company and the market price of the shares was $21.70.
As of September 30, 2024, there were outstanding under the Current Plan an aggregate of 931,770 options to purchase Common Stock with a weighted average exercise price of $12.60 and a weighted average remaining term of 7.9 years, as well as 453,796 restricted stock units (assuming that target performance is achieved with respect to restricted stock units subject to performance-based vesting conditions). For additional information regarding equity-based awards granted under the Current Plan, please see Note 10 to our consolidated financial statements filed with our Form 10-K for our 2024 fiscal year.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 75

EXECUTIVE COMPENSATION
Based on our historic and projected future use of equity-based compensation, we estimate that the additional shares requested for the Amended Plan, in addition to the remaining shares available for issuance under the Current Plan that will be available for issuance under the Amended Plan, will be sufficient to provided awards for approximately 6.5 years; however, the actual duration may be more or less than 6.5 years depending on currently unknown factors, such as competitive market practices, our hiring and promotion practices, future grant practices, the Company’s stock price, the number of awards that are forfeited and future acquisitions and divestitures.
Our annualized burn rate over the last three fiscal years has averaged 0.45%. “Burn rate” is calculated by dividing the total number of shares subject to equity awards granted in a given year by the total weighted average number of shares outstanding during the period and does not reflect and forfeitures or cancellations. Our burn rate calculations assume that target performance is achieved with respect to restricted stock units subject to performance-based vesting conditions.

Fiscal Year	Weighted Average Shares Outstanding ($ in millions)	Stock Options Granted (#)	Restricted Stock Units Granted (#)	Annualized Burn Rate (%)
2022	157.4	457,482	223,379	0.39
2023	156.3	573,279	625,518	0.65
2024	155.9	457,356	301,908	0.31
As of September 30, 2024, our existing overhang was 3.85%. Assuming our stockholders approve the Amended Plan, our overhang will be 5.76%. “Overhang” is a measure of potential dilution from awards granted under stock incentive plans and is calculated by dividing (i) the number of shares subject to outstanding equity awards, plus the number of shares available for future grants of equity awards by (ii) the total number of shares outstanding, plus the amount in clause (i). The overhang calculations assume that target performance is achieved with respect to restricted stock units subject to performance-based vesting conditions and exclude outstanding grants and shares available for future issuance under our ESPP.

	As of September 30, 2024 (#)	Overhang (%)
Total Number of Shares Outstanding (A)	156,227,170
Total Number of Shares Subject to Outstanding Awards (B)	2,375,934
Total Number of Shares Available For Issuance under the Current Plan (C)	3,874,846
Existing Overhang ((B+C)/(A+B+C))		3.85
Share Reserve Increase under the Amended Plan (D)	3,300,000
Overhang Following Increase in Share Reserve under the Amended Plan ((B+C+D)/(A+B+C+D))		5.76
Summary of the Amendments to the Current Plan in the Amended Plan
The terms of the Amended Plan are substantially the same as those of the Current Plan. Changes were made to the Amended Plan which, if approved by our stockholders, would:
•Extend the term of the Current Plan to the 10-year anniversary of the Annual Meeting.
•Increase the number of shares available for issuance under the Current Plan by 3,300,000 shares from 20,500,000 shares to 23,800,000.
•Expressly subject all awards, including time-based awards, under the Amended Plan to the Company’s Incentive Clawback Policy and Supplemental Clawback Policy. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Compensation Recovery (Clawback) Policies” for more information.
•Clarify that the more restrictive annual limitation on stock awards for directors only applies to non-employee directors and the limit is applied without regard to any stock awards received by a non-employee director during any period in which the individual served as an employee or consultant to the Company and its affiliates.
76 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Summary of the Amended Plan
The key terms of the Amended Plan, as proposed, are summarized below. This summary is qualified in its entirety by references to the full text of the Amended Plan. See Exhibit C.
Purpose
The purpose of the Amended Plan is to aid the Company and its affiliates in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such person to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of equity and equity-based awards. The Company expects that it will benefit from the added interest which the key employees, consultants and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
Shares Available for Issuance
The maximum number of shares that may be issued under the Amended Plan is the sum of: (i) 3,300,000, (ii) the number of shares available for issuance pursuant to new awards under the Current Plan as of the date our stockholders approve the Amended Plan and it becomes effective (the “Effective Date”) and (iii) the number of shares subject to awards under the Current Plan that are outstanding as of the Effective Date which expire or terminate after the Effective Date. In no event will the number of shares available for issuance under the Amended Plan exceed 23,800,000, which is the sum of the 20,500,000 share reserve under the Current Plan and the additional 3,300,000 shares added to the share reserve under the Amended Plan.
Administration and Eligibility
The Compensation Committee, which is made up entirely of independent directors, administers the Amended Plan, unless otherwise determined by the Board. The Compensation Committee determines who among those eligible to participate in the Amended Plan will be granted stock awards, determines the types of awards to be granted, prescribes the terms and conditions of all awards, and construes and interprets the terms of the Amended Plan. Determinations of the Compensation Committee are final, binding and conclusive.
Employees and consultants of the Company and its affiliates, as well as members of our Board are eligible to receive awards under the Amended Plan, as determined by the Compensation Committee. As of September 30, 2024, the Company and its affiliates had approximately 3,400 employees, zero consultants, and 10 directors who would be eligible to participate in the Amended Plan. As of September 30, 2024, 44 employees, zero consultants, and 10 directors held outstanding awards under the Current Plan.
Award Limits
In any one fiscal year: (i) no employee may be granted stock awards in respect of more than 1,000,000 shares or with a value in excess of $5,000,000, provided that in connection with an employee's initial service an employee may be granted stock awards in respect of an additional 300,000 shares or with a value in excess of $5,000,000 that do not count against the limits set forth above; and (ii) no non-employee director may be granted stock awards in respect of more than 20,000 shares or with a value in excess of $200,000, disregarding any stock awards received by a non-employee director during any period in which the individual served as an employee or consultant to the Company and its affiliates. These award limits are subject to the adjustment provisions discussed below.
Types of Awards
Stock Options
The Compensation Committee is authorized to grant two types of stock options to participants: nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value (or 110% of the fair market value in the case of a Ten Percent Shareholder, as defined in the Amended Plan) of a share of Common Stock on the date the stock option is granted. The term of a stock option cannot exceed 10 years. The Compensation Committee may not issue dividend equivalent rights in connection with stock options.
Subject to the terms of the Amended Plan, the option's terms and conditions, which are determined by the Compensation Committee and set forth in an award agreement, may include but are not limited to, exercise price, vesting, treatment of the award upon termination of employment and expiration of the option.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 77

EXECUTIVE COMPENSATION
Payment for shares purchased upon exercise of an option must be made in full at the time of purchase. The exercise price may be paid: (A) in cash or by check; or (B) at the discretion of the Compensation Committee, (i) in shares, subject to any requirements imposed by the Compensation Committee; (ii) pursuant to a “same day sale” program that results in either the receipt of cash or check by us or the receipt of irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds; (iii) by any other form of consideration permitted by law but excluding a promissory note or other form of deferred payment; or (iv) by a combination of the foregoing.
Stock Appreciation Rights (“SARs”)
The Compensation Committee is authorized to grant two types of SARs to participants: stand-alone SARs and stapled SARs. The terms and conditions of the SAR would be set forth in an award agreement. SARs may be exercised at such times and be subject to such other terms, conditions, and provisions as the Compensation Committee may impose. The Compensation Committee may not issue dividend equivalent rights in connection with SARs.
Stand-Alone SARs
Stand-alone SARs cover a specified number of shares and are redeemable upon such terms and conditions as the Compensation Committee may establish. Upon redemption, the holder is entitled to receive a distribution from us in an amount equal to the excess of the aggregate fair market value of the shares underlying the redeemed right on the redemption date over the aggregate base price in effect for those shares. The number of shares underlying each stand-alone SAR and the base price in effect for those shares is determined by the Compensation Committee but the base price must be equal to or greater than the fair market value of a share of Common Stock on the date of grant. The distribution with respect to any redeemed stand-alone SAR may be made in shares, in cash or partly in shares and partly in cash, as determined by the Compensation Committee.
Stapled SARs
Stapled SARs may only be granted concurrently with an option to acquire the same number of shares as the number of such shares underlying the stapled SARs. Stapled SARs are redeemable upon such terms and conditions as the Compensation Committee may establish and grant a holder the right to elect among (A) the exercise of the concurrently granted option for shares, at which time the number of shares subject to the stapled SAR would be reduced by an equivalent number, (B) the redemption of the stapled SARs in exchange for a distribution from us in an amount equal to the excess of the aggregate fair market value of the number of vested shares underlying the redeemed right on the redemption date over the aggregate base price in effect for those shares, or (C) a combination of both (A) and (B). The distribution with respect to any redeemed stapled SAR may be made in shares, in cash, or partly in shares and partly in cash, as determined by the Compensation Committee.
Other Stock-Based Awards
The Compensation Committee may grant an award of a restricted stock bonus, restricted stock purchase right, phantom stock unit, restricted stock unit, performance share bonus, performance share unit or other stock-based award that is valued in whole or in part by reference to the fair market value of the Common Stock. Each stock-based award will be subject to an award agreement that shall contain such terms and conditions as the Compensation Committee shall deem appropriate. Stock-based awards may be transferable by the holder only upon the terms and conditions set forth in the applicable award agreement.
A restricted stock bonus grants to a participant the right to receive restricted stock without any requirement for payment. A restricted stock purchase right grants to a participant a right to purchase a specified number of shares at a price determined by the Compensation Committee. A phantom stock unit award grants the right to receive the value of one share of Common Stock, under conditions specified by the Compensation Committee, in cash or shares. A restricted stock unit award grants to a participant the right to the value of one share of Common Stock upon vesting, in cash or shares. A performance share bonus grants shares, without any requirement for payment by the participant, under conditions specified by the Compensation Committee. A performance share unit grants the right to receive the value of one share of Common Stock upon vesting. All of these other stock-based awards are subject to such additional terms and conditions as the Compensation Committee determines is appropriate.
Non-Discretionary Awards for Non-Employee Directors
The Amended Plan provides for annual grants to each director, who is not also an employee, at the time of his or her re-election to the Board if he or she has served as a director for a period of at least six months on the relevant grant date. The Amended Plan also provides that, on the first day following the date that a director (who is not also an employee)
78 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
commences service on the Board, an initial grant of a stock award shall automatically be made to the director. The Compensation Committee determines the types of award and the number of shares subject to the annual and initial grants in its sole discretion. All unvested director grants become fully vested upon the director's retirement. The terms and conditions of any award would be set forth in an award agreement.
Dividend Equivalents
To the extent dividend equivalent rights are issued with respect to a stock award, those rights will be subject to the same vesting conditions as the underlying stock award, so dividend equivalent rights will not be paid on unvested awards.
Performance Measures
Under the Amended Plan, any performance goals applicable to awards may be based on one or more of the following criteria: consolidated earnings before or after taxes (including earnings before one or more of the following: interest, taxes, depreciation and amortization); net income; operating income; earnings per share; book value per share; return on stockholders' equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; stock price; market share; revenues or sales; costs and/or cost reductions or savings; cash flow; working capital; return on invested capital or assets; consummations of acquisitions or sales of certain Company assets, subsidiaries or other businesses; funds from operations and pre-tax income. The foregoing criteria may relate to the Company, one or more of its subsidiaries, or one or more of its divisions or units, or a combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group company or indices, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 409A of the Code, the performance goals may be calculated without regard to unusual and/or infrequently occurring items.
Vesting
Awards under the Amended Plan do not vest in less than one year. Vesting may be accelerated due to a participant’s “retirement” which is defined as a voluntary termination of service at a time the sum of the participant's age and years of service equals or exceeds 70, provided that the participant has reached at least 60 years of age.
Acceleration
The Compensation Committee has the power to accelerate exercisability and/or vesting of an award under the Amended Plan only in the case of death, disability, retirement or change of control (as defined in the Amended Plan).
De Minimis Cap
Notwithstanding any other provision of the Amended Plan, the Compensation Committee may grant awards that do not conform to the requirements of the Amended Plan so long as such awards issued after the date of approval of the Amended Plan by the stockholders do not exceed 5% of the shares authorized for issuance under the Amended Plan.
Amendment
The Compensation Committee has the right to amend the Amended Plan and award agreements, except it generally may not do so in a manner that would materially impair the rights of the holder of an award without the holder's consent. In addition, the Compensation Committee may not amend the Amended Plan absent stockholder approval to the extent such approval is required by applicable law, regulation or stock exchange requirement.
Termination
The Current Plan is scheduled to terminate on May 24, 2026 unless earlier terminated by the Board. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder's consent. If stockholders approve this proposal, and unless previously terminated by the Board, the Amended Plan will terminate on the 10-year anniversary of the Annual Meeting.
Repricing of Options or SARs
Other than in connection with a corporate transaction, as described in Article IX of the Amended Plan, unless our stockholders approve such adjustment, the Compensation Committee does not have authority to make any adjustments to
PROXY STATEMENT FOR 2025 ANNUAL MEETING 79

EXECUTIVE COMPENSATION
options, SARs or restricted stock purchase rights that would reduce or would have the effect of reducing the exercise price of an option or SAR previously granted under the Amended Plan.
Adjustments
In the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock dividend, stock split or reverse stock split, or similar transaction or other change in corporate structure affecting Common Stock, adjustments and other substitutions will be made to the Amended Plan, including adjustments in the maximum number of shares subject to the Amended Plan and other numerical limitations. Adjustments will also be made to awards under the Amended Plan as the Compensation Committee in its discretion deems equitable.
Clawback Policy
All stock awards granted under the Amended Plan are subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the Company’s Incentive Clawback Policy and Supplemental Clawback Policy or similar policies or any applicable law related to such actions.
Change in Control
If there is a “change of control” of the Company and the surviving entity or acquiring entity refuses to assume or continue outstanding stock awards or to substitute similar stock awards, then the Committee has the discretion to: (1) provide for a cash payment in exchange for the cancellation of a stock award; (2) continue the stock awards upon such terms as its determines; (3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected stock awards; or (4) require participants to exercise or redeem stock awards at or prior to the change of control transaction.
Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options (“ISOs”)
An optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. The holding period requirements are waived when an optionee dies.
The exercise of an ISO may in some cases trigger liability for the alternative minimum tax. If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (A) the gain realized upon the sale; or (B) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we receive a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.
Nonqualified Stock Options (NQOs)
An optionee does not recognize taxable income upon the grant of an NQO. Upon the exercise of an NQO, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQO on the date of exercise exceeds the exercise price. We receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the NQO.
80 MUELLER WATER PRODUCTS, INC.

EXECUTIVE COMPENSATION
Restricted Stock
A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).
Other Awards
In the case of an exercise of an SAR or an award of restricted stock units, phantom stock units, a performance share bonus, performance share units, or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.
Section 409A
Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional 20% penalty tax. While certain awards under the Amended Plan could be subject to Section 409A, the Amended Plan and award agreements have been drafted in a manner intended to comply with the requirements of Section 409A.
Golden Parachute Payments
The Company’s ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Amended Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of “excess parachute payments” (as defined in Section 280G of the Code) made in connection with a change in control of an employer-corporation under Section 280G of the Code. In addition, participants may be subject to a 20% excise tax under Section 4999 of the Code in respect of the foregoing excess parachute payments.
Reasonable Compensation
For the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Compensation of Covered Employees
Our ability to obtain a deduction for amounts paid under the Amended Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
Amended Plan Benefits
All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Amended Plan at this time. The table below shows the grant date fair values of stock-based awards made under the Current Plan for fiscal year 2024. The aggregate grant date fair values of PRSU awards for the fiscal 2024 performance period assume target performance. Note that Steven Heinrichs is not listed in the table below because he is no longer eligible to be granted additional equity awards for the fiscal year beginning October 1, 2024 pursuant to his Letter Agreement. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation” and “Executive Compensation Tables — Summary Compensation Table” for more information.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 81

EXECUTIVE COMPENSATION

Name and Principal Position	Dollar Value	Number of Shares/Units
Marietta Edmunds Zakas Chief Executive Officer	3,274,030	359,223
Paul McAndrew President and Chief Operating Officer	1,435,700	123,007
Todd P. Helms Senior Vice President and Chief Human Resources Officer	491,523	53,931
Scott P. Floyd Senior Vice President, Sales and Marketing	916,506	78,188
Executive Officer Group(1)	6,800,307	689,244
Non-Employee Directors Group	1,328,539	84,393
Non-Executive Officer Employee Group	1,455,274	147,531
(1)Includes Ms. Zakas and Messrs. McAndrew, Helms and Floyd, among other non-NEOs.
Approval by Stockholders
In order to be effective, the Amended Plan must be approved by the affirmative vote of a majority of votes cast. The Board recommends a vote FOR Proposal Four.
82 MUELLER WATER PRODUCTS, INC.

RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Five
Ratification of the Appointment of Our Independent Registered Public Accounting Firm for Fiscal 2025
The Board recommends a vote FOR this proposal.
The Audit Committee has authority to retain and terminate the services of our independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending September 30, 2025, subject to negotiation of definitive fee arrangements. Although stockholder ratification of EY’s appointment is not required, the Board believes submitting the appointment to our stockholders for ratification is a matter of good corporate governance.
See below for a description of the fees EY billed us for fiscal 2024 and fiscal 2023.
A representative of EY is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to stockholder questions.
Fees and Services of the Independent Registered Public Accounting Firm
The Audit Committee appointed EY as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for fiscal 2024.
Audit Fees and Other Fees
The following table shows the approximate fees for audit and other services provided by EY for fiscal years 2024 and 2023 (in millions). All fees in 2024 and 2023 were pre-approved by the Audit Committee.

	2024	2023
Audit fees(1)	$2.6	$2.4
Audit-related fees	$—	$—
Tax fees	$0.1	$0.1
All other fees	$—	$—
Total fees	$2.7	$2.5
(1)Reflects fees for professional services performed by EY for annual audits and quarterly limited reviews of our consolidated financial statements.
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC rules on auditor independence and whether the independent registered public accounting firm is able to provide the most effective service. Audit and non-audit fees to be incurred by the independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act of 2002 to be performed by such firm
PROXY STATEMENT FOR 2025 ANNUAL MEETING 83

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
must be approved in advance by the Audit Committee Chair or another designated member of the Audit Committee for individual projects in amounts up to $150,000 or the Audit Committee, and the Audit Committee must approve all such services for individual project in amounts greater than $150,000. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure the services are within the parameters approved by the Audit Committee.
Report of the Audit Committee
Committee Composition and Skills
The Audit Committee is composed of four independent directors meeting the requirements of applicable SEC and NYSE rules. The Board has determined all Audit Committee members are “financially literate” for purposes of the NYSE Listed Company Manual and select members qualify as audit committee “financial experts” within the meaning of the rules and regulations of the SEC. See “Proposal One - Election of Nine Directors — The Board of Directors” for a description of the business background of each member. No member of the Audit Committee serves on the audit committee of more than three public companies.
Meetings
The Audit Committee met 12 times during fiscal 2024, including 7 times by video/teleconference. Meetings include periodic executive sessions with the independent registered public accounting firm, internal auditors and management.
Responsibilities of the Audit Committee, Management and the Independent Auditor
The Audit Committee’s key responsibilities are set forth in its charter, which was approved by the Board and is available on our website at www.muellerwaterproducts.com. The information on our website is not a part of this Proxy Statement. See “Proposal One - Election of Nine Directors — Board Structure — Board Committee Information” for more information concerning the Audit Committee and its responsibilities. With respect to the Company's consolidated financial statements for fiscal 2024 and internal control over financial reporting:
•Management was responsible for preparing the financial statements and establishing and maintaining effective internal control over financial reporting. The Audit Committee was responsible for monitoring and overseeing the financial reporting and audit functions, as well as the internal control over financial reporting and disclosure.
•EY, the independent registered public accounting firm, for fiscal 2024, was responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and was also responsible for performing an independent audit of, and expressing an opinion on, the Company’s internal control over financial reporting.
•The Audit Committee reviewed and discussed with management and EY the audited consolidated financial statements for the year ended September 30, 2024, the quarterly consolidated financial statements and operating results for each quarter in the fiscal year and the related significant accounting and disclosure issues, the Critical Audit Matters (“CAMs”) and the effectiveness of internal control over financial reporting.
•The Audit Committee reviewed management’s report contained in the annual report on Form 10-K for the year ended September 30, 2024 (“Annual Report”), as well as EY’s Reports of the Independent Registered Public Accounting Firm included in the Annual Report related to its audits of the consolidated financial statements and internal control over financial reporting.
•The Audit Committee discussed with EY matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, EY provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with EY the firm’s independence.
84 MUELLER WATER PRODUCTS, INC.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Audited Consolidated Financial Statements
Based on the foregoing discussions with and reports of management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board the inclusion of the consolidated financial statements in the Annual Report.

Audit Committee
THOMAS J. HANSEN, CHAIR
CHRISTIAN A. GARCIA
BRIAN C. HEALY
KARL NICLAS YTTERDAHL

PROXY STATEMENT FOR 2025 ANNUAL MEETING 85

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table lists information as of December 9, 2024 regarding the number of shares of Common Stock beneficially owned by each incumbent director, each NEO, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.
At December 9, 2024, there were 156,530,760 shares of Common Stock outstanding.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock Beneficially Owned(2)		Percent of Outstanding Common Stock
Shirley C. Franklin Director	73,868	(3)	*
Christian A. Garcia Director	—	(3)	*
Thomas J. Hansen Director	102,792	(3)	*
Brian C. Healy Director	5,025	(3)	*
Christine Ortiz Director	34,699	(3)	*
Jeffery S. Sharritts Director	23,568	(3)	*
Brian L. Slobodow Director	11,132	(3)	*
Lydia W. Thomas Director	136,405	(3)	*
Stephen C. Van Arsdell Non-Executive Chair	80,603	(3)	*
Karl Niclas Ytterdahl Director	8,366	(3)	*
Marietta Edmunds Zakas Director, Chief Executive Officer	724,627		*
Paul McAndrew President and Chief Operating Officer	66,449		*
Steven S. Heinrichs Executive Vice President, Chief Financial Officer and Chief Legal and Compliance Officer	198,336		*
Todd P. Helms Senior Vice President and Chief Human Resources Officer	53,582		*
Scott P. Floyd Senior Vice President, Sales and Marketing	116,834		*
All directors and current executive officers as a group (17 individuals)	1,666,560		1.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	15,859,593	(4)	10.1%
86 MUELLER WATER PRODUCTS, INC.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock Beneficially Owned(2)		Percent of Outstanding Common Stock
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	13,185,979	(5)	8.4%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789	8,590,176	(6)	5.5%
*Less than 1% of our outstanding Common Stock
(1)The address of each of our directors and executive officers is c/o Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
(2)Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for more information concerning outstanding equity awards to our NEOs and “Director Compensation — Director Compensation Summary” for more information concerning outstanding equity awards to our directors.
(3)The beneficial ownership reported in the table assumes each grantee of an award on February 28, 2024, February 29, 2024, or August 2, 2024, as applicable, will remain in continuous service through the first anniversary of the applicable grant date, and/or all awards granted on February 28, 2024, February 29, 2024, or August 2, 2024 will vest on or before the first anniversary of the applicable grant date. Excludes Mr. Tokarz's 230,433 stock equivalent shares of Common Stock, which settle in cash in accordance with the Directors' Deferred Fee Plan.
(4)As reported on Schedule 13G/A filed with the SEC on June 10, 2024, The Vanguard Group, Inc. has sole investment discretion with respect to 15,427,979 shares, shared voting power with respect to 278,202 shares and shared investment discretion with respect to 431,614 shares.
(5)As reported on Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc. has sole investment discretion with respect to 13,185,979 shares and sole voting power with respect to 13,000,252 shares.
(6)As reported on Schedule 13G filed with the SEC on October 31, 2024, Franklin Mutual Advisers, LLC has sole investment discretion with respect to 8,590,176 shares and sole voting power with respect to 8,101,978 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock (together, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish companies with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers and directors, we believe our Reporting Persons complied with all Section 16 filing requirements during fiscal 2024, with the exception of (i) one Form 4 filing for Michael Tokarz in connection with an acquisition and subsequent sale of shares held by trust, (ii) one Form 4 filing for Thomas Hansen in connection with the exercise of options and subsequent sale of shares, which filing was made late due to administrative error; and (iii) one Form 4 filing for Mark O’Brien in connection with the exercise of options and subsequent sale of shares, which filing was made late due to administrative error. Additionally, due to errors in tax accounting, (i) one Form 4 filing for Paul McAndrew underreported the number of shares withheld for taxes on vested RSUs by 348; (ii) one Form 4 filing for Todd Helms overreported the number of shares acquired pursuant to grant of performance-based RSUs by 1,605; and (iii) one Form 4 filing for Todd Helms underreported the number of shares withheld for taxes on vested RSUs by 493. These tax withholding errors were disclosed on Form 4/A.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 87

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
When and where is the Annual Meeting?
This year’s Annual Meeting will be conducted virtually on February 6, 2025. You will be able to virtually (i) attend the Annual Meeting, (ii) vote your shares and (iii) submit questions during the meeting via live webcast by visiting meetnow.global/MHMJVY5.
To participate virtually at the Annual Meeting, you will need the voter control number included in your proxy materials or on your proxy card. We encourage you to allow ample time for online check-in as the meeting will begin promptly at 10:00 a.m. Eastern Time. Please note that there is no in-person meeting for you to attend.
The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time to allow you ample time to log in to the live webcast and test your computer audio system. We recommend that you carefully review in advance the procedures needed to gain admission virtually to the Annual Meeting. The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. If you encounter any technical difficulties, technical support, including related technical support phone numbers, will be available in the virtual meeting platform.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote virtually on matters summarized in this Proxy Statement. This Proxy Statement contains important information for you to consider when deciding how to vote.
Who is entitled to vote?
You may vote virtually at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of our Common Stock at the close of business on December 9, 2024, the record date. On the record date, there were 156,530,760 shares of Common Stock outstanding. Each share of Common Stock represented at the Annual Meeting is entitled to one vote.
Who is soliciting my vote?
The Board is soliciting your proxy to vote your shares at the Annual Meeting. We made our proxy solicitation materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies. The Company is paying the costs of solicitation.
What is included in the proxy materials?
The proxy materials for the Annual Meeting include the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the Annual Report. If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials were first sent or made available to stockholders on or about December 18, 2024.

88 MUELLER WATER PRODUCTS, INC.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
What proposals require my vote, what vote is required to approve each proposal, how will abstentions and broker non-votes be treated and how does the Board recommend I vote?

Voting Item	Voting Required to Adopt Proposal	Treatment of Abstentions	Treatment of Broker Non-Votes	Board Recommendation
Elect Directors	The number of votes cast for a director’s election exceed the number of votes cast against the director’s election	No effect	No effect	FOR each director nominee

Approve Executive Compensation	The vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal	Counts as a vote against	No effect	FOR

Approve the Amendment and Restatement of the 2006 Employee Stock Purchase Plan	The vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal	Counts as a vote against	No effect	FOR

Approve the Amendment and Restatement of the 2006 Stock Incentive Plan	The vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal	Counts as a vote against	No effect	FOR

Ratify Auditor Appointment	The vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal	Counts as a vote against	Not applicable	FOR

Will any other business be conducted at the Annual Meeting?
Management is not aware of any items, other than those referred to in this Proxy Statement, that may properly come before the Annual Meeting.
How are proxies voted?
Shares represented by all valid proxies received on time will be voted as specified. If a valid proxy form is received and does not indicate specific choices, the shares will be voted in accordance with the Board’s recommendations. The Board has designated each of Marietta Edmunds Zakas, Chason A. Carroll and Barbara Smucygz as proxies for the Annual Meeting.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 89

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
How may I vote?
If your shares are registered directly in your name with our transfer agent, you are a “registered stockholder.” Registered stockholders may vote by:
•Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card that you received (we encourage you to vote in this manner);
•Telephone through the number noted in the proxy card that you received (if you received a proxy card);
•Signing and dating your proxy card (if you received a proxy card) and mailing it to the indicated address; or
•Virtually attending the Annual Meeting and voting your shares.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To virtually vote at the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to virtually attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a legal proxy form.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to virtually attend the Annual Meeting, you must e-mail to Computershare at legalproxy@computershare.com your name and e-mail address and either (a) the forwarded e-mail from your bank, broker or nominee containing your legal proxy or (b) an attached image of your legal proxy. Upon successful preregistration, a beneficial owner will receive a confirmation e-mail from Computershare confirming registration and providing a control number to enter the virtual meeting as a stockholder. See “How can I register for the Annual Meeting?” below for additional details.
If you plan to vote other than by virtually attending the Annual Meeting and voting your shares, your vote must be received by 10:00 a.m., Eastern Time, on February 6, 2025.
How can I ask questions pertinent to meeting matters?
Stockholders may submit questions either before the annual meeting (beginning January 31, 2025) or during the Annual Meeting. If you wish to submit a question either before or during the meeting, please log into meetnow.global/MHMJVY5 and enter your 15-digit voter control number, then follow the instructions to submit a question. Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations.
How can I change my vote?
You can revoke a proxy prior to the completion of voting at the Annual Meeting by:
•Voting again using the Internet or by telephone prior to the Annual Meeting;
•Delivering a later-dated proxy card; or
•Voting your shares virtually at the meeting (if you are a beneficial stockholder).
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the voting power of the outstanding shares of Common Stock at the close of business on the record date must be present, either personally or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
90 MUELLER WATER PRODUCTS, INC.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
We are permitted by SEC rules to furnish proxy materials to stockholders by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The Notice provides instructions on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com (for beneficial stockholders) and www.envisionreports.com/MWA (for registered stockholders), and how to submit a proxy over the Internet. If you would like to receive a paper or email copy of the proxy materials, please follow the instructions in the Notice.
What does it mean if I receive more than one Notice, proxy materials email or proxy card?
It means you have multiple accounts holding Common Stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice, proxy materials email or proxy card you receive.
What do I need to do if I want to attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. There is no physical location for this meeting.
You can attend the Annual Meeting online, vote and submit questions pertinent to meeting matters during the meeting by visiting meetnow.global/MHMJVY5. Please follow the registration instructions below.
The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on February 6, 2025. We encourage you to access the meeting prior to the start time in order to log in to the live webcast and test your computer audio system.
How can I register for the Annual Meeting?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Proxy Card or Notice that you received with this Proxy Statement. To access the meeting, you will need the 15-digit control number printed on your card or notice.
If you are a beneficial owner (i.e., you hold your shares through an intermediary, such as a bank or broker), you must register in advance to attend the Annual Meeting virtually on the Internet. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your Mueller Water Products, Inc. holdings along with your name. Please forward a copy of the legal proxy and your email address to Computershare either by email to legalproxy@computershare.com (forward the email from your broker or attach an image of your legal proxy) or by mail to Computershare, Mueller Water Products, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on January 31, 2025. You will receive a confirmation of your registration by email (or by mail if no email address is provided) after Computershare receives your registration materials.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $20,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial holders of Common Stock. Our directors, officers and employees also may solicit proxies in return for no additional compensation.

PROXY STATEMENT FOR 2025 ANNUAL MEETING 91

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
How can I submit my proposal for inclusion in next year’s proxy?
SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act.
•When to submit? Any stockholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than August 20, 2025.
•Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
•What to submit? Proposals must conform to and include the information required by Rule 14a-8.
We encourage stockholders to contact our Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about us.
How can I present a proposal for consideration at next year’s annual meeting?
Our Bylaws provide that any stockholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date we commenced mailing these proxy materials.
•When to submit? Stockholder proposals submitted under these Bylaw provisions must be received no earlier than August 20, 2025 and no later than September 19, 2025.
•Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.
•What to submit? Proposals must include the information required by our Bylaws, which are available on our website. If the notice delivered to our Corporate Secretary does not contain all of the information specified in our Bylaws, the proposed business will not be transacted at the annual meeting.
•Universal Proxy Rules. Additionally, for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with next year’s annual meeting, notice must be submitted by the same deadline as disclosed above under our Bylaws. Such notice must include both the information required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.
By Order of the Board of Directors.
CHASON A. CARROLL
Corporate Secretary
Atlanta, Georgia
December 18, 2024
92 MUELLER WATER PRODUCTS, INC.

GENERAL INFORMATION
Other Business for Presentation at the Annual Meeting
The Board and management do not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business that other persons intend to present virtually at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of Mueller Water Products, Inc.
Other Information
Consolidated financial statements for Mueller Water Products, Inc. are included in the 2024 Annual Report filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and the NYSE. A copy of the 2024 Annual Report (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The 2024 Annual Report is also available on the SEC’s website at www.sec.gov or on our website at www.muellerwaterproducts.com.
PROXY STATEMENT FOR 2025 ANNUAL MEETING 93

EXHIBIT A - RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, and adjusted EBITDA as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance. These are considered measures not calculated in accordance with GAAP and are therefore considered non-GAAP measures. The Company provides the following reconciliations of these non-GAAP measures to their most comparable GAAP measures.

Year Ended September 30, 2024
Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures (in millions)
Net income	$115.9
Strategic reorganization and other charges	15.8
Warranty charge	8.7
Goodwill impairment	16.3
Income tax expense of adjusting items	(6.5)
Adjusted net income	$150.2

Weighted average diluted shares outstanding	156.9

Net income per diluted share	$0.74
Adjusted net income per diluted share	$0.96

Net income	$115.9
Income tax expense	47.5
Other expense	1.6
Interest expense, net	12.7
Pension expense other than service	4.0
Operating income	181.7
Strategic reorganization and other charges	15.8
Warranty charge	8.7
Goodwill impairment	16.3
Adjusted operating income	222.5
Pension expense other than service	(4.0)
Depreciation and amortization	66.2
Adjusted EBITDA	$284.7

A-1

Year Ended September 30, 2024
Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (in millions)
Net cash provided by operating activities	238.8
Less capital expenditures	47.4
Free cash flow	$191.4

A-2

EXHIBIT B
MUELLER WATER PRODUCTS, INC.
SECOND AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the Second Amended and Restated 2006 Employee Stock Purchase Plan of Mueller Water Products, Inc.
1.    Purpose and Background.
The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Company intends that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
The Amended and Restated 2006 Employee Stock Purchase Plan (the “Prior Plan”) became effective May 24, 2016. On December 4, 2024, the Board approved the Plan, subject to the approval of stockholders, to (a) increase the maximum number of Shares available for purchase under the Plan by 1,800,000 Shares from 5,800,000 Shares to 7,600,000 Shares and (b) extend the term of the Prior Plan to the 10-year anniversary of stockholder approval of the Plan. The Plan will become effective upon stockholder approval of the Plan.
2. Definitions.
(a) “Applicable Law” means the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate and securities laws, U.S. federal securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.
(b) “Board” means the board of directors of the Company.
(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(d) “Committee” means the Board or a committee named by the Board.
(e) “Common Stock” means the common stock of the Company, par value $0.01 per Share, or any securities into which such stock may be converted.
(f) “Company” means Mueller Water Products, Inc., a Delaware corporation.
(g) “Compensation” means base cash compensation and commissions earned by an Employee from the Company or a Designated Subsidiary, but excluding overtime, shift differentials, bonuses, incentive compensation, relocation, expense reimbursements, tuition and other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.
(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Committee, provided that such leave is for a period of not more than three months, unless reemployment upon the expiration of such leave is guaranteed by contract (including Company policy) or statute; or (iv) transfers between the Company and its Designated Subsidiaries.
(i) “Contributions” means all amounts credited to the account of a Participant pursuant to the Plan.
(j) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, a merger, a consolidation, a tender offer, or other capital reorganization of the Company with or into another corporation, including but not limited to:
(i) The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;
(ii) A merger or consolidation or similar transaction involving the Company if the stockholders of the Common Stock of the Company immediately prior to such transaction do not own a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction in substantially the same proportions relative to each other as immediately prior to such transaction;
(iii) Any person or group becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (for the purposes of this clause (iii), a member of a group will not be considered to be the “beneficial owner” of the securities owned by other members of the group other than in response to a contested proxy or other control battle); or
(iv) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
(k) “Designated Subsidiary” means a Subsidiary that has been designated by the Committee in its sole discretion, from time to time, as eligible to participate in the Plan with respect to its Employees.
(l) “Effective Date” means the date of stockholder approval of the Plan.
(m) “Employee” means any person, including an Officer, who is an employee of the Company or its Designated Subsidiaries for tax purposes and who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Designated Subsidiaries; provided, however, that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to an Offering Date in order to be eligible to participate in the Offering Period beginning on that Offering Date.
(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(o) “Fair Market Value” means the closing sales price per Share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange or system on which the Common Stock has the highest average trading volume, as reported in the The Wall Street Journal or such other source as the Committee deems reliable.
(p) “Offering Date” means the first Trading Day of each Offering Period of the Plan, except as further described in Section 4.
(q) “Offering Period” means a period of approximately three (3) months generally commencing on January 2, April 2, July 2 and October 2 of each year and generally ending on the following April 1, July 1, October 1 and January 1, respectively, except as further described in Section 4.
(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(s) “Participant” shall mean an Employee who is eligible to, and elects to, be a participant in the Plan as provided in Section 5 and whose participation has not terminated in accordance with the terms of the Plan.
(t) “Plan” means this Second Amended and Restated 2006 Employee Stock Purchase Plan.
(u) “Purchase Date” means the last Trading Day of each Offering Period of the Plan.
(v) “Purchase Price” means, with respect to an Offering Period, an amount equal to a percentage (not less than 85%) established by the Committee (the “Designated Percentage”) of the lesser of (i) the Fair Market Value of a Share of Common Stock on the Offering Date or (ii) the Fair Market Value of a Share of Common Stock on the Purchase Date, as adjusted by the Committee pursuant to Section 18 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Offering Period, and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of a Share of the Common Stock on the Purchase Date (without reference to the Fair Market Value of a Share of Common Stock on the Offering Date).
(w) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

(y) “Subsidiary” means any entity treated as a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
(z) “Trading Day” shall mean a day on which U.S. national stock exchanges and the National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.
3. Eligibility.
(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of this Section 3, Section 5(a) and the limitations imposed by Section 423(b) of the Code.
(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.
(c) All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 24 which is not designed to qualify under Code Section 423 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan.
4. Offering Periods. The Plan shall be implemented by a series of Offering Periods of approximately three months’ duration, with new Offering Periods commencing on January 2, April 2, July 2 and October 2 of each year and ending on the following April 1, July 1, October 1 and January 1, respectively. The Offering Period in effect under the Prior Plan as of the Effective Date shall remain in effect and continue under the Plan. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future Offering Periods if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected, subject to compliance with Applicable Laws.
5. Participation.
(a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company or, as applicable, the stock brokerage or other financial services firm designated by the Company (“Designated Broker”) within the period set by the Committee with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company.
(b) Payroll deductions shall commence on the date of the first paycheck paid on or after the Offering Date and shall end on the date of the last paycheck paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the Participant as provided in Section 10.
(c) Once an eligible Employee becomes a Participant in the Plan, he or she will automatically participate in all subsequent Offering Periods at the same Contribution rate, unless he or she (i) submits new Enrollment Documents or (ii) withdraws from participation in the Plan as provided in Section 10 of the Plan.
6. Method of Payment of Contributions.
(a) A Participant shall elect to have payroll deductions made on each payday during the Offering Period at the rate of any whole percentage of the Participant’s Compensation not less than 1% and not more than 10% (or such greater percentage as the Committee may establish from time to time before an Offering Date). All Contributions made by a Participant will be credited to a bookkeeping account in his or her name under the Plan. A Participant may not make any additional payments into the Plan. Notwithstanding the foregoing, in locations in which Applicable Law prohibits payroll deductions, an eligible Employee may elect to participate through Contributions to his or her account under the Plan in a form acceptable to the Committee, and such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

(b) The Committee may establish rules pertaining to the changes to the rate of a Participant’s Contributions, limiting the frequency with which a Participant may change his or her rate of participation, the timing of the elections for such changes, and whether or not changes may effectuate an increase in Contributions or only a decrease in Contributions. A Participant may change his or her rate of Contributions with respect to current or future Offering Periods by filing new Enrollment Documents at such times and on such terms as specified by the Committee.
(c) To the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions may be decreased by the Company to 0% during any Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s then-effective Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year. In addition, a Participant’s payroll deductions may be decreased by the Company to 0% at any time during an Offering Period in order to avoid unnecessary payroll Contributions as a result of application of the maximum share limit set forth in Section 8, in which case payroll deductions shall re-commence at the rate provided in such Participant’s then-effective Enrollment Documents at the beginning of the next Offering Period.
7. Grant of Option. On the Offering Date of each Offering Period, each eligible Employee shall be granted an option to purchase on each Purchase Date a number of Shares determined by dividing the accumulated Contributions credited to the Participant’s account as of the Purchase Date by the applicable Purchase Price. An option will expire upon the earliest to occur of (i) the failure of a newly eligible Employee to complete and submit the Enrollment Documents by the date determined by the Committee with respect to that Offering Period, (ii) the termination of a Participant’s participation in the Plan, (iii) the exercise of the option on the Purchase Date or (iv) the termination of the Offering Period as provided in the Plan.
8. Exercise of Option.
(a) Unless a Participant withdraws from the Plan as provided in Section 10, and except as otherwise provided in Sections 7, 18 or 19, the Participant’s option for the purchase of Shares will be exercised automatically on the Purchase Date of the Offering Period for the purchase of that number of whole and fractional Shares that can be purchased under the option with the accumulated Contributions credited to the Participant’s account at the applicable Purchase Price. As a result, all of the accumulated Contributions then available in the Participant’s account will be used to purchase Shares, and no Contribution balance should remain in a Participant’s account after a Purchase Date. Notwithstanding the foregoing, and in addition to any other limitations set forth in the Plan and under Applicable Law, the maximum number of Shares a Participant may purchase during each Offering Period shall be 1,000 Shares and the maximum number of Shares that all Participants may purchase in the aggregate during each Offering Period shall be 100,000 Shares, in each case subject to any adjustment pursuant to Section 18 below. The Company shall retain the full amount of Contributions used to purchase Common Stock as payment for the Common Stock.
(b) For tax purposes, the Shares purchased upon exercise of an option hereunder shall be deemed to be sold to the Participant on the Purchase Date. The Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance as required by Applicable Law. Each Participant is responsible for the payment of all individual tax liabilities arising under the Plan, including with respect to the sale or other disposition of Shares acquired under the Plan.
9. Delivery.
(a) The Company will deliver Shares purchased under the Plan (or a record thereof) as promptly as possible. The Committee may permit or require that Shares purchased under the Plan be deposited directly with the Designated Broker, and the Committee may utilize electronic or automated methods of Share transfer. The Committee may require that Shares be retained with the Designated Broker for a designated period of time and/or may establish other procedures to permit tracking of “disqualifying dispositions” of such Shares. A “disqualifying disposition” is any sale or other disposition which is made within two years after the Offering Date or within one year after the Purchase Date. A “qualifying disposition” will occur if the sale or other disposition of the Shares is made after the Shares have been held for more than two years after the Offering Date and more than one year after the Purchase Date. Participants are urged to consult their personal tax advisors regarding the specific U.S. federal, state, local and foreign income and other tax consequences applicable to dispositions.
(b) No Participant shall have any voting, dividend, or other stockholder rights with respect to Shares subject to any option granted under the Plan until the Shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10. Voluntary Withdrawal; Termination of Employment.
(a) A Participant may terminate his or her participation in the Plan and withdraw all of the Contributions credited to his or her account under the Plan prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company (or, as applicable, the Designated Broker). As soon as practicable following the Company’s receipt of the Notice of Withdrawal, all of the Participant’s Contributions credited to his or her account will be returned without any interest thereon, and no further Contributions for the purchase of Shares will be made during the Offering Period. The Committee may establish rules (i) pertaining to the timing of withdrawals, (ii) limiting the frequency with which Participants may withdraw and re-enroll and (iii) imposing a waiting period on Participants wishing to re-enroll following withdrawal.
(b) Upon termination of the Participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto, and his or her option will be automatically terminated.
(c) The Committee may establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Company and its Designated Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.
11. Interest. No interest shall accrue on the Contributions of a Participant in the Plan.
12. Stock.
(a) Subject to adjustment as provided in Section 18, the maximum number of Shares that may be made available for sale and which may be issued under the Plan shall be 7,600,000 Shares. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares, or Shares purchased by the Company on the open market, as determined by the Committee in its sole discretion. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares that may be made available for sale and which may be issued under the Plan.
(b) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (1) the number of Shares that were available for sale under the Plan as of the Offering Date, or (2) the number of Shares available for sale under the Plan with respect to that Offering Period, the Committee may in its sole discretion provide for a pro rata allocation of the Shares available for purchase in that Offering Period in as uniform a manner as shall be practicable and equitable among all Participants in that Offering Period and either (i) continue the Plan or (ii) terminate the Plan pursuant to Section 19 below.
13. Administration.
(a) The Committee will have the authority and responsibility for the day-to-day administration of the Plan as well as the authority and responsibility specifically provided in this Plan, in addition to any other duties, responsibilities and authority delegated to the Committee by the Board. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to (i) adopt, amend and rescind any Plan rules which it deems desirable and appropriate for the proper administration of the Plan, (ii) construe and interpret the provisions of the Plan, (iii) supervise the administration of the Plan, (iv) make factual determinations relevant to Plan entitlements and (v) take all other actions in connection with administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants.
(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the timing of future Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.
(c) To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former Employee and member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the

Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such current or former Employee’s or member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former Employee or member of the Board may have under Applicable Law or under the by-laws of the Company or any of its affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to options granted to such individual under this Plan.
14. Designation of Beneficiary. The Committee may establish rules pertaining to the designation by the Participant of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period.
15. Transferability. During his or her lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or the receipt of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.
16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be provided to Participants by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
18. Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a) Adjustment. Subject to any required action by the stockholders of the Company, in the event of any change in the Common Stock subject to the Plan or subject to or underlying any outstanding option, by reason of any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of Shares or other corporate exchange, or any distribution or dividend to stockholders of Common Stock (whether paid in cash or otherwise) or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable to (i) the number and kind of Shares or other securities that have been authorized for issuance under the Plan but have not yet been placed under option, including the number of Shares set forth in Section 12(a) above, (ii) the maximum number of Shares that may be purchased by a Participant and/or by all Participants in an Offering Period as set forth in Section 8, (iii) the number and kind of Shares or other securities covered by each option under the Plan that has not yet been exercised, (iv) the Purchase Price covered by each option under the Plan that has not yet been exercised and (v) any other affected terms of the Plan or any outstanding option. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.
(b) Corporate Transactions.
(i) In the event of a dissolution or liquidation of the Company, and unless otherwise provided by the Board, (i) any Offering Period then in progress, and any options outstanding thereunder will terminate prior to the consummation of such transaction and (ii) all Contributions will be refunded to the Participants.
(ii) In the event of a Corporate Transaction, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such Corporate Transaction shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and all Contributions will be refunded to the Participants, or (4) all outstanding options shall continue unchanged.
19. Amendment or Termination. The Board may, at any time and for any reason, terminate, suspend or amend the Plan; provided, however, that no such actions may adversely affect outstanding options except as provided in Section 18 and this Section 19. Notwithstanding the foregoing, the Board may terminate or suspend the Plan and/or an on-going Offering Period if the Board determines that such action is in the best interests of the Company and the stockholders. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the Contributions credited to Participants’ accounts to such Participants or (ii) set an earlier Purchase Date with respect to an Offering Period then in progress. The Company shall obtain stockholder approval of any amendments or terminations in such a manner and to such a degree as required by Applicable Law.
20. Notices. All notices or other communications by an Employee to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. In connection with the granting or exercise of an option, the Company may require a Participant to make such representations and warranties which, in the opinion of counsel for the Company, are required by Applicable Law.
22. Term of Plan; Effective Date. This Plan shall be effective on the Effective Date. It shall continue in effect for a term of 10 years from the Effective Date unless sooner terminated under Section 19.
23. Additional Restrictions of Rule 16b‑3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b‑3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b‑3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
24. Rules for Foreign Jurisdictions. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of Applicable Laws. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other Contributions by Participants, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
25. No Enlargement of Rights. Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.
26. Lock-Up. By electing to participate in the Plan, the Participant agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act, require that the Participant not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by the Participant (including but not limited to any Shares purchased under the Plan), for a period of time specified by the underwriter(s) (not to exceed 180 days) following the effective date of the registration statement of the Company filed under the Securities Act. The Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to Shares until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
27. Governing Law. This Plan shall be governed by applicable laws of the State of Delaware.

EXHIBIT C
Mueller Water Products, Inc.
Third Amended and Restated 2006 Stock Incentive Plan
I. PURPOSE.
1.1. The purpose of this Third Amended and Restated 2006 Stock Incentive Plan (this “Plan”) is to aid the Company and its Affiliates in recruiting and retaining key Employees (including officers), Directors, and Consultants of outstanding ability and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Stock Awards. The Company expects that it will benefit from the added interest which such key Employees, Directors and Consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success. The Second Amended and Restated 2006 Stock Incentive Plan (the “Prior Plan”) became effective on May 24, 2016, immediately following the expiration of the Amended and Restated 2006 Stock Incentive Plan. Effective December 4, 2024, the Board adopted, subject to stockholder approval, this Plan in the form hereof to: (a) increase the number of reserved shares of Common Stock pursuant to Section 4 by 3,300,000 shares of Common Stock, (b) extend the expiration date of the Prior Plan until the 10-year anniversary of stockholder approval of this Plan, and (c) to make certain other changes as set forth herein. This Plan will become effective upon stockholder approval of this Plan.
II. DEFINITIONS.
2.1. “Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or any Affiliate has an interest.
2.2. “Applicable Law” means the legal requirements relating to the administration of an equity compensation plan under applicable U.S. federal and state corporate and securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.
2.3. “Beneficial Owner” means the definition given in Rule 13d-3 promulgated under the Exchange Act.
2.4. “Board” means the board of directors of the Company.
2.5. “Cause” means any of the following: (1) the Participant’s theft, dishonesty, or falsification of any documents or records related to the Company or any of its Affiliates; (2) the Participant’s improper use or disclosure of the Company’s or any of its Affiliate’s confidential or proprietary information; (3) any action by the Participant which has a material detrimental effect on the reputation or business of the Company or any of its Affiliates; (4) the Participant’s failure or inability to perform any reasonable assigned duties, if such failure or inability is reasonably capable of cure, after being provided with a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and the Company or any of its Affiliates or applicable policy of the Company or any of its Affiliates, which breach is not cured pursuant to the terms of such agreement; or (6) the Participant’s indictment or plea of guilty or nolo contendere with respect to any criminal act which impairs the Participant’s ability to perform his or her duties with the Company or any of its Affiliates. Notwithstanding the foregoing, the definition of “Cause” in an individual written agreement between the Company or any of its Affiliates and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such individual agreement to the extent expressly provided for in such individual written agreement (it being understood, however, that if no definition of the term “Cause” is set forth in such an individual written agreement, the foregoing definition shall apply).
2.6. “Change of Control” means the occurrence of any of the following events:
(i) The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii) A merger or consolidation or similar transaction involving the Company if the stockholders of the Common Stock of the Company immediately prior to such transaction do not own a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction in substantially the same proportions relative to each other as immediately prior to such transaction;
(iii) Any person or group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group other than in response to a contested proxy or other control battle); or
(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8. “Committee” means the Board, or a committee of one or more members of the Board (or other individuals who are not members of the Board to the extent allowed by law) duly appointed by the Board in accordance with this Plan and Applicable Law. At any time that no such committee has been appointed, the Board shall constitute the “Committee” hereunder.
2.9. “Common Stock” means the common stock of the Company, par value $0.01 per Share.
2.10. “Company” means Mueller Water Products, Inc., a Delaware corporation.
2.11. “Consultant” means any person (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a non-Employee member of the board of directors of an Affiliate. For purposes of determining eligibility to participate in this Plan, the term Consultant shall be clarified pursuant to the provisions of Section 5.4.
2.12. “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director, or Consultant, as applicable, is not interrupted or terminated. Unless otherwise expressly provided in the Stock Award, the Participant’s Continuous Service shall be deemed to have terminated when the Participant “separates from service” within the meaning of Section 409A of the Code.
2.13. “Director” means a member of the Board.
2.14. “Disability” (a) means with respect to all Incentive Stock Options, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code, (b) for all other purposes, has the meaning under Section 409A(a)(2)(C)(i) of the Code, that is, the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
2.15. “Dividend Equivalent Right” means the right of a Participant to receive the equivalent value (in cash or Common Stock) of dividends paid on the shares of Common Stock underlying a Stock Award.
2.16. “Employee” means any person employed by the Company or an Affiliate. Compensation by the Company or an Affiliate solely for services as a Director or as a Consultant shall not be sufficient to constitute “employment” by the Company or an Affiliate.
2.17. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.18. “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no such sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.
(iv) Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code in order to avoid the imposition of penalties or interest in respect thereof, the Fair Market Value of the Common Stock shall be determined in a manner consistent with Section 409A of the Code (and the regulations and guidance promulgated thereunder).
2.19. “Full-Value Stock Award” shall mean any of a Restricted Stock Bonus, Restricted Stock Units, Phantom Stock Units, Performance Share Bonus, or Performance Share Units.
2.20. “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
2.21. “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
2.22. “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to this Plan.
2.23. “Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Option.
2.24. “Participant” means an Employee, Director or Consultant to whom a Stock Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Stock Award.
2.25. “Performance Share Bonus” means a grant of shares of the Common Stock not requiring a Participant to pay any amount of monetary consideration (other than par value to the extent required by Applicable Law), and subject to the provisions of Section 8.2 of this Plan.
2.26. “Performance Share Unit” means the right to receive the value of one (1) share of Common Stock at the time the Performance Share Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of Performance Share Units to the extent permitted in the Participant’s agreement. These Performance Share Units are subject to the provisions of Section 8.2 of this Plan.
2.27. “Phantom Stock Unit” means the right to receive the value of one (1) share of Common Stock, subject to the provisions of Section 8.2 of this Plan.
2.28. “Plan” means this Mueller Water Products, Inc. Third Amended and Restated 2006 Stock Incentive Plan, as amended or restated and in effect from time to time.
2.29. “Prior Plan” means the Mueller Water Products, Inc. Second Amended and Restated 2006 Stock Incentive Plan, as amended or restated and in effect from time to time.
2.30 “Restricted Stock Bonus” means a grant of shares of Common Stock not requiring a Participant to pay any amount of monetary consideration (other than par value to the extent required by Applicable Law), and subject to the provisions of Section 8.2 of this Plan.
2.31. “Restricted Stock Purchase Right” means the right to acquire shares of Common Stock upon the payment of the agreed-upon monetary consideration, subject to the provisions of Section 8.2 of this Plan.
2.32. “Restricted Stock Unit” means the right to receive the value of one (1) share of Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of restricted stock to the extent permitted in the Participant’s agreement. These Restricted Stock Units are subject to the provisions of Section 8.2 of this Plan.
2.33 “Retirement” means the termination of a Participant’s Continuous Service at such time that the Participant’s age and years of service equal or exceed 70, but only after the Participant is at least 60 years old.
2.34. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
2.35. “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.36. “Stock Appreciation Right” means the right to receive an amount equal to the Fair Market Value of one (1) share of Common Stock on the day the Stock Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 8.1 of this Plan.
2.37. “Stock Award” means any award of an Option, Stock Appreciation Right, or Other Stock-Based Award.
2.38. “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award setting forth the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of this Plan.
2.39. “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.
2.40. “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiary.
III. ADMINISTRATION.
3.1. Administration. This Plan shall be administered by a Committee consisting of two or more Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take action at issued pursuant to such standards or rules, unless otherwise determined by the Board. The Committee shall administer this Plan and shall have the power, subject to, and within the limitations of, the express provisions of this Plan:
(i) To determine from time to time which of the persons eligible under this Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Awards shall be granted; the terms and conditions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash and/or Common Stock pursuant to a Stock Award; the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and whether a Stock Award will be adjusted in accordance with the terms of this Plan (subject to the requirements of Section 409A of the Code).
(ii) To construe and interpret this Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for the administration of this Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan and the terms of the Stock Award fully effective (but only to the extent consistent with the requirements of Section 409A of the Code, where applicable).
(iii) To amend this Plan or a Stock Award as provided in this Plan.
(iv) Generally, to exercise such powers and to perform such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company consistent with the provisions of this Plan (subject to the requirements of Section 409A of the Code, where applicable).
(v) To adopt sub-plans and/or special provisions applicable to Stock Awards regulated by the laws of a jurisdiction other than and outside of the United States. Except with respect to Section 4 of this Plan and such other sections as required by Applicable Law, the sub-plans and/or special provisions may take precedence over other provisions of this Plan to the extent expressly set forth in the terms of such sub-plans and/or special provisions.
(vi) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Stock Award previously granted by the Committee.
(vii) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under a Stock Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
(viii) To provide, either at the time a Stock Award is granted or by subsequent action, that a Stock Award shall contain as a term thereof, a right, either in tandem with the other rights under the Stock Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined by reference to the value of the Stock Award.

(ix) To assume, or provide for the issuance of substitute Stock Awards that will substantially preserve the otherwise applicable terms of, stock options and other stock-based awards previously granted by an Affiliate to an award holder who is or becomes eligible to participate in this Plan, as determined by the Committee in its sole discretion; provided, however, that any such assumption or substitution shall comply with the terms of this Plan, including but not limited to Sections 8.3 and 10.10, and with Applicable Law, including but not limited to Sections 409A and 424 of the Code.
3.2. Delegation by the Committee. In no way limiting any other provision of this Plan, the Committee may delegate its duties and powers hereunder in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 and “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take action at issued pursuant to such standards or rules.
3.3. Stock Pool. The Committee may, by resolution, authorize the Chief Executive Officer or another Director to grant a Stock Award, to the extent permitted by Delaware law, to any Employee who is not a named executive officer, in accordance with the limitations established by the Committee including the maximum number of shares of Common Stock subject to all such Stock Awards made in a fiscal year of the Company, the maximum shares of Common Stock subject to all Stock Awards made to any one person at any one time, the requirement that no Stock Award be made at less than Fair Market Value, and subject to any other restrictions required by law. Any Stock Awards made pursuant to this delegation shall be reported periodically to the Committee.
3.4. Effect of the Committee’s Decision. All determinations, interpretations and constructions made by the Committee or its duly authorized subcommittee(s) in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
3.5. Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former Employee and Director shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such current or former Employee’s or Director’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former Employee or Director may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Stock Awards granted to such individual under this Plan.
IV. SHARES SUBJECT TO THIS PLAN.
4.1. Share Reserve. The maximum aggregate number of shares of Common Stock that were authorized to be issued pursuant to Stock Awards under the Prior Plan was 20,500,000. Subject to the provisions of Section 11 of this Plan relating to adjustments upon changes in Common Stock, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards under this Plan shall be equal to the sum of: (i) 3,300,000, (ii) the number of shares of Common Stock remaining available for issuance under the Prior Plan as of the Effective Date, and (iii) the number of shares of Common Stock subject to awards under the Prior Plan that are outstanding as of the Effective Date which expire, are cancelled or otherwise terminate, in whole or in part, after the Effective Date (such number of shares of Common Stock, the “Share Reserve”). Each share of Common Stock issued pursuant to an Option, Stock Appreciation Right or Restricted Stock Purchase Right shall reduce the Share Reserve by one share. Each share of Common Stock issued pursuant to a Full-Value Stock Award shall reduce the Share Reserve by one share. Notwithstanding any other provision of this Plan to the contrary, the maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to Incentive Stock Options is 1,250,000 shares of Common Stock (“ISO Limit”), subject to the adjustments provided for in Section 11 of this Plan.
4.2. Reversion of Shares to the Share Reserve. If any Stock Award granted under this Plan shall for any reason (i) expire, be cancelled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired under such Stock Award shall revert or be added to the Share Reserve and become available for issuance under this Plan. Further, shares of Common Stock withheld to pay taxes on a Stock Award and shares of Common Stock withheld or tendered as consideration for the purchase price of a Stock Award shall revert or be added to the Share Reserve and shall become available for issuance under this Plan. Notwithstanding the forgoing, however, shares of Common Stock that becomes available for issuance pursuant to this Section 4.2 shall not be available for issuance pursuant to the exercise of Incentive Stock Options.
4.3. Source of Shares. The shares of Common Stock subject to this Plan may be unissued shares or reacquired shares (whether purchased on the market or otherwise reacquired).
V. ELIGIBILITY.
5.1. Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Nonqualified Stock Options and Stock Appreciation Rights may be granted only with respect to “service recipient stock” as such term is used in Section 409A of the Code.
5.2. Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five years from the date of grant, except as provided in Section 3.1(ix) above.
5.3. Annual Limitation. Subject to the provisions of Section 11 of this Plan relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options and other Stock Awards covering more than 1,000,000 shares of Common Stock (with respect to Stock Awards payable in shares) or with a value in excess of $5,000,000 (with respect to Stock Awards payable in cash) during any fiscal year; provided that in connection with his or her initial service, an Employee may be granted Options and other Stock Awards covering not more than an additional 300,000 shares of Common Stock (with respect to Stock Awards payable in shares) or with a value in excess of $5,000,000 (with respect to Stock Awards payable in cash), which shall not count against the limit set forth in the preceding sentence. Subject to the provisions of Section 11 of this Plan relating to adjustments upon changes in the shares of Common Stock, no non-Employee Director shall be eligible to be granted Options and other Stock Awards covering more than 20,000 shares of Common Stock (with respect to Stock Awards payable in shares) or with a value in excess of $200,000 (with respect to Stock Awards payable in cash) during any fiscal year; provided that the limit set forth in this sentence shall be applied without regard to Stock Awards, if any, provided to a non-Employee Director during any period in which the non-Employee Director was an Employee or Consultant.
5.4. Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions.
VI. OPTION PROVISIONS.
6.1. Form of Options. Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased upon exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.2. Term. In the absence of a provision to the contrary in the individual Optionholder’s Stock Award Agreement, and subject to the provisions of Section 5.2 of this Plan regarding grants of Incentive Stock Options to Ten Percent Shareholders, the term of the Option shall be ten years from the date it was granted.
6.3. Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, or such other limit as may be set by Applicable Law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.
6.4. Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted (or less than 110% in the case of a Ten Percent Shareholder), except as provided in Section 3.1(ix) above.
6.5. Exercise Price of a Nonqualified Stock Option. The exercise price of each Nonqualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted, except as provided in Section 3.1(ix) above.
6.6. Consideration.
(i) The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check at the time the Option is exercised or (b) at the discretion of the Committee (in the case of Incentive Stock Options, at the time of the grant of the Option): (1) by delivery to the Company of other shares of Common Stock (subject to such requirements as may be imposed by the Committee), (2) if there is a public market for the Common Stock at such time, and to the extent permitted by Applicable Law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration for an Option granted under this Plan, or (4) by some combination of the foregoing. In each such case, the combination of any cash and property used to pay the purchase price shall have a Fair Market Value on the exercise date equal to the applicable exercise price.
(ii) Whenever a Participant is permitted to pay the exercise price of a Stock Award and/or taxes relating to the exercise of a Stock Award by delivering Common Stock, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirements by presenting proof of beneficial ownership of such Common Stock, in which case the Company shall treat the Stock Award as exercised or redeemed without further payment and shall withhold such number of shares of Common Stock from the Common Stock acquired under the Stock Award. Any such withholding for tax purposes shall be made at the statutory minimum rate of withholding.
6.7. Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
6.8. Transferability of a Nonqualified Stock Option. Except as otherwise provided in the Stock Award Agreement, a Nonqualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
6.9. Vesting Generally. Options granted under this Plan shall be exercisable at such times and upon such terms and conditions as may be determined by the Committee. The vesting provisions of individual Options may vary. The provisions of this Section 6.9 are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
6.10. Termination of Unvested Options. Any Option or portion thereof that is not vested at the time of termination of Continuous Service shall lapse and terminate, and shall not be exercisable by the Optionholder or any other person, unless otherwise provided for in the Stock Award Agreement.
6.11. Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death, Disability or Retirement or termination for Cause), the Option shall remain exercisable for three months following the date of termination (to the extent that the Option was exercisable at that time), or such other period specified in the Stock Award Agreement. In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Optionholder does not exercise his or her Option within the specified time, the Option shall terminate.
6.12. Extension of Termination Date. An Optionholder’s Stock Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or termination for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or other applicable securities law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Stock Award Agreement or (ii) the expiration of a period of three months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or other applicable securities law. The provisions of this Section 6.12 notwithstanding, in the event that a sale of the shares of Common Stock received upon exercise of his or her Option would subject the Optionholder to liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (1) the 15th day after the last date upon which such sale would result in liability, or (2) 210 days following the date of termination of the Optionholder’s employment or other service to the Company (and in no event later than the expiration of the term of the Option).
6.13. Disability or Retirement of Optionholder. In the event an Optionholder’s Continuous Service terminates upon the Optionholder’s Disability or Retirement, the Option shall remain exercisable for two years following the date of termination (to the extent that the Option was exercisable at that time), or such other period specified in the Stock Award Agreement. In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Optionholder does not exercise his or her Option within the specified time, the Option shall terminate.
6.14. Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies after the termination of his or her Continuous Service but within the post-termination exercise period applicable to the Option, then, except as otherwise provided in the Stock Award Agreement, the Option shall remain exercisable for two years following the date of death (to the extent that the Option was exercisable at that time). In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Option is not exercised by the person entitled to do so within the specified time, the Option shall terminate.
6.15. Termination for Cause. Unless otherwise provided in the applicable Stock Award Agreement, the Option shall cease to be exercisable as to all unexercised shares of Common Stock (including any vested shares) immediately upon the termination of the Optionholder’s Continuous Service for Cause.
6.16. Early Exercise Generally Not Permitted. The Company may grant Options which permit the Optionholder to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the vesting of the Option. If a Stock Award Agreement does permit such early exercise, any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.
6.17. No Repricing of Options. The Committee shall have no authority to make any adjustment, amendment, cancellation in exchange for cash or another Stock Award or substitution except as provided in Section 8.3.
6.18. No Dividend Equivalent Rights. No Option shall provide for the issuance of Dividend Equivalent Rights.
VII. NON-DISCRETIONARY STOCK AWARDS FOR ELIGIBLE DIRECTORS.
7.1 Stock Awards for Eligible Directors. In addition to any other Stock Awards that Directors may be granted on a discretionary basis under this Plan, and subject to the limitation in Section 5.3, each Director of the Company who is not an Employee (each, an “Eligible Director”) shall be automatically granted, without the necessity of action by the Committee, the following Stock Awards:
(i) Initial Grant. On the first day following the date that a Director commences service on the Board and satisfies the definition of an Eligible Director, an initial grant of a Stock Award (the “Initial Grant”) shall automatically be made to that Eligible Director. The type of Stock Award, the number of shares of Common Stock subject to this Initial Grant and other terms governing this Initial Grant shall be as determined by the Committee in its sole discretion. If the Committee does not establish the terms and conditions of the Initial Grant for a given newly-elected Eligible Director prior to the date of grant, then the Stock Award shall be of the same type, and for the same number of shares of Common Stock, as the Initial Grant made to the immediately preceding newly-elected Eligible Director. If at the time a Director first commences service on the Board, the Director does not satisfy the definition of an Eligible Director, such Director shall not be entitled to an Initial Grant at any time, even if such Director subsequently becomes an Eligible Director.
(ii) Annual Grant. An annual Stock Award grant (the “Annual Grant”) shall automatically be made to each Director who (1) is re-elected to the Board, (2) is an Eligible Director on the relevant grant date, and (3) has served as a Director for a period of at least six months on the relevant grant date. The type of Stock Award, the number of shares of Common Stock subject to the Annual Grant and other terms governing the Annual Grant shall be as determined by the Committee in its sole discretion. If the Committee does not establish the terms and conditions of the Annual Grant prior to the date of grant, then the Annual Grant shall be of the same type, and for the same number of shares of Common Stock, as the Annual Grant made for the immediately preceding year. The date of grant of an Annual Grant is the date on which the Director is re-elected to serve on the Board.
(iii) Vesting. Notwithstanding the foregoing, if the vesting of the Stock Award is based solely on the Director’s Continuous Service, the Stock Award will not fully vest in less than one year.
(iv) Vesting on Retirement. All Initial Grants and Annual Grants held by an Eligible Director shall become fully vested and exercisable upon the termination of the Eligible Director’s Continuous Service by reason of Retirement, unless otherwise expressly set forth in the applicable Stock Award Agreement(s).
VIII. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.
8.1. Stock Appreciation Rights. Each award of a Stock Appreciation Right (“SAR”) granted under this Plan shall be subject to such terms and conditions as the Committee shall deem appropriate. The terms and conditions of SAR agreements need not be identical, but each SAR agreement shall include the substance of each of the applicable provisions of this Section 8.1. The two types of SARs that are authorized for issuance under this Plan are:
(i) Stand-Alone SARs. The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:
(A) The stand-alone SAR shall cover a specified number of underlying shares of Common Stock and shall be redeemable upon such terms and conditions as the Committee may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the shares of Common Stock underlying the redeemed right over (ii) the aggregate base price in effect for those shares.
(B) The number of shares of Common Stock underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Committee in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per share be less than 100% of the Fair Market Value per underlying share of Common Stock on the grant date.
(C) The distribution with respect to any redeemed stand-alone SAR may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.
(ii) Stapled SARs. The following terms and conditions shall govern the grant and redemption of stapled SARs:
(A) Stapled SARs may only be granted concurrently with an Option to acquire the same number of shares of Common Stock as the number of such shares underlying the stapled SARs.
(B) Stapled SARs shall be redeemable upon such terms and conditions as the Committee may establish and shall grant a holder the right to elect among (i) the exercise of the concurrently granted Option for shares of Common Stock, whereupon the number of shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number, (ii) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested shares of Common Stock which the holder redeems over the aggregate base price for such vested shares, whereupon the number of shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number, or (iii) a combination of (i) and (ii).
(C) The distribution to which the holder of stapled SARs shall become entitled upon the redemption of stapled SARs may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.
(iii) Limitations. The total number of shares of Common Stock subject to a SAR may, but need not, vest in period installments that may, but need not, be equal. The Committee shall determine the criteria under which shares of Common Stock under the SAR may vest. If the Stock Award Agreement does not provide for transferability, then the shares subject to the SAR shall not be transferable except by will or by the laws of descent and distribution.
(iv) No Repricing of Stock Appreciation Rights. The Committee shall have no authority to make any adjustment, amendment, cancelation in exchange for cash or another Stock Award or substitution except as provided in Section 8.3.

(v) No Dividend Equivalent Rights. No Stock Appreciation Right shall provide for the issuance of Dividend Equivalent Rights.
8.2. Other Stock-Based Awards. The Committee, in its sole discretion, may grant or sell an award of a Restricted Stock Bonus, Restricted Stock Purchase Right, Phantom Stock Unit, Restricted Stock Unit, Performance Share Bonus, Performance Share Unit, or other stock-based award that is valued in whole or in part by reference to, or is otherwise based on, the Fair Market Value of Common Stock (each, an “Other Stock-Based Award”). Each Other Stock-Based Award shall be subject to a Stock Award Agreement which shall contain such terms and conditions as the Committee shall deem appropriate, including any provisions for the deferral of the receipt of any shares of Common Stock, cash or property otherwise distributable to the Participant in respect of the Other Stock-Based Award. The terms and conditions of Other Stock-Based Awards may change from time to time, and the terms and conditions of separate Other Stock-Based Awards need not be identical, but each Other Stock-Based Award shall be subject to the following provisions (either through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise):
(i) Purchase Price. Other Stock-Based Awards may be granted in consideration for past services actually rendered to the Company or an Affiliate. The purchase price (if any) under each Other Stock-Based Award shall be such amount as the Committee shall determine and designate in the applicable Stock Award Agreement. To the extent required by Applicable Law, the purchase price shall not be less than 100% of the Fair Market Value of the Common Stock subject to the Other Stock-Based Award on the date such award is made or at the time the purchase is consummated, as applicable.
(ii) Consideration.
(A) The purchase price (if any) of Common Stock acquired pursuant to Other Stock-Based Awards shall be paid either: (1) in cash or by check, or (2) as determined by the Committee (and to the extent required by Applicable Law, at the time of the grant): (w) by delivery to the Company of other shares of Common Stock (subject to such requirements as may be imposed by the Committee), (x) if there is a public market for the Common Stock at such time, and to the extent permitted by Applicable Law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (y) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration, or (z) by some combination of the foregoing. To the extent required by Applicable Law, the Participant shall pay the Common Stock’s “par value” solely in cash or by check.
(B) Whenever a Participant is permitted to pay the exercise price of any Other Stock-Based Award and/or taxes relating to the exercise thereof by delivering Common Stock, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirements by presenting proof of beneficial ownership of such Common Stock, in which case the Company shall treat the Other Stock-Based Award as exercised or redeemed without further payment and shall withhold such number of shares of Common Stock from the Common Stock acquired under the Other Stock-Based Award. Any such withholding for tax purposes shall be made at the statutory minimum rate of withholding.
(iii) Vesting. The total number of shares of Common Stock subject to each Other Stock-Based Award may, but need not, vest and/or become redeemable in periodic installments that may, but need not, be equal. The Committee shall determine the criteria under which shares of Common Stock under the each Other Stock-Based Award may vest. The criteria may or may not include performance criteria or Continuous Service. Common Stock acquired under each Other Stock-Based Award may, but need not, be subject to a share repurchase right or similar forfeiture feature in favor of the Company in accordance with a vesting schedule to be determined by the Committee.
(iv) Distributions. The distribution with respect to any Other Stock-Based Award may be made in shares of Common Stock valued at Fair Market Value on the redemption or exercise date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.
(v) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or reacquire, and/or the Participant shall forfeit (as applicable), any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination on such terms and conditions as set forth in the Stock Award Agreement.
(vi) Transferability. Rights to acquire shares of Common Stock under Other Stock-Based Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Committee shall determine in its discretion. If the Stock Award Agreement does not provide for transferability, then the shares subject to Other Stock-Based Award shall not be transferable except by will or by the laws of descent and distribution.
8.3. No Repricing. Except in connection with a corporate transaction involving the Company as described in Article IX of this Plan (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options, Stock Appreciation Rights or Restricted Stock Purchase Rights may not be amended or adjusted to reduce the exercise price or the Committee may not cancel such outstanding Stock Awards in exchange for cash, other Stock Awards or Options, Stock Appreciation Rights or Restricted Stock Purchase Rights or provide for the issuance of substitute Stock Awards with an exercise price that is less than the exercise price of the original Option, Stock Appreciation Rights or Restricted Stock Purchase Rights without the approval of the Company’s stockholders.
8.4. Dividend Equivalent Rights With Respect to Stock Awards. Other than with respect to Options and Stock Appreciation Rights and if the Committee so provides, a grant of a Stock Award may provide a Participant the right to receive Dividend Equivalent Rights. Any payment of a Dividend Equivalent Right issued with respect to a Stock Award shall be subject to the same vesting conditions (whether time- and/or performance-based) as the underlying Stock Award.
IX. ISSUANCE OF SHARES.
9.1. Availability of Shares. During the terms of the outstanding Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
9.2. Securities Law Compliance. The grant of Stock Awards and the issuance of Common Stock pursuant to Stock Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to securities. The Company shall use commercially reasonable efforts to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise, redemption or satisfaction of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act or under any foreign law of similar effect this Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock related to such Stock Awards unless and until such authority is obtained.
9.3. Proceeds. Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
X. MISCELLANEOUS.
10.1. Vesting Generally. A vesting period of at least one year will apply to all Stock Awards.
10.2. Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate exercisability and/or vesting of any Stock Award only in the case of death, Disability, Retirement or Change of Control. Subject to the prior sentence, the Committee shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with this Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
10.3. Clawback. All Stock Awards received by a Participant, including any shares of Common Stock then held by the Participant as well as any gain recognized by the Participant upon any sale of the shares of Common Stock issued pursuant to the Stock Award, shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the Company’s Incentive Clawback Policy and Supplemental Clawback Policy or similar policies or any Applicable Law related to such actions.
10.4. Compliance of Performance Awards. Notwithstanding anything to the contrary herein, any Stock Award granted under this Plan may, but need not, be granted subject to performance-based vesting conditions (such awards, “Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee. The performance goals shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before one or more of the following: interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs and/or cost reductions or savings; (xvi) cash flow; (xvii) working capital; (xviii) return on invested capital or assets; (xix) consummations of acquisitions or sales of certain Company assets, Subsidiaries or other businesses; (xx) funds from operations and (xxi) pre-tax income. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the performance goals may be calculated without regard to unusual and/or infrequently occurring items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.
10.5. Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award except to the extent that the Company has issued the shares of Common Stock relating to such Stock Award or except as expressly provided in a Stock Award Agreement.
10.6. No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.
10.7. Investment Assurances. The Company may require a Participant, as a condition of exercising or redeeming a Stock Award or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with Applicable Law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with Applicable Law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with Applicable Laws, including, but not limited to, legends restricting the transfer of the Common Stock.
10.8. Designation of a Beneficiary. The Committee may establish rules pertaining to the designation by the Participant of a beneficiary who is to receive any shares of Common Stock and/or any cash, or have the right to exercise or redeem that Participant’s Stock Award, in the event of such Participant’s death.
10.9. Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation relating to the grant, exercise, acquisition or redemption of a Stock Award or the acquisition, vesting, distribution or transfer of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.
10.10. Section 409A. Notwithstanding anything in this Plan to the contrary, it is the intent of the Company that the administration of this Plan, and the granting of all Stock Awards under this Plan, shall comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of this Plan, and shall not cause the acceleration of, or the imposition of the additional, taxes provided for in Section 409A of the Code. Any Stock Award shall be granted, deferred, paid out or modified under this Plan in a manner that shall be intended to avoid resulting in the acceleration of taxation, or the imposition of penalty taxation, under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that any amounts payable in respect of any Stock Award under this Plan will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amounts under the applicable Stock Award Agreement or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Company may either (i) adopt such amendments to this Plan and related Stock Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan and Stock Awards hereunder, and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code or an exemption therefrom. Notwithstanding anything to the contrary herein, if Participant is a “specified employee” under Section 409A of the Code, then any payment(s) to the Participant described herein upon his or her termination of Continuous Service that (A) constitute “deferred compensation” to a Participant under Section 409A of the Code; (B) are not exempt from Section 409A of the Code and (C) are otherwise payable within six months after Participant’s termination of Continuous Service, shall instead be made on the date six months and one day after such termination of Continuous Service, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of Continuous Service from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. Notwithstanding any other provision of this Plan or a Stock Award Agreement to the contrary, no event or condition shall constitute a Change of Control with respect to a Stock Award to the extent that, if it were, an excise tax would be imposed under Section 409A of the Code on the Participant who holds such Stock Award; provided that, in such a case, the event or condition shall continue to constitute a Change of Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such a Stock Award) without causing the imposition of such excise tax.
10.11. Market Standoff Provision. If required by the Company (or a representative of the underwriter(s)) in connection with the first underwritten registration of the offering of any equity securities of the Company under the Securities Act, for a specified period of time, the Participant shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of the Common Stock acquired by the Participant pursuant to a Stock Award, and shall execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to such shares until the end of such period.
10.12. De Minimis Cap. Notwithstanding any other provision of this Plan, the Committee may grant Stock Awards that do not conform to the requirements of this Plan so long as such Stock Awards do not exceed 5% of the shares authorized for issuance under this Plan.
10.13. Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 10.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
XI. ADJUSTMENTS UPON CHANGES IN STOCK.
11.1. Capitalization Adjustments. In the event of any change in the Common Stock subject to this Plan or subject to or underlying any Stock Award, by reason of any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of shares of Common Stock or other corporate exchange, or any distribution or dividend to stockholders of Common Stock (whether paid in cash or otherwise) or any transaction similar to the foregoing, the Committee shall, without liability to any person, make such substitution or adjustment, if any, as it deems to be equitable to (i) the type, class(es) and maximum number of securities or other property subject to this Plan pursuant to the Share Reserve, the ISO Limit, and Section 5.3, (ii) the type, class(es) and number of securities subject to option grants to Eligible Directors under Section 7 of this Plan, (iii) the type, class(es) and number of securities or other property subject to, as well as the exercise price, base price, redemption price or purchase price applicable to, outstanding Stock Awards or (iv) any other affected terms of any outstanding Stock Awards. Any determination, substitution or adjustment made by the Committee under this Section 11.1, shall be final, binding and conclusive on all Participants. The conversion of any convertible securities of the Company shall not be treated as a transaction that shall cause the Committee to make any determination, substitution or adjustment under this Section 11.1. Any actions taken under this Section 11.1 shall be made in accordance with the applicable restrictions of Section 409A of the Code, including without limitation such restrictions with regard to the adjustment of Options and Stock Appreciation Rights that are considered exempt from Section 409A of the Code.
11.2. Adjustments Upon a Change of Control. In the event of a Change of Control, then the Committee or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity shall: (1) assume or continue all or any part of the Stock Awards outstanding under this Plan or (2) substitute substantially equivalent stock awards (including an award to acquire substantially the same consideration paid to the stockholders in the transaction by which the Change of Control occurs) for those Stock Awards outstanding under this Plan. In the event any surviving entity or acquiring entity refuses to assume or continue outstanding Stock Awards or to substitute similar stock awards for those outstanding under this Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the Committee in its sole discretion and without liability to any person may: (1) provide for the payment of a cash amount in exchange for the cancellation of a Stock Award equal to the product of (x) the excess, if any, of the Fair Market Value per share of Common Stock at such time over the exercise or redemption price, if any, and (y) the total number of shares then subject to such Stock Award; (2) continue the Stock Awards upon such terms as the Committee determines in its sole discretion; (3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Stock Awards (including any unrealized value immediately prior to the Change of Control) previously granted hereunder, as determined by the Committee in its sole discretion; or (4) notify Participants holding Stock Awards that they must exercise or redeem any portion of such Stock Award (including, at the discretion of the Committee, any unvested portion of such Stock Award) at or prior to the closing of the transaction by which the Change of Control occurs and that the Stock Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Stock Awards outstanding under this Plan, such Stock Awards shall terminate if not exercised or redeemed with respect to the vested portion of the Stock Award (and, at the discretion of the Committee, any unvested portion of such Stock Award) at or prior to the closing of the transaction by which the Change of Control occurs. In the event of the dissolution or liquidation of the Company, unless the Board determined otherwise, all outstanding Stock Awards will terminate immediately prior to the dissolution or liquidation of the Company. In all cases, the Committee shall not be obligated to treat all Stock Awards, even those that are of the same type, in the same manner. Any actions taken under this Section 11.2 shall be made in accordance with the applicable restrictions of Section 409A of the Code.
XII. AMENDMENT OR TERMINATION OF THIS PLAN OR STOCK AWARDS.
12.1. Term and Termination of this Plan. The Committee may suspend or terminate this Plan at any time. Unless sooner terminated, this Plan shall terminate on the day before the 10th anniversary of the Effective Date. No Stock Awards may be granted under this Plan while this Plan is suspended or after it is terminated.
12.2. Amendment of this Plan and Stock Awards. The Committee at any time, and from time to time, may amend this Plan, subject to the approval of the Company’s stockholders to the extent such approval is necessary under Applicable Law or is required by the terms of Section 6.17 or Section 8.1(iv) of this Plan. The Committee at any time, and from time to time, may amend the terms of one or more Stock Awards subject to the terms of this Plan. It is expressly contemplated that the Committee may amend this Plan and Stock Awards in any respect the Committee deems necessary or advisable (i) to provide eligible Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and deferred compensation and/or (ii) to bring this Plan and/or Stock Awards granted under this Plan into compliance with Applicable Law.
12.3. No Material Impairment of Rights. Notwithstanding anything to the contrary in this Plan, the amendment, suspension or termination of this Plan and the amendment of outstanding Stock Awards, shall not materially impair rights and obligations under any Stock Award granted while this Plan is in effect except with the written consent of the Participant unless such amendment is necessary pursuant to Section 10.10 hereof, in which case the Participant will be deemed to have consented to the amendment by virtue of accepting the grant of the Stock Award.
XIII. EFFECTIVE DATE OF PLAN.
13.1. Effective Date. This Plan shall become effective as of the date of stockholder approval of this Plan (such date, the “Effective Date”).
XIV. CHOICE OF LAW.
14.1. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Mueller

Mueller Water Products, Inc.
1200 Abernathy Road, N.E., Suite 1200
Atlanta, GA 30328
www.muellerwaterproducts.com

©2024 Mueller Water Products, Inc.
Trademarks referred to herein are owned by Mueller International, LLC or other affiliates of Mueller Water Products, Inc.

MUELLER®

ECHOLOGICS®

HYDRO GATE®

HYDRO-GUARD®

HYMAX®

i20®

JONES®

KRAUSZ ®

MI.NET®

MILLIKEN®

PRATT®

PRATT INDUSTRIAL®

SENTRYX™

SINGER®

U.S. PIPE VALVE AND HYDRANT

MUELLER Mueller Water Products

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to www.envisionreports.com/MWA or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MWA

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR each nominee for director listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Christian A. Garcia	☐	☐	☐	02 - Thomas J. Hansen	☐	☐	☐	03 - Brian C. Healy	☐	☐	☐
04 - Christine Ortiz	☐	☐	☐	05 - Jeffery S. Sharritts	☐	☐	☐	06 - Bentina Chisolm Terry	☐	☐	☐
07 - Stephen C. Van Arsdell	☐	☐	☐	08 - Leland G. Weaver	☐	☐	☐	09 - Marietta Edmunds Zakas	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. To approve the amendment and restatement of the Company's 2006 Employee Stock Purchase Plan.	☐	☐	☐
4. To approve the amendment and restatement of the Company's 2006 Stock Incentive Plan.	☐	☐	☐
5. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2025.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

042M3B

The 2025 Annual Meeting of Stockholders of Mueller Water Products, Inc. will be held on Thursday, February 6, 2025 at 10:00 am ET, virtually via the internet at meetnow.global/MHMJVY5.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the 2025 Annual Meeting of Stockholders of Mueller Water Products, Inc.
The Proxy Statement and the 2024 Annual Report are at:
www.envisionreports.com/MWA

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MWA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mueller Water Products, Inc.

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — February 6, 2025

Marietta Edmunds Zakas, Chason A. Carroll, and Barbara A. Smucygz, or any of them, each with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2025 Annual Meeting of Stockholders of Mueller Water Products, Inc. to be held on February 6, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each nominee for director to the Board of Directors and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Mueller Water Products

VOTE

Online

Go to **www.envisionreports.com/MWA** or scan the QR code — login details are located in the shaded bar below.

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the Mueller Water Products, Inc. Annual Meeting to be Held on February 6, 2025.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Mueller Water Products, Inc. annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and 2024 Annual Report to stockholders are available at:

www.envisionreports.com/MWA

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/MWA.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before January 22, 2025 to facilitate timely delivery.

2 N O T

042M5B

Stockholder Meeting Notice

The 2025 Annual Meeting of Stockholders of Mueller Water Products, Inc. will be held Thursday, February 6, 2025 at 10:00 a.m., ET, virtually via the Internet at meetnow.global/MHMJVY5. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR each nominee for director listed and FOR Proposals 2, 3, 4 and 5:

1. Election of Directors:
   01 - Christian A. Garcia
   02 - Thomas J. Hansen
   03 - Brian C. Healy
   04 - Christine Ortiz
   05 - Jeffery S. Sharritts
   06 - Bentina Chisolm Terry
   07 - Stephen C. Van Arsdell
   08 - Leland G. Weaver
   09 - Marietta Edmunds Zakas
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.
3. To approve the amendment and restatement of the Company's 2006 Employee Stock Purchase Plan.
4. To approve the amendment and restatement of the Company's 2006 Stock Incentive Plan.
5. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2025.
6. To transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on December 9, 2024 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/MWA**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Mueller Water Products, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by January 22, 2025.